Exhibit 10.1

Execution Version

CREDIT AND GUARANTY AGREEMENT

dated as of May 8, 2024

among

KARYOPHARM THERAPEUTICS INC.

as borrower,

and

CERTAIN SUBSIDIARIES OF BORROWER,

as Guarantors,

VARIOUS LENDERS,

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Administrative Agent and Collateral Agent

$100,000,000 Senior Secured Credit Facilities

i

4.8	Reserved	69
4.9	No Material Adverse Change	69
4.10	Reserved	70
4.11	Adverse Proceedings, Etc.	70
4.12	Payment of Taxes	70
4.13	Properties	70
4.14	Environmental Matters	71
4.15	No Defaults	71
4.16	Reserved	71
4.17	Governmental Regulation	71
4.18	Federal Reserve Regulations; Exchange Act	72
4.19	Employee Matters	72
4.20	Employee Benefit Plans	72
4.21	Reserved	73
4.22	Solvency	73
4.23	Related Agreements	73
4.24	Compliance with Statutes, Etc.	73
4.25	Disclosure	74
4.26	Sanctions; Anti-Corruption and Anti-Bribery Laws; Anti-Terrorism and Anti-Money Laundering Laws; Etc.	74
4.27	Healthcare and FDA Matters	75

SECTION 5 AFFIRMATIVE COVENANTS		76

5.1	Financial Statements and Other Reports	76
5.2	Existence	80
5.3	Payment of Taxes and Claims	80
5.4	Maintenance of Properties	81
5.5	Insurance	81
5.6	Books and Records; Inspections	81
5.7	Lenders Meetings	81
5.8	Compliance with Laws	81
5.9	Environmental	82
5.10	Additional Guarantors	83
5.11	Additional Locations and Real Estate Assets	84
5.12	Reserved	84
5.13	Further Assurances	84
5.14	Reserved	84
5.15	Post-Closing Matters	85

SECTION 6 NEGATIVE COVENANTS		85

6.1	Indebtedness	85
6.2	Liens	87
6.3	Equitable Lien	90
6.4	No Further Negative Pledges	90
6.5	Restricted Junior Payments	91

6.6	Restrictions on Subsidiary Distributions	92
6.7	Investments	93
6.8	Minimum Consolidated Liquidity	95
6.9	Fundamental Changes; Disposition of Assets	95
6.10	Disposal of Subsidiary Interests	97
6.11	Sales and Lease-Backs	97
6.12	Transactions with Shareholders and Affiliates	97
6.13	Conduct of Business	97
6.14	Material Intellectual Property	97
6.15	Reserved	98
6.16	Amendments or Waivers with Respect to Certain Indebtedness	98
6.17	Fiscal Year; Accounting Policies	98
6.18	Deposit Accounts and Securities Accounts	98
6.19	Amendments to Certain Documents and Agreements	98
6.20	Use of Proceeds	98

SECTION 7 GUARANTY		99

7.1	Guaranty of the Obligations	99
7.2	Contribution by Guarantors	99
7.3	Payment by Guarantors	99
7.4	Liability of Guarantors Absolute	100
7.5	Waivers by Guarantors	102
7.6	Guarantors’ Rights of Subrogation, Contribution, Etc.	102
7.7	Subordination of Other Obligations	103
7.8	Continuing Guaranty	103
7.9	Authority of Guarantors or Company	103
7.10	Financial Condition of Company	103
7.11	Bankruptcy, Etc.	104
7.12	Discharge of Guaranty Upon Sale of Guarantor	104
7.13	Keepwell	105

SECTION 8 EVENTS OF DEFAULT		105

8.1	Events of Default	105

SECTION 9 AGENTS		108

9.1	Appointment of Agents	108
9.2	Powers and Duties	108
9.3	General Immunity	109
9.4	Agents Entitled to Act as Lender	112
9.5	Lenders’ Representations, Warranties and Acknowledgment	112
9.6	Right to Indemnity	113
9.7	Successor Administrative Agent and Collateral Agent	114
9.8	Collateral Documents and Guaranty	116
9.9	Withholding Taxes	118
9.10	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	118
9.11	Erroneous Payments	119

SECTION 10 MISCELLANEOUS		121

10.1	Notices	121
10.2	Expenses	123
10.3	Indemnity	124
10.4	Set-Off	126
10.5	Amendments and Waivers	126
10.6	Successors and Assigns; Participations	129
10.7	Independence of Covenants	132
10.8	Survival of Certain Agreements	133
10.9	No Waiver; Remedies Cumulative	133
10.10	Marshalling; Payments Set Aside	133
10.11	Severability	133
10.12	Obligations Several; Actions in Concert	134
10.13	Headings	134
10.14	APPLICABLE LAW	134
10.15	CONSENT TO JURISDICTION	134
10.16	WAIVER OF JURY TRIAL	135
10.17	Confidentiality	135
10.18	Usury Savings Clause	137
10.19	Effectiveness; Counterparts	137
10.20	Entire Agreement	137
10.21	PATRIOT Act	137
10.22	Electronic Execution of Assignments and Credit Documents	138
10.23	No Fiduciary Duty	138
10.24	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	138

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.13	Real Estate Assets
	4.16	Material Contracts
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.7	Certain Investments
	6.12	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Form of Term Loan Note
	B	Letter of Direction
	C	Compliance Certificate
	D	Assignment Agreement
	E-1	U.S. Tax Compliance Certificate
	E-2	U.S. Tax Compliance Certificate
	E-3	U.S. Tax Compliance Certificate
	E-4	U.S. Tax Compliance Certificate
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	Landlord Collateral Access Agreement
	I	Intercompany Note and Subordination
	J	Pledge and Security Agreement

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of May 8, 2024, is entered into by and among Karyopharm Therapeutics Inc., a Delaware corporation (“Company”), as borrower and certain of its Subsidiaries, as Guarantors, the Lenders party hereto from time to time, and Wilmington Savings Fund Society, FSB (“WSFS”), as administrative agent for the Lenders (in such capacity, “Administrative Agent”) and collateral agent for the Secured Parties (in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, Lenders have agreed to extend certain credit facilities to Company in the amounts and upon the terms and conditions more particularly set forth herein, the proceeds of which will be used, among other things, to pay obligations under the Healthcare Royalty Partners Facility (as defined below), pursuant to an amendment thereto, for general corporate purposes and to pay Transaction Costs, in each case to the extent permitted hereunder; and

WHEREAS, the Guarantors party hereto have agreed to guarantee the Obligations of the Company hereunder and the Company and the Guarantors have agreed to secure all such Persons’ respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock issued by certain Subsidiaries of Company, subject to the limitations set forth herein and in the Collateral Documents.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1 DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“2029 Convertible Senior Notes” means the convertible senior notes of the Company issued pursuant to that certain Indenture (the “2029 Convertible Note Indenture”), to be dated on or around May 13, 2024, by and among the Company and Wilmington Savings Fund Society, FSB, as Trustee (in such capacity, the “2029 Convertible Notes Trustee”).

“Accounts” means all “accounts” (as defined in the UCC) of any Credit Party (or, if referring to another Person, of such Person), including accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Acquired Debt” means Indebtedness (1) of a Person existing at the time such Person becomes a Subsidiary through the acquisition of the Capital Stock in such Subsidiary, (2) assumed in connection with the acquisition of assets from such Person or (3) of a Person at the time such Person merges or amalgamates with or into or consolidates or otherwise combines with the Company or any Subsidiary, in each case, so long as (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary or such acquisition, merger, amalgamation or consolidation, as the case may be, (ii) the property acquired (or the property of the Person acquired) in such acquisition, merger, amalgamation or consolidation, as the case may be, is used or useful in the same or a related line of business as the Company and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (iii) Collateral Agent shall have received such items from the Company or such Subsidiary as may be necessary or desirable for Collateral Agent to have a first priority security interest in such Capital Stock or property constituting the Collateral pursuant to the terms of this Agreement, (iv) no Default or Event of Default shall have occurred and be continuing or would result from such acquisition, merger, amalgamation or consolidation, as the case may be, and (v) the Company shall deliver to Administrative Agent within 90 days of the consummation of such acquisition, merger, amalgamation or consolidation, as the case may be, pro forma financial statements for the Company and its Subsidiaries after giving effect to such acquisition, merger, amalgamation or consolidation, as the case may be, for the twelve month period ending as of the most recent fiscal quarter end. Acquired Debt shall be deemed to have been incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, amalgamation, consolidation or other combination.

“Acquisition” means the acquisition of, by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures, in each case in the ordinary course of business), the business, all or substantially all of the property or assets of, or all or substantially all of the Capital Stock or other evidence of beneficial ownership of, any Person, any division or line of business, or any other business unit of any Person.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of the Company or any of its Subsidiaries, threatened in writing against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” as defined in Section 2.17(c).

“Affected Loans” as defined in Section 2.17(c).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Capital Stock having ordinary voting power for the election of members of the Board of Directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ability to exercise voting power, by contract or otherwise. Notwithstanding anything in this definition to the contrary, no Lender nor any of their respective affiliates shall be considered an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party.

“Agency Fee Letter” means that certain Fee Letter, dated as of the Closing Date, by and between the Administrative Agent, the Collateral Agent and the Company.

“Agent” means each of Administrative Agent, Collateral Agent and any other Person appointed as an agent, arranger, bookrunner or similar title or capacity under or otherwise in connection with the Credit Documents.

“Agent Affiliates” as defined in Section 10.1(b)(iii).

“Aggregate Amounts Due” as defined in Section 2.16.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement.

“Anti-Corruption and Anti-Bribery Laws” means any and all requirements of law related to anti-bribery or anti-corruption matters, including the United States Foreign Corrupt Practices Act of 1977.

“Anti-Terrorism and Anti-Money Laundering Laws” means any and all requirements of law related to engaging in, financing, or facilitating terrorism or money laundering, including the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§5311-5330 and 12 U.S.C. §§1818(s), 1820(b) and 1951-1959), Trading With the Enemy Act (50 U.S.C. §1 et seq.), Executive Order 13224 (effective September 24, 2001) and each of the laws, regulations, and executive orders administered by OFAC (31 C.F.R., Subtitle B, Chapter V).

“Applicable Margin” means 9.25% per annum.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein that is distributed by means of electronic communications pursuant to Section 10.1(b).

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer (including through a plan of division), exclusive license (as licensor or sublicensor), or other disposition to, or any exchange of property with, any Person (other than between or among the Company or any Credit Party that is a Wholly-Owned Guarantor) after the Closing Date, in one transaction or a series of transactions, of all or any part of the Company’s or any of its Subsidiaries’ respective businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased, or licensed, including the Capital Stock of any of the Company’s Subsidiaries, other than (i) any such transaction that is in the ordinary course of business, including (a) inventory sold to unaffiliated customers and (b) the write off, discount, sale or other disposition of receivables or similar obligations and (ii) the granting of Liens permitted under Section 6.2, Restricted Junior Payments permitted under Section 6.5 and Investments permitted under Section 6.7. For purposes of clarification, “Asset Sale” shall include the (x) sale or other disposition for value of any contracts after the Closing Date and (y) the early termination or modification after the Closing Date of any contract to which the Company or any of its Subsidiaries is a party that would have the effect of forgiving or otherwise reducing the future payment obligations of the counterparty thereto in any material respect, resulting in the receipt by the Company or any of its Subsidiaries of a cash payment or other consideration in exchange for such event in excess of $500,000 per contract (other than payments in the ordinary course for accrued and unpaid amounts that would have been due through the date of termination or modification without giving effect thereto).

“Asset Sale Reinvestment Amounts” as defined in Section 2.13(a).

“Asset Sale Reinvestment Period” as defined in Section 2.13(a).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D.

“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, as applied to any Person that is an entity, any duly authorized individual natural Person holding the position of chairman of the Board of Directors (if an officer), chief executive officer, president, vice president, Chief Financial Officer, or any other officer or representative (or individual holding a designated authorized office) specifically authorized by such Person’s Board of Directors; provided, that the secretary or assistant secretary of such Person, or another officer of such Person specifically authorized by such Person’s Board of Directors, shall have delivered an incumbency certificate to Administrative Agent verifying the authority of such Authorized Officer.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of the term “Interest Period” pursuant to Section 2.17.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1.00% and (iii) Term SOFR (after giving effect to the Floor) for a one-month tenor in effect on such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, respectively; provided, that if the Base Rate as so determined shall ever be less than two percent (2.00%), then the Base Rate shall be deemed to be two percent (2.00%).

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by Administrative Agent for the applicable Benchmark Replacement Date:

(a) the sum of (i) Daily Simple SOFR and (ii) 0.10% (10 basis points); or

(b) the sum of: (i) the alternate benchmark rate that has been selected by Administrative Agent and Company giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;

provided that any such replacement shall be administratively feasible for Administrative Agent. If the Benchmark Replacement as determined pursuant to clause (a) or clause (b) above would be less than the interest rate specified in clause (a) of the definition of “Floor”, the Benchmark Replacement will be deemed to be the interest rate specified in clause (a) of the definition of “Floor” for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or clause (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has, or if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have, been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or clause (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.17 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.17.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in form and substance reasonably acceptable to the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” means each Agent, Lender and Secured Party.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means, (a) with respect to any corporation or company, the board of directors of the corporation or company or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors or equivalent governing body of the general partner of the partnership, (c) with respect to a limited liability company, the manager, the managing member or members or any controlling committee or board of managers (or equivalent governing body) of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the entity, individual, board or committee of such Person serving a similar function.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor Governmental Authority.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in any such state are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or a combination thereof) or other arrangement conveying the right to use such property, by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligation” means, as applied to any Person that is a lessee under any Capital Lease, that portion of obligations under such Capital Lease that is properly classified as a liability on a balance sheet in conformity with GAAP.

“Capital Stock” means any and all shares, stock, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership or profits interests in a Person that is another type of entity, including partnership interests, membership interests, voting trust certificates, certificates of interest, and profits interests, participations, or similar arrangements, and any and all warrants, rights or options to purchase, or other arrangements or rights to acquire, subscribe, convert to or otherwise receive or participate in the economic or other rights associated with any of the foregoing, but shall not include any debt securities convertible into or exchangeable for any securities otherwise constituting Capital Stock pursuant to this definition.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the U.S. Federal Government, or (b) issued by any agency of the U.S., in each case of sub-clauses (a) and (b), the obligations of which are backed by the full faith and credit of the U.S., mature within one year after such date, and have, at the time of the acquisition thereof, a rating of at least A-1 from S&P and at least P-1 from Moody’s; (ii) marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the U.S. or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (iv) investments in accordance with the Company’s investment policy provided to the Lenders on or prior to the Closing Date, as the same may be updated from time to time by the Board of Directors with the prior written approval of the Requisite Lenders and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from both S&P and Moody’s.

“Cash Management Obligations” means (a) obligations in respect of any treasury management services, overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit, commercial credit card, debit card, stored value card or purchase card programs and similar arrangements.

“CFC” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code; provided that, such entity has not already guaranteed or provided credit support with respect to any material indebtedness of the Company or any Affiliate of the Company that is a U.S. person for U.S. tax purposes and cannot provide a guarantee with respect to the 2029 Convertible Senior Notes without resulting material adverse U.S. tax consequences under Section 956 of the Code to any Credit Party as determined by the Company in good faith.

“Change in Law” means the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time: (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than the Permitted Holders) (i) shall have acquired beneficial ownership or control of 45% or more on a fully diluted basis of (1) the voting interests in the Capital Stock of the Company and/or (2) the economic interests in the Capital Stock of the Company, or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of the Company, (b) the Company’s sale of all or substantially all of the assets of the Company and its Subsidiaries or (c) any “change of control” or similar event (however denominated) shall occur under the Existing Convertible Notes, the 2029 Convertible Senior Notes or Healthcare Royalty Partners Facility.

“Chief Financial Officer” means, as applied to any Person that is an entity, any duly authorized individual natural Person holding the position of chief financial officer or any other officer position with similar financial responsibility specifically authorized by such Person’s Board of Directors; provided, that the secretary or assistant secretary of such Person, or another officer of such Person specifically authorized by such Person’s Board of Directors, shall have delivered an incumbency certificate to Administrative Agent verifying the authority of such Authorized Officer.

“Closing Date” means the date on which the initial Term Loans are made, which occurred on May 8, 2024.

“Closing Date Certificate” means a certificate dated as of the Closing Date and substantially in the form of Exhibit F-1.

“Closing Date HCR Facility Amendment” as defined in the definition of “Healthcare Royalty Partners Facility”.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are granted and/or purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, any Intellectual Property Security Agreements, any Mortgages, any Deposit Account Control Agreements, any Securities Account Control Agreements, any Landlord Collateral Access Agreements, the Intercreditor Agreement and all other instruments, documents and agreements that are expressly designated pursuant to their terms to be “Collateral Documents” or are otherwise executed and delivered by the Collateral Agent, for the benefit of the Secured Parties or on behalf of any Credit Party or any other Person pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a collateral questionnaire and/or perfection certificate substantially in the form delivered on the Closing Date pursuant to Section 3.1(e)(ii) or otherwise in form satisfactory to the Requisite Lenders that provides information with respect to the personal or mixed property of each Credit Party and their respective Subsidiaries and Controlled Entities.

“Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment is set forth on Appendix A. The aggregate amount of the Commitments as of the Closing Date immediately prior to giving effect to the funding of Term Loans is $100,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. 1, et seq.), as amended.

“Company” as defined in the preamble hereto.

“Company Materials” as defined in Section 10.1(b).

“Company Product” means any pharmaceutical preparation for human use containing the Compound, either alone or in combination with any other compound(s), in any formulation, dosage, form or mode of administration of the Company Product.

“Competitor” means any person or party that is a bona fide direct operating company competitor of, and in the same industry (or an industry offering a substitute product or service) and market as, the Company or any of its Subsidiaries, and any Affiliates of such person or party that are (A) specified by name in writing to the Administrative Agent and the Lenders from time to time or (B) reasonably identifiable as Affiliates solely on the basis of such Affiliate’s name.

“Compliance Certificate” means a certificate of the Chief Financial Officer of the Company substantially in the form of Exhibit C.

“Compound” means that certain active pharmaceutical ingredient referred to as selinexor, with the IUPAC name:

(2Z)-3 -{3-[3,5-bis(trifluoromethyl)phenyl]-1H-1,2,4-triazol-1-yl }-N’-pyrazin-2-yl)prop-2-enehydrazide.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.17(d) and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents); provided that any such changes shall be administratively feasible for Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Liquidity” means, at any time of determination, an amount determined for the Credit Parties on a consolidated basis equal to the sum of Qualified Cash of the Credit Parties.

“Contributing Guarantors” as defined in Section 7.2.

“Controlled Account” means (a) any Deposit Account of a Credit Party that is subject to a Deposit Account Control Agreement, and (b) any Securities Account of a Credit Party that is subject to a Securities Account Control Agreement.

“Controlled Entity” means any Credit Party’s Controlled Affiliates. As used in this definition, “Control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.

“Credit Document” means any of this Agreement, the Collateral Documents, the Agency Fee Letter and all other documents, certificates, instruments, including any promissory notes issued from time to time hereunder to evidence the Loans, or agreements that are expressly designated pursuant to their terms to be “Credit Documents” or are otherwise executed and delivered by the Administrative Agent and/or the Collateral Agent for the benefit of the Secured Parties and agreed to by a Credit Party, or delivered by a Credit Party for the benefit of any Agent, or any Lender in connection herewith, excluding the Warrants and any other documents relating to any investment by any Lender or its Affiliates in Capital Stock of any Credit Party.

“Credit Extension” means the making of a Loan.

“Credit Party” means the Company, as borrower, and each Guarantor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if Administrative Agent decides that any such convention is not administratively feasible for Administrative Agent, then Administrative Agent may establish another convention.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the U.S., any state or territory thereof, the District of Columbia or any other applicable jurisdictions.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means any interest payable pursuant to Section 2.9.

“Deposit Account” means any “deposit account” as defined in Article 9 of the UCC.

“Deposit Account Control Agreement” means, with respect to a Deposit Account, an agreement in form and substance reasonably satisfactory to Collateral Agent and the Requisite Lenders that (i) is entered into among Collateral Agent, the financial institution or other Person at which such Deposit Account is maintained, and the Credit Party maintaining such Deposit Account, and (ii) is effective for Collateral Agent to obtain “control” (within the meaning of Articles 8 and 9 of the UCC) of such Deposit Account.

“Direction of the Requisite Lenders” means a written direction or instruction from Lenders constituting the Requisite Lenders which may be in the form of an e-mail or other form of written communication and which may come from counsel acting with the consent of Lenders constituting the Requisite Lenders, it being understood and agreed that each Agent may conclusively rely on any such written direction or instruction from such counsel.

“Director” means any natural Person constituting the Board of Directors or an individual member thereof.

“Dispose” means, with respect to any property or assets of a Person, any conveyance, sale, lease (as lessor), license (as licensor), exchange, assignment, transfer or other disposition by such Person to any other Person.

“Disqualified Lender” means (a) each bank, financial institution, other institutional lenders and investors and other entities identified on a list made available to the Administrative Agent and the Lenders on or prior to the Closing Date, which list described in this clause (a) may be updated from time to time with the prior written consent of the Requisite Lenders after the Closing Date and (b) any Competitor of the Company or any of its Subsidiaries.

“Disqualified Capital Stock” means any Capital Stock, other than the Warrants, that, by its terms (or by the terms of any other instrument, agreement or Capital Stock into which it is convertible or for which it is exchangeable), or upon the occurrence of any event or condition (i) matures or is mandatorily redeemable (other than solely for Capital Stock that is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder or beneficial owner thereof (other than solely for Capital Stock that is not otherwise Disqualified Capital Stock), in whole or in part, (iii) provides for the scheduled payments of dividends, distributions or other Restricted Junior Payments in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other obligation, instrument, agreement, or Capital Stock that would meet any of the conditions in clauses (i), (ii), or (iii) of this definition, in each case, prior to the date that is ninety-one (91) days after the latest maturity date or expiration date applicable to any Loan or Commitment hereunder, except, in the case of clauses (i) and (ii), if as a result of a change of control, asset sale or similar event, so long as any rights of the holders thereof upon the occurrence of such a change of control, asset sale or similar event are subject to the prior Payment in Full of all Obligations.

“Distribution” as defined in Section 7.7.

“Dollars” and the sign “$” mean the lawful money of the U.S.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the U.S., any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any other Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any (a) Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (b) any “accredited investor” (as defined in Regulation D under the Securities Act), in each case other than a Competitor or a Disqualified Lender, in each case, that has completed all KYC and other compliance checks that the Administrative Agent may require.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is or was sponsored, maintained or contributed to by, or required to be contributed by, the Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare (with respect to exposure to Hazardous Materials), in any manner applicable to the Company or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of the Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Company or such Subsidiary and with respect to liabilities arising after such period for which the Company or such Subsidiary could be liable under the Internal Revenue code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Company, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition that might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of

ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission that could give rise to the imposition on the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“Erroneous Payment” as defined in Section 9.11.

“Erroneous Payment Subrogation Rights” as defined in Section 9.11(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person).

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means (a) payroll, payroll Taxes, employee benefits, trust, escrow and other fiduciary accounts as long as in the case of payroll accounts, the total amount on deposit at any time does not exceed an amount reasonably expected to meet the current amount of payroll obligations of the Credit Parties, (b) zero balance accounts as long as any deposits or funds in any such accounts are transferred at least once each Business Day into a Controlled Account (including, for the avoidance of doubt, at any time following the exercise of exclusive control by any Agent under the applicable control agreement with respect to such Controlled Account), (c) accounts which are exclusively used to hold cash or Cash Equivalents that serves as collateral in respect of a Permitted Lien pursuant to Section 6.2(d), (g), (p), (t) or (u), and (d) any other Deposit Accounts or Securities Accounts that do not have, in the aggregate, an average daily balance of more than $2,500,000.

“Excluded Subsidiary” means (a) any CFC, (b) any Subsidiary of a CFC, (c) any Foreign Subsidiary Holding Company, in each case, in respect of which either (i) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (ii) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Company, with the consent of the Administrative Agent, be reasonably expected to result in material adverse tax consequences to any Credit Party, (d) any MSC Subsidiary so long as the MSC Condition is met, and (e) each Immaterial Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor at any time, any obligation (a “Swap Obligation”) of such Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.20(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19(c) and (d) any withholding Taxes imposed under FATCA.

“Existing Convertible Notes” means those certain 3.00% unsecured convertible senior notes due October 15, 2025 issued by the Company in favor of the parties thereto designated as “Holders” pursuant to that certain Indenture, dated as of October 16, 2018, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Company or any of its Subsidiaries or any of their respective Affiliates.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules, or official practices adopted pursuant to any such agreements.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the NYFRB on the next Business Day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the preceding Business Day as so published on the next Business Day, and (ii) if no such rate is so published on such next Business Day (or preceding Business Day), the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by Administrative Agent from three (3) Federal funds brokers of recognized standing selected by Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the Chief Financial Officer of the Company that, as of the date of such certification, such financial statements fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the highest priority Lien to which such Collateral is subject, other than any non-consensual Permitted Liens for Taxes, statutory obligations, or other obligations that arise and have higher priority by operation of law.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending on December 31 of each calendar year.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968.

“Floor” means with respect to Term SOFR and any Benchmark Replacement, 3.00% per annum.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Subsidiary that has no material assets other than directly or indirectly owned Equity Interests in one or more CFCs or other Foreign Subsidiary Holding Companies.

“Fund” means any Person (other than a Natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to Section 1.2, U.S. generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, licensing authority, self-regulatory organization or other regulatory authority, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the U.S., the U.S., or a foreign entity or government.

“Governmental Authorization” means any permit, license, approval, exemption, registration, certificate, clearance, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means (a) the Company, to the extent that the Company is not already the primary obligor in respect of any Obligations, (b) each Subsidiary of the Company that executes this Agreement on the Closing Date (which shall not, for the avoidance of doubt, include any Excluded Subsidiaries), and (c) each other Person that guarantees, pursuant to Section 5.10, Section 7.1 or otherwise, all or any part of the Obligations.

“Guaranty” means (a) the guaranty of each Guarantor set forth in Section 7, and (b) each other guaranty of the Obligations that is made by any other Guarantor in favor of the Administrative Agent and/or Collateral Agent for the benefit of Secured Parties.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or that may give rise to liability under any Environmental Laws.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“HCR Lender” means, collectively, HEALTHCARE ROYALTY PARTNERS III, L.P., HEALTHCARE ROYALTY PARTNERS IV, L.P., HCRX INVESTMENTS HOLDCO, L.P., HCR CANARY FUND, L.P., and HCR MOLAG FUND, L.P.

“HCR Loan” means the Term Loan made by the HCR Lender hereunder on the Closing Date, which shall be made as a cashless exchange of Term Loans in exchange for satisfaction of an equal amount of the Company’s existing obligations to HCR Lender under the Healthcare Royalty Partners Facility, as set forth herein and in the Closing Date HCR Facility Amendment.

“Healthcare Laws” means all foreign, federal, state and local healthcare Requirements of Law, including, without limitation, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Act (42 U.S.C. §§ 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286, 287, 1035, 1347, 1349 and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) (“HIPAA”), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), any other Requirement of Law pertaining to or governing a government healthcare program, the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the regulations promulgated pursuant to such Requirements of Law, and any similar foreign, federal, state and local Requirements of Law, including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs.

“Healthcare Royalty Partners Facility” means the facility provided pursuant to that certain Revenue Interest Financing Agreement, dated September 14, 2019, among the Company, HealthCare Royalty Partners III, L.P., HealthCare Royalty Partners IV, L.P., HCR Canary Fund, L.P. and HCR Molag Fund, L.P., as investors, Healthcare Royalty Management, LLC as investor representative and HCR Karyopharm SPV, LLC as the collateral agent, as amended by the Omnibus Amendment to Transaction Documents, dated as of June 23, 2021, the Second Amendment to Revenue Financing Agreement, dated as of August 1, 2023 and the Second Omnibus Amendment to Transaction Documents, dated as of the Closing Date (the “Closing Date HCR Facility Amendment”), and as further amended, restated, supplemented or otherwise modified from time to time after the Closing Date in accordance with the terms of the Intercreditor Agreement and the terms hereof. For the avoidance of doubt, the obligations under the Healthcare Royalty Partners Facility shall constitute Indebtedness.

“Hedge Agreement” means any Interest Rate Agreement and any other derivative or hedging contract, agreement, confirmation, or other similar transaction or arrangement that is entered into by the Company or any of its Subsidiaries, including any commodity or equity exchange, swap, collar, cap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or forward rate agreement, spot or forward foreign currency or commodity purchase or sale, listed or over-the-counter option or similar derivative right related to any of the foregoing, non-deliverable forward or option, foreign currency swap agreement, currency exchange rate price hedging arrangement, or other arrangement designed to protect against fluctuations in interest rates or currency exchange rates, commodity, currency, or Securities values, or any combination of the foregoing agreements or arrangements.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of the Company and its Subsidiaries, for the Fiscal Years ended December 31, 2022 and December 31, 2023 consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) for the interim period from January 1, 2024 to the Closing Date, the unaudited financial statements of the Company and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for each quarterly period completed prior to forty-six days before the Closing Date and for each monthly period completed prior to thirty-one days prior to the Closing Date, in each case, certified by the Chief Financial Officer of the Company that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments.

“Immaterial Fee-Owned Properties” means, as of any date of determination, any fee-owned Real Estate Asset having a fair market value less than $2,500,000, individually, and less than $5,000,000 in the aggregate for all such fee-owned Real Estate Assets.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) Capital Lease Obligations; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA, payroll liabilities, or any trade payable incurred in the ordinary course of business unless (a) due more than 120 days from the date of incurrence of the obligation in respect thereof and more than 30 days past due, or (b) such obligations are evidenced by a note or a similar written instrument), including any earn out obligations to the extent such earnout is required to be included as a liability on such Person’s balance sheet prepared in accordance with GAAP and seller financing indebtedness; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person but limited to the value of the property owned by such Person securing such obligation if such indebtedness is not recourse to such Person; (vi) the face amount of any letter of credit or similar instrument issued for the account of (or similar credit transaction entered into for the benefit of) that Person or as to which that Person is otherwise liable for reimbursement of drawings or is otherwise an obligor; (vii) obligations in respect of Disqualified Capital Stock, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and as if such price were based upon, or measured by, the fair market value of such Disqualified Capital Stock); (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the Indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for Indebtedness of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such Indebtedness or provide any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Hedge Agreement, in each case whether entered into for hedging or speculative purposes or otherwise, provided, the “principal” amount of obligations under any Hedge Agreement that has not been terminated shall be deemed to be the Net Mark-to-Market Exposure of Company and its subsidiaries thereunder.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actual or prospective claims (including without limitation, any Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), Taxes, expenses and disbursements of any kind or nature whatsoever (including reasonable and documented attorneys’ fees and any other reasonable and documented fees or out of pocket expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special, or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations, Environmental Laws and Healthcare Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee (whether asserted by a third party or by any Credit Party or any of its Affiliates), in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Company or any of its Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Company under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” means, each Agent and Lender, each of their respective Affiliates and each of their and their Affiliates’ respective officers, partners, members, directors, trustees, employees, managers, advisors, consultants, administrators, agents, sub-agents and representatives.

“Indemnitee Agent Party” as defined in Section 9.6.

“Installment” as defined in Section 2.11.

“Installment Payment Date” as defined in Section 2.11.

“Insurance/Condemnation Reinvestment Amounts” as defined in Section 2.13(b).

“Insurance/Condemnation Reinvestment Period” as defined in Section 2.13(b).

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Security Agreement” as defined in the Pledge and Security Agreement.

“Intercompany Note and Subordination” means a “global” intercompany promissory note and subordination that evidences and subordinates certain Indebtedness and other monetary liabilities owed among Credit Parties and their Subsidiaries, as applicable, substantially in the form of Exhibit I.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as the date hereof, by and among Wilmington Savings Fund Society, FSB, as Administrative Agent under this Agreement, HCR Karyopharm SPV, LLC, and such other parties party thereto from time to time and acknowledged by the Guarantors, and as amended, restated, supplemented or otherwise modified from time to time, and any successor agreement to the Intercreditor Agreement entered in connection with any Permitted Refinancing of the 2029 Convertible Notes or the Healthcare Royalty Partners Facility.

“Interest Payment Date” means (a) the last day of each March, June, September and December and (b) the applicable Maturity Date.

“Interest Period” means (i) initially, the period commencing on the Closing Date (including the Closing Date) and ending on (and including) the next following Interest Payment Date and (ii) thereafter, the period commencing on (and including) the first day immediately following such Interest Payment Date and ending on the earlier of the next following Interest Payment Date and the applicable Maturity Date; provided, that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day and (b) for purposes of determining Term SOFR or other applicable Benchmark, each Interest Period shall be deemed to be a period of three (3) months.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging or managing the interest rate exposure associated with the Company’s and its Subsidiaries’ operations.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two U.S. Government Securities Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person, including the establishment or other creation of a Subsidiary or any other interest in the Securities of any Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Company from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for customary moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and consistent with past practice) or capital contributions by the Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales of inventory to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus (A) the cost of all additions thereto, minus (B) to the extent such original Investment was made in cash, the amount of any portion of such Investments that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payment actually received by such investor representing interest, dividends or other distributions in respect of such Investment (in all of the foregoing cases in this clause (B), to the extent such payments do not exceed, in the aggregate, the original cost of such Investment), in each case without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Credit Party or any of its Subsidiaries.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form, in which the Company or any of its Subsidiaries owns 50% or less of the total voting power of shares of stock or other ownership interests; provided, in no event shall any Wholly-Owned Subsidiary of any Person be considered to be a “Joint Venture” to which such Person is a party.

“Landlord Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit H.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by the Requisite Lenders in their sole discretion as not being required to be included in the Collateral.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means the Term Loan.

“Make-Whole Premium” means with respect to any prepayment on any date, the present value (which shall not be less than zero) of an amount equal to: (a) 5.00% of the aggregate principal amount of the Term Loan subject to such prepayment, replacement or acceleration (as applicable) plus (b) any required remaining scheduled interest that would have accrued on such Term Loan from such date of prepayment, replacement or acceleration (as applicable) to and excluding the first anniversary of the Closing Date, calculated using the then-applicable Applicable Margin (but excluding the Default Rate, if applicable).

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means, with respect to the Credit Parties, (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, prospects or financial condition of such Persons, taken as a whole, (b) a material impairment of the ability of such persons, taken as a whole, to perform their respective payment obligations under the Credit Documents, (c) a material impairment of the rights and remedies of the Administrative Agent, Collateral Agent or any Lender under the Credit Documents, or (d) a material impairment of the legality, validity, binding effect or enforceability against any Credit Party of any material Credit Document to which it is a party.

“Material Contract” means any and all contracts or other arrangements to which the Company or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect. Material Contracts as of the Closing Date are listed on Schedule 4.16.

“Material Indebtedness” means Indebtedness (other than the Obligations) of any one or more of the Company and its Subsidiaries with an individual principal amount (or the Net Mark-to-Market Exposure) of $2,500,000 or more or, solely for purposes of Section 8.1(b), that, collectively with any other Indebtedness in respect of which any relevant default or other specified event has occurred, has an aggregate principal amount of $5,000,000 or more.

“Material Intellectual Property” shall mean any Intellectual Property owned or licensed by any of the Company or any of its Subsidiaries that, individually or in the aggregate, is material to the operation of the business of, the Company and its Subsidiaries, taken as a whole. For the avoidance of doubt, all Intellectual Property with respect to selinexor (including any formulations, re-formulations, polymorphs, crystal forms, solvates, amorphous forms, methods of treatment, and methods of manufacture) shall be deemed to be Material Intellectual Property.

“Material Subsidiary” means, at any date of determination, a Subsidiary of a Credit Party (a) whose total assets are greater than 1.0% of the consolidated assets of the Company and its Subsidiaries at such date or (b) whose revenues are greater than 1.0% of the consolidated revenues of the Company and its Subsidiaries, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Subsidiaries that are not Material Subsidiaries have, in the aggregate, (x) total assets greater than 2.5% of the consolidated assets of the Company and its Subsidiaries at such date or (y) revenues greater than 2.5% of the consolidated revenues of the Company and its Subsidiaries, in each case determined in accordance with GAAP, then the Company shall, designate in writing to the Administrative Agent one or more of such Subsidiaries as “Material Subsidiaries” and comply with Sections 5.10 with respect to such Subsidiary within the time periods set forth therein. For the avoidance of doubt, it is understood and agreed that Karyopharm Europe GmbH and Karyopharm Israel Ltd. are not Material Subsidiaries as of the Closing Date.

“Maturity Date” means the earlier of (i) May 8, 2028 and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“MNPI” as defined in Section 10.1(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, or similar instrument in form and substance reasonably acceptable to the Requisite Lenders.

“Mortgaged Real Estate Documents” means, with respect to each Real Estate Asset that is required to be subject to a Mortgage pursuant to this Agreement:

(i) one or more fully executed and notarized Mortgages encumbering such Real Estate Asset, in each case in proper form for recording in all appropriate places in all applicable jurisdictions;

(ii) (a) ALTA mortgagee title insurance policies or, solely to the extent that the Requisite Lenders in their sole discretion waive the requirement for a policy to be issued, unconditional commitments therefor, in each case issued by one or more title companies reasonably satisfactory to the Requisite Lenders with respect to each Real Estate Asset (each, a “Title Policy”), each such Title Policy to be in amounts not less than the fair market value of each Real Estate Asset, together with a title report issued by a title company with respect thereto and dated not more than thirty days prior to the date of the applicable Mortgage, (b) copies of all documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Requisite Lenders, and (c) evidence satisfactory to the Requisite Lenders that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each such Real Estate Asset in the appropriate real estate records;

(iii) If any such parcel is determined to be in a “Special Flood Hazard Area” (A) a completed Flood Certificate with respect to each such Real Estate Asset, which Flood Certificate shall (x) be addressed to Collateral Agent and (y) otherwise comply with the Flood Program and be in form and substance reasonably satisfactory to the Requisite Lenders in their sole discretion; (B) if the Flood Certificate indicates that such Real Estate Asset is located in a Flood Zone, Company’s written acknowledgment of receipt of written notification from Collateral Agent (x) as to the existence of such Real Estate Asset in a Flood Zone and (y) as to whether the community in which such Real Estate Asset is located is participating in the Flood Program; and (C) if such Real Estate Asset is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that Company has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program or, solely to the extent agreed to by Collateral Agent, excluded any structures existing in such Flood Zone from any such Mortgage in a manner satisfactory to Collateral Agent and the Requisite Lenders in their sole discretion;

(iv) ALTA surveys of such Real Estate Asset (other than any Leasehold Property, unless reasonably requested by Collateral Agent), certified to Collateral Agent and dated not more than thirty days prior to the date of the applicable Mortgage and otherwise in form and substance reasonably satisfactory to Collateral Agent and the Requisite Lenders in their sole discretion;

(v) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent and the Requisite Lenders) in the state in which such Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgage to be recorded in such state and such other matters as Collateral Agent may reasonably request, in form and substance reasonably satisfactory to Collateral Agent and the Requisite Lenders; and

(vi) reports and other information, in each case in form, scope and substance reasonably satisfactory to Administrative Agent and the Requisite Lenders in their sole discretion, regarding environmental matters relating to such Real Estate Asset, including any Phase I Report requested by Collateral Agent with respect to such Real Estate Asset.

“MSC Condition” means that: (a) the MSC Subsidiary holds no more than $100,000 in assets, including any cash or Cash Equivalents; and (b) the MSC Subsidiary qualifies as a “security corporation” under 830 CMR 63.38B.1 of the Massachusetts tax code and applicable regulations (as the same may be amended, modified, or replaced from time to time).

“MSC Subsidiary” means Karyopharm Securities Corp., a Massachusetts securities corporation and a Wholly-Owned Subsidiary of the Company or any successor entity that is a Wholly-Owned Subsidiary of Company that qualifies as a “security corporation” under 830 CMR 63.38B.1 of the Massachusetts tax code and applicable regulations (as the same may be amended, modified, or replaced from time to time) and identified as such to the Administrative Agent from time to time.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Natural Person” means a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments received by the Company or any of its Subsidiaries from such Asset Sale (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise (including by way of a milestone payment, as applicable), but only as and when so received), minus (ii) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (a) Taxes payable by the Company or any of its Subsidiaries as a result of any gain recognized in connection with such Asset Sale during the tax period in which the sale occurs (or in which a deferred payment described in clause (i) above is made), (b) payment of the outstanding principal amount of, fees, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Permitted Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Company or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means, with respect to any Involuntary Disposition, an amount equal to: (i) any Cash payments or proceeds received by the Company or any of its Subsidiaries (a) under any casualty policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of the Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by the Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Company or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition to the extent paid or payable to non-Affiliates, including income or gains taxes payable by the Company or any of its Subsidiaries as a result of any gain recognized in connection therewith during the tax period the Cash payments or proceeds are received.

“Net Mark-to-Market Exposure” of a Person means, as of any time of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the time of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that time).

“Non-U.S. Lender” as defined in Section 2.19(c).

“Note Exchange Agreements” means those certain agreements regarding the Exchange for Karyopharm Therapeutics Inc. 6.00% Convertible Senior Notes due 2029 and Warrants to Purchase Common Stock, each dated as of May 8, 2024, among the Company, certain funds managed by Highbridge Capital Management, LLC, certain funds managed by Braidwell LP, and each other Exchanging Holder (as defined therein).

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means all obligations (whether now existing or hereafter arising, absolute or contingent, joint, several, or independent) of every nature of each Credit Party from time to time owed to each Agent and any other Secured Party under any Credit Document (including, for the avoidance of doubt, Erroneous Payment Subrogation Rights), whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), obligations to pay fees, expenses, indemnification (including Indemnified Liabilities) or otherwise, in each case excluding, with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor.

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury and any successor Governmental Authority.

“Oncology Indication” means a oncology drug indication, including with respect to multiple myeloma, endometrial cancer, and myelofibrosis.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum, or articles of incorporation or organization, and its by-laws, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as applicable and its operating agreement or limited liability company agreement, as applicable. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means any and all present or future stamp, court, intangible, recording, filing or documentary, excise, property, or similar Taxes (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20(b)).

“Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

“Paid in Full” and “Payment in Full” mean, with respect to any or all of the Obligations or Guaranteed Obligations, as the context requires, that each of the following events has occurred, as applicable: (a) the indefeasible payment or repayment in full in immediately available funds of (i) the principal amount of all outstanding Loans, (ii) all accrued and unpaid interest, fees, premiums or other charges owing in respect of any Loan or Commitment or otherwise under any Credit Document, (iii) all accrued and unpaid costs and expenses payable by any Credit Party to any Person pursuant to any Credit Document whether or not demand has been made therefor, including any and all indemnification and reimbursement claims that have been asserted by any such Person prior to such time, and (iv) all other outstanding Obligations or Guaranteed Obligations other than unasserted contingent indemnification and contingent reimbursement obligations, (b) the receipt by Agents of reasonable cash collateral not to exceed 110% of the Company’s good faith estimate of probable liabilities to secure any contingent Obligations for which a claim or demand for payment has been made on or prior to such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses) for which a Credit Party would be liable pursuant to the terms of the Credit Documents, and (c) the termination in writing of all of the Commitments, in each case, subject to Section 7.11(c).

“Participant Register” as defined in Section 10.6(h)(i).

“Patents” as defined in the Pledge and Security Agreement.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” as defined in Section 9.11

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“PDUFA Date” means the user fee goal date that is set forth in a filing communication or other written correspondence from FDA.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Periodic Term SOFR Determination Day” as defined in the definition of the term “Term SOFR”.

“Permitted Acquisition” means any Acquisition by Company or any other Credit Party, whether by purchase, merger or otherwise; provided,

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Requirements of Law and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the Acquisition of Capital Stock, all of the Capital Stock (except for any such Capital Stock in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Guarantor of Company in connection with such Acquisition shall be owned 100% by Company or a Wholly-Owned Guarantor thereof, and Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Company, each of the actions set forth in Sections 5.10, 5.11 and/or 5.13, as applicable;

(iv) the Company and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 6.8 on a pro forma basis after giving effect to such Acquisition as of the last day of the Fiscal Quarter most recently ended;

(v) Company shall have delivered to Administrative Agent (A) at least three (3) Business Days prior to such proposed Acquisition (or such shorter period as may be agreed by Administrative Agent), (1) a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (iv) above, and (2) the aggregate consideration for such Acquisition and any other information required to demonstrate compliance with Section 6.8, and (B) promptly upon request by Administrative Agent and in any event at least three (3) Business Days prior to closing such Acquisition (or such shorter period as may be agreed by Administrative Agent) (1) a copy of the then-current draft of the purchase agreement related to the proposed Acquisition (and any related documents reasonably requested by Administrative Agent), (2) to the extent available, quarterly and annual financial statements of the Person whose Capital Stock or assets are being acquired for the most recent twelve month period ending immediately prior to such Acquisition, including any audited financial statements that are available, and (3) any due diligence memorandum (subject to standard non-reliance conditions) related to such Acquisition prepared by the Company and/or its advisors;

(vi) any Person or assets or division as acquired in accordance herewith (x) shall be located in the United States or such other jurisdiction in which any Credit Party is organized and (y) shall be in same business, lines of business or any ancillary business substantially related to the business in which Company and/or its Subsidiaries are engaged as of the Closing Date;

(vii) the Acquisition shall be non-hostile and shall have been approved by the Board of Directors of the Person acquired or the Person from whom such assets or division is acquired, as applicable;

(viii) (x) prior to a Registrational Trial Positive Readout, (A) net income, plus (B) consolidated interest expense, plus (C) provisions for taxes based on income, plus (D) total depreciation expense, plus (E) total amortization expense of any Person so acquired, determined on a consolidated basis for the most recently ended four fiscal quarter period shall be greater than zero and (y) after a Registrational Trial Positive Readout, such Person so acquired has U.S commercial product revenue greater than zero, or has received an FDA approval, for an oncology indication in the last six months; and

(ix) the Company and its Subsidiaries shall comply with Sections 5.10 and 5.11 with respect to such Acquisition if applicable; provided that the aggregate amount of Permitted Acquisitions by Credit Parties of Subsidiaries that do not become Credit Parties in accordance with Section 5.10, and of assets that do not become owned by Credit Parties, shall not exceed $5,000,000 in the aggregate.

“Permitted Holders” means Highbridge Capital Management, LLC, Braidwell LP, DavidsonKempner Capital Management LP, Context Capital Management, LLC, HCR Lender and any of their respective Affiliates, funds, partnerships or other co-investment vehicles managed, controlled or advised by any of the foregoing.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Refinancing” means, with respect to any Indebtedness permitted to be refinanced, extended, renewed or replaced hereunder, any refinancings, extensions, renewals and replacements of such Indebtedness; provided that (a) such refinancing, extension, renewal or replacement (i) shall not increase the outstanding principal amount of the Indebtedness being refinanced, extended, renewed or replaced, except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, extension, renewal or replacement, (ii) shall, to the extent such Indebtedness being refinanced, extended, renewed or replaced is Subordinated Indebtedness, be Subordinated Indebtedness on terms at least as favorable to the Lenders (in the good faith determination of Company) as those contained in the documentation governing the

Indebtedness being refinanced, extended, renewed or replaced, (iii) shall not mature prior to the date that is ninety-one (91) days after the latest maturity date or expiration date applicable to any Loan or Commitment hereunder, except if as a result of a change of control, asset sale or similar event, so long as any rights of the holders thereof upon the occurrence of such a change of control, asset sale or similar event are subject to the prior Payment in Full of all Obligations, (iv) shall not any scheduled principal amortization prior to the date that is ninety-one (91) days after the latest maturity date or expiration date applicable to any Loan or Commitment hereunder, (v) shall not require any Subsidiary of the Company to guarantee such Indebtedness unless such Subsidiary has guaranteed the Obligations in accordance with the terms hereof, (vi) shall not have terms and conditions, taken as a whole, that are materially less favorable to the Company and its Subsidiaries than those contained in the refinanced, extended, renewed or replaced Indebtedness, as reasonably determined by the Company in good faith and (vii) shall not contain any new requirement to grant any Lien or to give any Guarantee that was not an existing requirement of the Indebtedness being refinanced, extended, renewed or replaced; and (b) after giving effect to such refinancing, extension, renewal or replacement, no Event of Default shall have occurred (or could reasonably be expected to occur) as a result thereof.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to the Requisite Lenders, (iii) includes an assessment of asbestos-containing materials at such Facility, (iv) is accompanied by (a) an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of the Company’s, its Subsidiaries’ and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“Platform” as defined in Section 10.1(b).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed as of the Closing Date by the Company and each Guarantor that is a Domestic Subsidiary in form and substance reasonably acceptable to the Requisite Lenders. For the avoidance of doubt, the form of Pledge and Security Agreement attached as Exhibit J hereto is acceptable to the Requisite Lenders.

“Prepayment Premium” means the amount set forth in chart below, determined by reference to the date of prepayment:

Date of Prepayment	Prepayment Premium
Closing Date through and including May 8, 2025	Make-Whole Premium

May 9, 2025 through and including May 8, 2026	5.00% of the aggregate principal amount of the Term Loan subject to such prepayment

May 9, 2026 through and including May 8, 2027	3.00% of the aggregate principal amount of the Term Loan subject to such prepayment

May 9, 2027 and thereafter	0.00% of the aggregate principal amount of the Term Loan subject to such prepayment

“Primary Endpoint” means, upon an analysis of the intent-to-treat population, either (a) (i) with respect to XPORT-MF-034 (NCT04562389), the proportion of participants with spleen volume reduction shall be at least 35% at week 24 and the proportion of participants with total symptom score reduction shall be at least 50% at week 24 (as measured by Myelofibrosis Symptom Assessment Form V4.0) and (ii) with respect to XPORT-EC-042 (NCT05611931), the investigator has assessed Progression Free Survival in accordance with Response Evaluation Criteria in Solid Tumors v1.1., (b) prior to the statistical analysis assessment and upon written request by the Company to the Lenders, such other endpoint as the Requisite Lenders may agree or (c) with respect to XPORT-MF-034 (NCT04562389) and prior to the statistical analysis assessment, such other primary endpoint that the Company has publicly updated pursuant to a Form 8-K filed with or furnished to the SEC.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate, as in effect from time to time, or, if such source or rate is unavailable, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent).

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be 500 Delaware Avenue, 11th Floor, Wilmington, DE 19801 (or such other location as Administrative Agent may from time to time designate in writing to Company and each Lender); provided further that all wires to Administrative Agent shall be made to the wiring instructions provided by Administrative Agent in writing from time to time.

“Pro Rata Share” means with respect to all payments, computations, other matters relating to the Term Loan of any Lender, and all other purposes, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender, by (b) the aggregate Term Loan Exposure of all Lenders.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” as defined in Section 10.1(b).

“Qualified Cash” means, at any time of determination, the aggregate balance sheet amount of unrestricted Cash and Cash Equivalents included in the consolidated balance sheet of the Company and its Subsidiaries as of such time that (i) is free and clear of all Liens other than Liens in favor of Collateral Agent for the benefit of Secured Parties and non-consensual Permitted Liens, (ii) may be applied to payment of the Obligations without violating any law, contract, or other agreement (other than Section 6.8 of this Agreement), and (iii) is in Controlled Accounts.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate Asset” means, at any time of determination, any fee interest then owned by any Credit Party in any real property.

“Recipient” means (a) any Agent or (b) any Lender, as applicable.

“Register” as defined in Section 2.6(b).

“Registration Rights Agreement” means the Registration Rights Agreement, to be dated on or around May 13, 2024, between the Company and the parties thereto.

“Registrational Trial” means a clinical trial of a Company Product that satisfies either of the following ((a) or (b)):

(a) such clinical trial includes a sufficient number of subjects and is designed to establish that such product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such product, or a similar clinical trial prescribed by an applicable Regulatory Authority; or

(b) such clinical trial is a registration trial designed to be sufficient to support the filing of an application for Regulatory Approval for such product in an applicable country or jurisdiction or some or all of an extra-national territory, as evidenced by (i) an agreement with or statement from an applicable Regulatory Authority, or (ii) other guidance or minutes issued by an applicable Regulatory Authority, for such registration trial.

Without limiting the foregoing, a clinical trial that would satisfy the requirements of 21 C.F.R. 312.21(c) or corresponding foreign regulations is deemed to be a Registrational Trial.

“Registrational Trial Positive Readout” means (a) with respect the Registrational Trials for XPORT-MF-034 (NCT04562389) or XPORT-EC-042 (NCT05611931), the achievement of a p value less than 0.05 on the applicable Primary Endpoint for such Registrational Trial occurring after the Closing Date and after the assignment of a PDUFA Date by the FDA with respect to XPORT-MF-034 (NCT04562389) or XPORT-EC-042 (NCT05611931), as applicable, or (b) the delivery of written notice to the Company from the Requisite Lenders stating that a Registrational Trial Positive Readout has occurred.

“Regulation D” means Regulation D of the Board of Governors as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Approval” means the approval required from a Regulatory Authority for the marketing and sale of a product in the applicable country.

“Regulatory Authority” means the U.S. Food and Drug Administration (or any successor agency) or any Governmental Authority in any other country that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval for a product in such country.

“Related Agreements” means, collectively, the Warrants, the Note Exchange Agreements and the Registration Rights Agreement.

“Related Fund” means any Fund, investor, entity or account that is managed, sponsored, advised, or administered by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or affiliate of an entity that manages, administers, or advises a Lender, including any limited partner or investor in any of the foregoing persons or entities described in clauses (a) or (b).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Board of Governors or the NYFRB, or a committee officially endorsed or convened by the Board of Governors or the NYFRB, or any successor thereto.

“Requirements of Law” shall mean, collectively, any and all applicable requirements of any Governmental Authority including any and all treaties, laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, other binding administrative pronouncements, persuasive guidance, statutes, common law, case law or treaties.

“Requisite Lenders” means Lenders having or holding Term Loan Exposure (as certified by such Lenders to the Administrative Agent) representing more than 50% of the aggregate Term Loan Exposure of all Lenders; provided that if there are two or more Lenders, Requisite Lenders shall include at least two or more unaffiliated Lenders (as certified by the Lenders to the Administrative Agent).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Employee” means any employee within an Agent’s trust and agency division (or any successor division) or any other employee of an Agent customarily performing functions similar to those performed by any of the above designated employees and also means, with respect to a particular agency matter, any other employee to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Junior Payment” means (i) any dividend, other distribution, or liquidation preference, direct or indirect, on account of any shares of any class of Capital Stock of the Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock (other than any Disqualified Capital Stock) to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Company or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Company or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iv) [reserved]; and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness or any earn out obligations or seller financing indebtedness. Notwithstanding the foregoing, conversion of any convertible Securities into Capital Stock and cash in lieu of fractional shares shall not be a Restricted Junior Payment.

“Safety Notices” as defined in Section 4.27(c).

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, territory or region that is, or whose government is, the subject or target of any Sanctions, including, as of the Closing Date, Cuba, Iran, North Korea, Syria, the Zaporizhzhia, Kherson and Crimea regions of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (i) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. (including by OFAC, the U.S. Department of the Treasury, or the U.S. Department of State), or by the United Nations Security Council, the European Union or any EU member state, His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (ii) any Person located, operating, organized or resident in a Sanctioned Country or (iii) any Person owned or controlled, directly or indirectly, by any such Person described in clause (i) or (ii) of this definition.

“Sanctions” means sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC, U.S. Department of State, or U.S. Department of Commerce, (ii) the United Nations Security Council, the European Union or any of its member states, His Majesty’s Treasury of the United Kingdom, or (iii) any other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means collectively, the Agents, the Lenders, each Indemnitee for purposes of Section 10.3 and each co-agent or sub-agent appointed by the Agent from time to time pursuant to this Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, including any Capital Stock and any Hedge Agreements or other derivatives.

“Securities Account” means any “securities account” as defined in Article 8 of the UCC and any “commodity account” as defined in Article 9 of the UCC.

“Securities Account Control Agreement” means, with respect to a Securities Account, an agreement in form and substance reasonably satisfactory to Collateral Agent and the Requisite Lenders that (i) is entered into among Collateral Agent, the Securities Intermediary at which the applicable Securities Account is maintained, and the Credit Party having rights in or to the underlying financial assets credited to or maintained in such Securities Account, and (ii) is effective for Collateral Agent to obtain “control” (within the meaning of Articles 8 and 9 of the UCC) of such Securities Account.

“Securities Act” means the Securities Act of 1933.

“Securities Intermediary” means any “securities intermediary” or “commodity intermediary” as such terms are defined in the UCC.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan bearing interest at a rate determined by reference to Term SOFR other than pursuant to clause (iii) of the definition of “Base Rate”.

“Solvency Certificate” means a certificate of the Chief Financial Officer of the Company substantially in the form of Exhibit F-2.

“Solvent” means, with respect to any Person, that as of the date of determination, (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date of determination; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become absolute and matured. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under FASB Accounting Standards Codification Topic 450-20).

“Specified Asset Sales” means any Asset Sale permitted under Sections 6.9(f)(ii) or (iii).

“Subordinated Indebtedness” means any Indebtedness that is unsecured or contractually subordinated in right of payment or lien ranking (as applicable) to the Obligations or related Liens.

“Subordination Agreement” means, with respect to any Subordinated Indebtedness, the corresponding subordination or intercreditor agreement, if any, among Administrative Agent and/or Collateral Agent, on the one hand, and the creditor or creditors (or their respective agents) in respect of such Subordinated Indebtedness, on the other hand, which shall be in form and substance acceptable to Administrative Agent and/or Collateral Agent (as applicable) and the Requisite Lenders.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election or appointment of the Person or Persons (whether Directors, trustees, or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Swap Obligation” as defined in “Excluded Swap Obligation”.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) (together with interest, penalties and other additions thereto), imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Term Loan” means a Term Loan made by a Lender to Company pursuant to Section 2.1(a).

“Term Loan Exposure” means, with respect to any Lender, as of any time of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Commitment.

“Term Loan Prepayment Event” as defined in Section 2.10(b).

“Term SOFR” means:

(i) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(ii) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a one month tenor on the day (such day, the “Base Rate SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Title Policy” as defined in the definition of Mortgaged Real Estate Documents.

“Transaction Costs” means the fees, costs and expenses payable by the Company, any of Company’s Subsidiaries to the extent paid or payable to non-Affiliates on or before the Closing Date in connection with the Transactions, in each case to the extent acceptable to the Requisite Lenders.

“Transactions” means transactions contemplated by the Credit Documents to occur on or prior to the Closing Date.

“UCC” means the Uniform Commercial Code (or any similar or equivalent statute or law) as in effect in any applicable jurisdiction.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” as defined in Section 2.19(c).

“U.S. Tax Compliance Certificate” means a certificate substantially in the form of one of Exhibits E-1, E-2, E-3 or E-4, as applicable.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“WARN” as defined in Section 4.19.

“Warrants” means, collectively, those certain Warrants, each dated as of the Closing Date, issued by the Company to each of the Lenders.

“Wholly-Owned” means, in reference to any Subsidiary of a specified Person, that 100% of the Capital Stock of such Subsidiary (other than (x) Directors’ qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) is owned, directly or indirectly, by such Person and/or one or more of such specified Person’s other Subsidiaries that also qualify as Wholly-Owned Subsidiaries under this definition.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“WSFS” as defined in the preamble hereto.

1.2 Accounting Terms, Financials Statements, Calculations, Etc. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Company to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. Notwithstanding the foregoing, (i) for purposes of determining compliance with the financial covenants contained in this Agreement, any election by any Credit Party to measure an item of Indebtedness using fair value (as permitted by Accounting Standards Codification Section 825-10 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any change in accounting treatment of “operating” and “capital” leases scheduled to become effective for fiscal years beginning after December 15, 2018 as set forth in the Accounting Standards Update No. 2016-02, Leases, (Topic 842), issued by the Financial Accounting Standards Board in February 2016, or any similar publication issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect prior to December 15, 2018. For purposes of determining pro forma compliance with any financial covenant as of any date prior to the initial test date on which such financial covenant is to be tested hereunder, the level of any such financial covenant shall be deemed to be the covenant level for such initial test date. Notwithstanding anything to the contrary in this Agreement, for purposes of determining compliance with any basket, accordion or incremental feature, test, or condition under any provision of this Agreement or any other Credit Document, no Credit Party may retroactively divide, classify, re-classify or deem or otherwise treat a historical transaction as having occurred in reliance on a basket or exception that was not available at the time of such historical transaction or if and to the extent that such basket or exception was relied upon for any later transaction. When used herein, the term “financial statements” shall be construed to include all notes and schedules thereto. Except as otherwise provided therein, this Section 1.2 shall apply equally to each other Credit Document as if fully set forth therein, mutatis mutandis.

1.3 Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. Any requirement for a referenced agreement, instrument, certificate or other document to be in “substantially” the form of an Appendix, Schedule, or Exhibit hereto means that such referenced document shall be in the form of such Appendix, Schedule, or Exhibit with such modifications to such form as are approved by Administrative Agent, and, in the case of any Collateral Document, Collateral Agent. The words “hereof”, “hereunder”, “hereby”, and words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The use herein of the words “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “will” shall be construed as having the same meaning and effect as the word “shall”. The words “assets” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties of any relevant Person or Persons. In the computation of periods of time in any Credit Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”. The terms lease and license shall be construed to include sub-lease and sub-license. Whenever the context may require, any pronoun shall be construed to include the corresponding masculine, feminine, and neuter forms. References to Persons include their respective permitted successors and assigns. Except as otherwise expressly provided herein, references to statutes, legislative acts, laws, regulations, and rules shall be deemed to refer to such statutes, acts, laws, regulations, and rules as in effect from time to time, including any amendments of the same and any successor statutes, acts, laws, regulations, and rules, unless any such reference is expressly limited to refer to any statute, act, law, regulation, or rule “as in effect on” a specified date. Except as otherwise expressly provided herein, any reference in or to this Agreement (including any Appendix, Schedule, or Exhibit hereto), any other Credit Document, or any other agreement, instrument, or other document shall be construed to refer to the referenced agreement, instrument, or document as assigned, amended, restated, supplemented, or otherwise modified from time to time, in each case in accordance with the express terms of this Agreement and any other relevant Credit Document unless such reference is expressly limited to refer to such agreement, instrument, or other document “as in effect on” a specified date. Except as otherwise provided therein, this Section 1.3 shall apply equally to each other Credit Document as if fully set forth therein, mutatis mutandis.

1.4 Rates. Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Company. Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Company, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2 LOANS

2.1 Term Loans.

(a) Loan Commitments. Subject to the terms and conditions hereof, each Lender (other than the HCR Lender) severally agrees to make, on the Closing Date, a Term Loan to Company in a cash amount equal to such Lender’s Commitment. Subject to the terms and conditions hereof, each HCR Lender severally agrees to make, on the Closing Date, a Term Loan to Company, which shall be made through a cashless exchange of payment obligations owing by Company to HCR Lender under the Healthcare Royalty Partners Facility, in an amount equal to such HCR Lender’s Commitment hereunder.

Company may make only one borrowing under the Commitment, which borrowing may only occur on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.12 and 2.13, all amounts owed hereunder with respect to the Term Loans shall be Paid in Full no later than the Maturity Date. Each Lender’s Commitment shall terminate immediately and fully without further action by any Person upon the funding of such Lender’s Commitment on the Closing Date.

(b) Borrowing Mechanics for Term Loans.

(i) Company shall deliver to Administrative Agent a fully executed Funding Notice no later than 9:00 a.m. (New York City time) one (1) Business Day prior to the Closing Date with respect to the Term Loans, and Company shall be bound to make a borrowing in accordance therewith. Promptly upon receipt by Administrative Agent of any such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Upon satisfaction or waiver of the conditions precedent specified herein, each Lender (other than the HCR Lender with respect to the HCR Loans) shall make its Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Administrative Agent shall make the proceeds of the Term Loans (other than the HCR Loans) available to Company on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders by 12:00 p.m. (New York City time) on the Closing Date to be credited to the account as designated in writing to Administrative Agent on Funding Notice by Company. Upon satisfaction or waiver of the conditions precedent specified herein, the cashless exchange of HCR Loans for satisfaction of an equal amount of the Company’s existing obligations to HCR Lender under the Healthcare Royalty Partners Facility, as set forth herein and in the Closing Date HCR Facility Amendment, shall be consummated by the HCR Lender on the Closing Date, and the Administrative Agent shall reflect such Term Loan on the Register on the Closing Date without any further action of any Person. For the avoidance of doubt and notwithstanding anything to the contrary herein, the only means by which the HCR Lender shall make the HCR Loans hereunder on the Closing Date shall be via a cashless exchange, and nothing in this Agreement shall (i) require any HCR Lender to make the HCR Loans by making funds available to the Administrative Agent or Company or (ii) require the Administrative Agent to make any funds available to Company in connection with the HCR Loans.

2.2 Reserved.

2.3 Reserved.

2.4 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on the Closing Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the Closing Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on the Closing Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks. In the event that (i) Administrative Agent declines to make a requested amount available to Company until such time as all applicable Lenders have made payment to Administrative Agent, (ii) a Lender fails to fund to Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement, and (iii) such Lender’s failure results in Administrative Agent failing to make a corresponding amount available to Company on the Closing Date (an “Agent Funded Amount”), such Lender shall not receive interest hereunder with respect to the Agent Funded Amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by Company through and including the time of Company’s receipt of the Agent Funded Amount. If such Lender does not pay the Agent Funded Amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay the Agent Funded Amount to Administrative Agent together with interest thereon, for each day from the date the Agent Funded Amount is received until the date such Agent Funded Amount is paid to Administrative Agent, at the rate payable for such Loans (but without any prepayment premium thereon). Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

2.5 Use of Proceeds. The proceeds of the Term Loans made on the Closing Date shall be applied by Company to (i) to pay obligations under the Healthcare Royalty Partners Facility up to an aggregate amount equal to $49,494,864, (ii) for general corporate purposes, and (iii) to pay Transaction Costs. Notwithstanding anything to the contrary in this Agreement, no Credit Extension or proceeds thereof may be used in any manner that conflicts with Section 4.18(b) or Section 4.26(a).

2.6 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect Company’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or an agent or sub-agent appointed by it), acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain at its Principal Office in the United States a register for the recordation of the names and addresses of Lenders and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by Company or any Lender (with respect to (i) any entry relating to such Lender’s Loans, and (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Loans)) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect Company’s Obligations in respect of any Loan. Company hereby designates Administrative Agent to serve as Company’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.6.

(c) Promissory Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a promissory note or notes, in the form attached hereto as Exhibit A-2, to evidence such Lender’s Term Loan.

2.7 Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) at the Term SOFR for the Interest Period plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any SOFR Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the Funding Notice.

(c) There shall be no more than one Interest Period outstanding at any time. With respect to the Term Loans to be borrowed on the Closing Date, as soon as practicable after 10:00 a.m. (New York City time) on the Business Day prior to the Closing Date, and otherwise, as soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the SOFR Loans for which an interest rate is then being determined for the applicable Interest Period and will promptly give notice thereof to Company and each Lender.

(d) Interest payable pursuant to Section 2.7(a) shall be computed on the basis of a three hundred sixty-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears, in Cash, on each Interest Payment Date with respect to interest accrued on and to each such Interest Payment Date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans.

2.8 Reserved.

2.9 Default Interest. Upon the occurrence and during the continuance of an Event of Default described in Section 8.1(f) or 8.1(g), automatically, and upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, all outstanding, all Obligations shall thereafter bear interest (including post-petition interest in any proceeding under any Debtor Relief Laws) payable on demand in cash at a rate that is two percent (2.00%) per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans pursuant to Section 2.7(a). Payment or acceptance of (i) the increased rates of interest provided for in this Section 2.9 or (ii) any amount of interest that is less than the amount due, in each case is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.

2.10 Prepayment Premium and Fees.

(a) In the event that any portion of the Term Loans is repaid (or prepaid) pursuant to Section 2.12 or Section 2.13 or accelerated for any reason (including on or after the Maturity Date) (including, without limitation, automatic acceleration upon an Event of Default under Section 8.1(f) and 8.1(g) or upon any redemption or buyback (including upon any Change of Control), such repayment, prepayment, acceleration and other redemption shall also be accompanied by amount equal to 3.00% of the amount of the Term Loans so repaid, prepaid, accelerated or otherwise redeemed.

(b) In the event that all or any portion of the Term Loans is repaid (or prepaid) pursuant to Section 2.12 or Section 2.13 or accelerated for any reason (including on or after the Maturity Date) (including, without limitation, automatic acceleration upon an Event of Default under Section 8.1(f) and 8.1(g) or upon any redemption or buyback (including upon any Change of Control)), such repayment shall also be accompanied by amount equal to the applicable Prepayment Premium. It is understood and agreed that if the Obligations are accelerated or otherwise become due prior to the Maturity Date, in each case, in respect of the occurrence and continuance of any Event of Default, the Prepayment Premium that would have applied if, at the time of such acceleration, Company had prepaid any or all of the Term Loans as contemplated in this Section 2.10(b) (any such event, a “Term Loan Prepayment Event”), will also be due and payable without any further action (including, without limitation, any notice requirements otherwise applicable to Term Loan Prepayment Events, if any) as though a Term Loan Prepayment Event had occurred and such Prepayment Premium shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and Company agrees that it is reasonable under the circumstances currently existing. The Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH CREDIT PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO), ON BEHALF OF ITSELF AND THE OTHER CREDIT PARTIES, THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT AMOUNT IN CONNECTION WITH ANY SUCH ACCELERATION. Each Credit Party expressly agrees (to the fullest extent that each may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Credit Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Credit Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each Credit Party expressly acknowledges that its agreement to pay the Prepayment Premium to Lenders as herein described is a material inducement to Lenders to provide the Commitments and make the Term Loans.

(c) In addition to any of the foregoing fees, Company agrees to pay to Agents such other fees and amounts in the amounts and at the times separately agreed upon by Company and the applicable Agents, including the fees and amounts set forth in the Agency Fee Letter.

2.11 Scheduled Payments. The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments (each such payment, an “Installment”) on the tenth day of each March, June, September and December commencing on June 10, 2026 (each such date, an “Installment Payment Date”), an amount equal to the product of (x) 6.25% multiplied by (y) the aggregate original stated principal amount of all Term Loans made under this Agreement prior to such Installment Payment Date (without reducing any such Installment to reflect payments of the outstanding principal of any Term Loan after the initial funding thereof). Notwithstanding the foregoing, the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be Paid in Full on the Maturity Date.

2.12 Voluntary Prepayments. Any time and from time to time Company may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.10(a) and (b)) in cash in an aggregate minimum amount of $5,000,000 (or, if less, the entire principal amount outstanding) and integral multiples of $1,000,000 (or, if less, the entire principal amount outstanding) in excess of that amount. All such prepayments shall be made upon not less than three (3) Business Days’ prior written notice (including a calculation of amounts due under Section 2.10(a) and (b)), in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required (and Administrative Agent will promptly transmit such written notice for Term Loans to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein subject to any conditions set forth in such notice. Any such voluntary prepayment shall be applied as specified in Section 2.14(b).

2.13 Mandatory Prepayments.

(a) Asset Sales. No later than the tenth (10th) Business Day following the date of receipt by any Credit Party or any of its Subsidiaries of any Net Asset Sale Proceeds (it being understood that such Net Asset Sale Proceeds shall be deposited into a Controlled Account on the same Business Day as receipt thereof), the Company shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to one hundred percent (100%) of such Net Asset Sale Proceeds plus any amount due pursuant to Sections 2.10(a) and (b) (such amounts, the “Asset Sale Reinvestment Amounts”); provided, that no such prepayment shall be required under this Section 2.13(a) to the extent the (a) Net Asset Sale Proceeds of any individual Asset Sale or series of related Asset Sales does not exceed $2,000,000 and (b) aggregate Net Asset Sale Proceeds received by any Credit Party and/or any of its Subsidiaries from the Closing Date through the applicable date of determination does not exceed $5,000,000 (and then, in each case, only the amount in excess thereof shall be required to be paid); and provided, further, that, so long as no Default or Event of Default shall have occurred and be continuing, the Company shall have the option, directly or through one or more of its Subsidiaries that are Credit Parties, to invest (i) with respect to Asset Sale Reinvestment Amounts from Assets Sales other than Specified Assets Sales (A) 100% of such Asset Sale Reinvestment Amounts up to an aggregate amount less than $30,000,000 and (B) to the extent that such Asset Sale Reinvestment Amounts equal $30,000,000 or more, 60% of such Asset Sale Reinvestment Amounts, and (ii) with respect to Asset Sale Reinvestment Amounts from Specified Asset Sales, 50% of such Asset Sale Reinvestment Amounts, in each case within three hundred sixty-five (365) days of receipt thereof (the “Asset Sale Reinvestment Period”) in the costs of research, development, commercialization, license, purchase, or other acquisition or investment of or in other assets of the general type used or useful in the business of the Company and its Subsidiaries. In the event that Asset Sale Reinvestment Amounts are not reinvested by Company prior to the expiration of the applicable Asset Sale Reinvestment Period, the Company shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to one hundred percent (100%) of such unreinvested Asset Sale Reinvestment Amounts plus any amount due pursuant to Sections 2.10(a) and (b). If at any time an Event of Default has occurred and is continuing, then all unreinvested Asset Sale Reinvestment Amounts shall be used to prepay the Loans (including any amount owing under Section 2.10(a) and (b) in connection with such prepayment) immediately and without any demand.

(b) Insurance/Condemnation Proceeds. No later than the tenth (10th) Business Day following the date of receipt by any Credit Party or any of its Subsidiaries, or Administrative Agent as lender loss payee, of any Net Insurance/Condemnation Proceeds (it being understood that such Net Insurance/Condemnation Proceeds received by a Credit Party shall be deposited by such Credit Party into a Controlled Account on the same Business Day as receipt thereof), Company shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such Net Insurance/Condemnation Proceeds plus any amounts due pursuant to Section 2.10(a) and(b) (such amounts, the “Insurance/Condemnation Reinvestment Amounts”); provided, that so long as no Default or Event of Default shall have occurred and be continuing, Company shall have the option, directly or through one or more of its Subsidiaries to invest such Insurance/Condemnation Reinvestment Amounts within three hundred sixty-five (365) days of receipt thereof (the “Insurance/Condemnation Reinvestment Period”) in the costs of research, development, commercialization, license, purchase, or other acquisition or investment of or in other assets of the general type used or useful in the business of the Company and its Subsidiaries, which investment may include the repair, restoration or replacement of the relevant assets in respect of which such Net Insurance/Condemnation Proceeds were received. In the event that such

Insurance/Condemnation Reinvestment Amounts are not reinvested by Company prior to the earlier of (i) the expiration of the applicable Insurance/Condemnation Reinvestment Period, and (ii) the occurrence of an Event of Default, then, at such time, Company shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such unreinvested Net Insurance/Condemnation Proceeds plus any amounts due pursuant to Section 2.10(a) and(b) immediately and without any demand.

(c) Notwithstanding any other provision of this Section 2.13, to the extent that (i) any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary is prohibited, restricted or delayed by applicable local law, rule or regulation (including financial assistance and corporate benefit restrictions, restrictions on upstreaming of cash intra-group and fiduciary and statutory duties of any direct or officers of such Subsidiaries) from being repatriated or such repatriation or prepayment would present a material risk of liability for the applicable Subsidiary or its directors or officers (or gives rise to a material risk of breach of fiduciary or statutory duties by any director or officer), for so long, but only so long, as the applicable local law, rule or regulation will not permit such repatriation, transfer or prepayment , or (ii) the Company has reasonably determined in good faith that the prepayment of any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary would have a material adverse tax cost consequence on the Company or any Subsidiary (taking into account any foreign tax credit or benefit actually realized in connection with such prepayment), then, in each case, an amount equal to the portion of such Net Cash Proceeds so affected will not be required to be applied as provided in this Section 2.13 but may be retained by the applicable Foreign Subsidiary. Notwithstanding the foregoing, the Company and its Foreign Subsidiaries will undertake to use commercially reasonable efforts for one year to overcome or eliminate any such restrictions described in the foregoing sentence to make the relevant prepayment.

(d) Issuance of Debt. On the date of receipt by any Credit Party or any of its Subsidiaries of any Cash proceeds (it being understood that any such Cash proceeds shall be deposited into a Controlled Account on the same Business Day as receipt thereof) from the incurrence of any Indebtedness of any Credit Party or any of its Subsidiaries, excluding any Cash proceeds received with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1, Company shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such proceeds plus all amounts due under Section 2.10(a), net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

(e) Reserved.

(f) Reserved.

(g) Change of Control. Upon the occurrence of a Change of Control, the Company shall prepay the outstanding amount of all of the Loans together with all accrued and unpaid interest thereon plus all amounts due under Section 2.10(b) plus all other Obligations due and owing (it being understood and agreed the payment pursuant to this clause (g) shall be in addition to any other right and remedy that the Agents or any other Secured Party has as a result of an Event of Default arising from the occurrence of such Change of Control).

(h) Reserved.

(i) Prepayment Certificate. Prior to any prepayment of the Loans pursuant to Sections 2.13(a) through 2.13(f), Company shall deliver to Administrative Agent a certificate of its Chief Financial Officer demonstrating the calculation of the amount of the applicable net proceeds and compensation owing to Lenders under any of the Credit Documents, if any (including a calculation of amounts due under Section 2.10(a) or 2.10(b), as applicable). In the event that Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Loans in an amount equal to such excess plus all applicable fees payable under Section 2.10(a) and 2.10(b), and Company shall concurrently therewith deliver to Administrative Agent a certificate of its Chief Financial Officer demonstrating the derivation of such excess. With respect to any prepayment of the Loans pursuant to Sections 2.13(a) through 2.13(d), any Lender may decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than five (5) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Any amounts that would otherwise have been applied to prepay Loans owing to Declining Lenders shall be ratably applied towards prepaying Loans of any non-Declining Lenders.

2.14 Application of Prepayments/Reductions.

(a) Reserved.

(b) Application of Prepayments. Any voluntary prepayments of Term Loans pursuant to Section 2.12 and any mandatory prepayment of any Loan pursuant to Section 2.13 shall include any prepayment fee set forth in Section 2.10 and shall be applied as follows:

first, to the payment of all costs (including counsel fees), fees, expenses, indemnities and other Indemnified Liabilities owing to the Administrative Agent and the Collateral Agent;

second, to the payment of all fees other than any premium, and all expenses and indemnities specified in Sections 10.2 and 10.3, in each case to the full extent thereof;

third, to the payment of any accrued interest at the Default Rate, if any;

fourth, to the payment of any accrued interest (other than Default Rate interest);

fifth, to the payment of the applicable premium, if any, on any Loan or Commitment;

sixth, to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and shall be further applied in direct order of maturity to reduce the remaining scheduled Installments of principal of the Term Loans; and

seventh, to payment of any remaining Obligations then due and payable.

2.15 General Provisions Regarding Payments.

(a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due by wire transfer to an account designated by Administrative Agent from time to time. For purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payment received in respect of any Loan on a date when interest or premium is due and payable with respect to such Loan) shall be applied to the payment of interest and premium then due and payable before application to principal.

(c) Administrative Agent (or an agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) [reserved].

(e) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(f) [reserved].

(g) Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next Business Day) at the rate applicable to such payment under this Agreement from the date such amount was due and payable until the date such amount is Paid in Full.

(h) If an Event of Default shall have occurred and not otherwise been waived, and the Obligations have become due and payable in full hereunder, whether by acceleration, maturity or otherwise, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations, including all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows: first, to the payment of all reasonable and documented out of pocket costs and expenses of such sale, collection or other realization, including disbursements of counsel to Agent, and all other reasonable and documented out of pocket expenses, liabilities (including Indemnified Liabilities) and advances made or incurred by any Agent in connection therewith, and all amounts for which any Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as an Agent and not as a Lender) and all advances made by any Agent under any Collateral Document for the account of the applicable Grantor, and to the payment of all reasonable and documented out of pocket costs and expenses paid or incurred by any Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.16 Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of Section 2.14), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.16 shall not be construed to apply to (a) any payment made by any Credit Party pursuant to and in accordance with the express terms of any Credit Document (including amounts received by a Lender pursuant to Sections 2.18 or 2.19) or any Related Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.17 Making or Maintaining SOFR Loans.

(a) Changed Circumstances/Temporary Term SOFR Unavailability. Subject to clause (b) below, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i) Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Requisite Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Requisite Lenders have provided notice of such determination to Administrative Agent,

Administrative Agent will promptly so notify Company and each Lender.

Upon notice thereof by Administrative Agent to Company, any obligation of the Lenders to make SOFR Loans, and any right of the Companies to continue SOFR shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until Administrative Agent (with respect to clause (ii), at the instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, (i) Company may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Companies will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Credit Parties shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to this Section 2.17. Subject to clause (b), if Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by Administrative Agent without reference to clause (iii) of the definition of “Base Rate” until Administrative Agent revokes such determination.

(b) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark

Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(iii) Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Company and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Administrative Agent will notify Company of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to this Section 2.17 and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.17.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark

Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, Company may revoke any pending request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Companies will be deemed to have converted any such request into a request for a Base Rate Loan or a conversion to a Base Rate Loan. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(c) Illegality or Impracticability of SOFR Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Administrative Agent) that the making, maintaining, converting to, or continuation of its SOFR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof that materially and adversely affect the ability of such Lender to make, maintain, convert to, or continue its SOFR Loans, then, and in any such event, such Lender shall be an “Affected Lender” and such Affected Lender shall on that day give written or telephonic (promptly confirmed in writing) notice to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, SOFR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a SOFR Loan then being requested by Company pursuant to a Funding Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding SOFR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a SOFR Loan then being requested by Company pursuant to a Funding Notice, Company shall have the option, subject to the provisions of Section 2.17(d), to rescind such Funding Notice as to all Lenders by giving written or telephonic (promptly confirmed in writing) notice to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). For the avoidance of doubt, the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to clause (iii) of the definition of “Base Rate”, in each case, until such Affected Lender notifies Administrative Agent and Company that the circumstances giving rise to such determination no longer exist.

(d) Compensation for Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its SOFR Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any SOFR Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing; (ii) if any prepayment or other principal payment of, or any conversion of, any of its SOFR Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its SOFR Loans is not made on any date specified in a notice of prepayment given by Company.

(e) Booking of SOFR Loans. Any Lender may make, carry or transfer SOFR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

2.18 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender or Agent shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law: (i) subjects such Lender (or its applicable lending office), or the Agent to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder, any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender or any company controlling such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the ability of such Lender to make, maintain, covert to, or continue its SOFR Loans; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) or Agent with respect thereto; then, in any such case, Company shall promptly pay to such Lender or Agent, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Person in its reasonable discretion shall determine) as may be necessary to compensate such Person for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender or Agent shall deliver to Company (in the case of a Lender, with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Person under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy and Liquidity Adjustment. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any Change in Law regarding capital adequacy or liquidity, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any Change in Law regarding capital adequacy or liquidity, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy and liquidity), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Company shall not be required to compensate a Lender pursuant to this Section 2.18 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Company of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.19 Taxes; Withholding, Etc.

(a) Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax, unless required by applicable Requirements of Law.

(b) Withholding of Taxes. If any Credit Party, Administrative Agent, or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by applicable Requirements of Law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Credit Party to any Agent or any Lender under any of the Credit Documents: (i) such withholding agent shall notify Administrative Agent and the Company of any such requirement or any change in any such requirement promptly after becoming aware of it; (ii) Company, Administrative Agent, or any other Person (acting as a withholding agent) shall be entitled to make any such deduction or withholding in accordance with applicable Requirements of Law and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law; and (iii) if such Tax is an Indemnified Tax, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including for any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19), the applicable Recipient receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment for Indemnified Taxes been required or made.

(c) Evidence of Exemption From U.S. Withholding Tax.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(c)(ii) or Section 2.19(d)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(1) each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) (a “U.S. Lender”) shall deliver to Administrative Agent and Company on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) (a “Non-U.S. Lender”) shall, to the extent such Lender is legally entitled to do so, deliver to Company and Administrative Agent on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(A) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of IRS Form W-8ECI;

(C) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(D) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner; and

(3) if a payment made to a Recipient under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Recipient shall deliver to Company and Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by Company or Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by

Company or Administrative Agent as may be necessary for Company and Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(iii) Each Agent shall deliver to the Company, on or prior to the Closing Date, a duly executed Internal Revenue Service Form W-9 or applicable Internal Revenue Service Form W-8, as appropriate.

(d) [Reserved].

(e) Payment of Other Taxes by Company. Without limiting the provisions of Section 2.19(b), Company shall timely pay to the relevant Governmental Authorities in accordance with applicable Requirements of Law or, at the option of the Administrative Agent timely reimburse it for the payment of, all Other Taxes.

(f) Indemnification by Credit Parties. Credit Parties shall jointly and severally indemnify any Agent and any Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) paid or payable by Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Credit Party shall be conclusive absent manifest error. Such payment shall be due within ten days of such Credit Party’s receipt of such certificate.

(g) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for (i) Indemnified Taxes attributable to such Lender (but only to the extent that Company has not already indemnified the Administrative Agent therefor and without limiting the obligation of Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(h)(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.19, such Credit Party shall deliver to Administrative Agent a copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(i) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Survival. Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(k) For purposes of this Section 2.19, the term “applicable Requirements of Law” includes FATCA.

2.20 Obligation to Mitigate; Replacement of Lenders.

(a) Each Lender agrees that, if such Lender requests payment under Section 2.17, 2.18 or 2.19, then such Lender will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender if, as a result thereof, the additional amounts payable to such Lender pursuant to Section 2.17, 2.18 or 2.19, as the case may be, in the future would be eliminated or reduced and if, as determined by such Lender in its reasonable discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

(b) If (i) any Lender requests compensation under Sections 2.18(a) or 2.20(a) or gives notice under Section 2.17(c) or (ii) the Company is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.19, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 10.6), all its interests, rights (other than its existing rights to payments pursuant to Section 2.18, Section 2.19 or Section 2.20(a)) and obligations under this Agreement and the other Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation), provided that (A) the Company shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 10.6(a) for an assignment of Loans or Commitments, as applicable, which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts), (C) the Company or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 10.6(c) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.17(a), payments required to be made pursuant to Section 2.19 or a notice given under Section 2.17(c), such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Company to require such assignment and delegation cease to apply.

2.21 Tax Treatment. The Company and the Lenders hereby agree to treat, for U.S. federal income tax purposes, (a) the Term Loans as a debt instrument (and not a “contingent payment debt instrument” governed by Section 1.1275-4 of the Treasury Regulations) issued originally entirely for cash (in regards to Lenders, other than HCR Lender, which would be paying cash to acquire the Term Loans) and (b) the exchange of the Existing Convertible Notes for the 2029 Convertible Senior Notes and Warrants as a tax-free recapitalization. The parties hereto agree to report all income tax matters with respect to the 2029 Convertible Senior Notes, Term Loans and Warrants consistent with this Section 2.21 and shall not take any action or file any Tax return, report or declaration inconsistent herewith unless required to do so by a change in applicable Requirements of Law or by a Tax authority following an audit or examination.

SECTION 3 CONDITIONS PRECEDENT

3.1 Closing Date. The obligation of each Lender to enter into this Agreement and to make any Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date (in each case, except to the extent required to be satisfied as a condition subsequent in accordance with Section 5.15):

(a) Credit Documents; Related Agreements. Administrative Agent and Lenders (or their respective counsels) shall have received a copy of (i) this Agreement, the promissory notes, if any are requested, the Pledge and Security Agreement, and each other Credit Document to be dated as of the Closing Date, in each case as Administrative Agent or any Lender shall request, in form and substance satisfactory to the Requisite Lenders, and originally executed and delivered by each applicable Credit Party and each other Person party thereto, (ii) the Warrants duly executed and delivered by the parties thereto, in each case, in form and substance satisfactory to each Lender party thereto, (iii) the Registration Rights Agreement duly executed and delivered by the parties thereto, in each case, in form and substance satisfactory to each Lender party thereto, and (iv) the Note Exchange Agreements duly executed and delivered by the parties thereto, in each case, in form and substance satisfactory to each Lender party thereto.

(b) Organizational Documents; Incumbency. Administrative Agent and Lenders (or their respective counsels) shall have received in respect of each Credit Party (i) sufficient copies of each Organizational Document as Administrative Agent or any Lender shall request, in each case certified by an Authorized Officer of such Credit Party and, to the extent applicable, certified as of a recent date prior to the Closing Date by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party executing any Credit Documents to which it is a party; (iii) resolutions of the Board of Directors of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement, the other Credit Documents and the Related Agreements, in each case, to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an appropriate Authorized Officer as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation and in each material jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent or any Lender may reasonably request prior to the Closing Date.

(c) Reserved.

(d) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are required in connection with the Transactions (including the entering into of the Credit Documents and the Related Agreements to be delivered on the Closing Date) and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent and Lenders. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(e) Personal Property Collateral. Except to the extent set forth in Section 5.15, in order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority Lien in the personal property Collateral, each Credit Party shall have delivered to Collateral Agent:

(i) evidence satisfactory to Collateral Agent and Lenders of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein) required to be provided on or prior to the Closing Date;

(ii) a completed Collateral Questionnaire dated the Closing Date, together with all attachments contemplated thereby;

(iii) fully executed Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions;

(iv) an Intercompany Note and Subordination; and

(v) evidence of any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent and Lenders.

(f) Financial Statements. Lenders shall have received from the Company the Historical Financial Statements.

(g) Evidence of Insurance. Collateral Agent shall have received a certificate from each applicable Credit Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect.

(h) Opinions of Counsel to Credit Parties. Administrative Agent, Collateral Agent and the Lenders shall have received executed copies of the favorable written opinions of Wilmer Cutler Pickering Hale and Dorr LLP, as counsel for Credit Parties as to such matters as Administrative Agent or any Lender may reasonably request, dated as of the Closing Date and in form and substance reasonably satisfactory to Administrative Agent, Collateral Agent and Lenders (and each Credit Party hereby instructs such counsel to deliver such opinions to Administrative Agent, Collateral Agent and the Lenders ).

(i) Fees. Company shall have paid to each Agent the fees payable on or before the Closing Date pursuant to the Agency Fee Letter and all reasonable and documented out of pocket expenses payable pursuant to Section 10.2 that have accrued as of the Closing Date.

(j) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Company dated as of the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance reasonably satisfactory to Administrative Agent and Lenders, with appropriate attachments and demonstrating that after giving effect to the consummation of the Transactions and the Credit Extensions to be made on the Closing Date, Company and its Subsidiaries, as a whole, are and will be Solvent.

(k) Closing Date Certificate. The Company shall have delivered to Administrative Agent an executed Closing Date Certificate, together with all attachments thereto.

(l) Minimum Liquidity. Company shall demonstrate in form and substance reasonably satisfactory to the Lenders that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, Company shall have minimum Consolidated Liquidity of at least $25,000,000.

(m) No Material Adverse Change. Since December 31, 2023, no fact, circumstance, occurrence, change or event has occurred that constitutes, or would reasonably be expected to have, individually or in the aggregate, a material adverse change in, or a material adverse effect on, the operations, business, properties or financial condition of such the Credit Parties, taken as a whole.

(n) Representations. As of the Closing Date, each of the representations and warranties of the Company and the Guarantors, set forth in this Agreement and in the other Credit Documents shall be true and correct in all material respects (except for those which have a materiality qualifier, which shall be true and correct in all respects as so qualified), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, as of the Closing Date, such representations and warranties shall continue to be true and correct in all material respects (except for those which have a materiality qualifier, which shall be true and correct in all respects as so qualified) as of such specified earlier date.

(o) Letter of Direction. Administrative Agent shall have received a duly executed letter of direction from Company addressed to Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date substantially in the form of Exhibit B hereto.

(p) KYC Documentation. (i) At least ten days prior to the Closing Date, the Agents and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(ii) At least five days prior to the Closing Date, any Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Credit Party.

(q) Healthcare Royalty Partners Facility Amendment. On or prior to the Closing Date, the Company shall have entered into an amendment to the Healthcare Royalty Partners Facility reasonably satisfactory in form and substance to the Lenders.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have (i) acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by Requisite Lenders or Lenders, as applicable on the Closing Date and (ii) instructed each Agent to enter into this Agreement and each other Credit Document to which it is party.

SECTION 4 REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent and Lender, on the Closing Date that the following statements are true and correct:

4.1 Organization; Requisite Power and Authority; Qualification. Each of the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1(a), (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing would not be reasonably expected to have, a Material Adverse Effect.

4.2 Capital Stock and Ownership. Except as set forth on Schedule 4.2, Capital Stock of each of the Company and its Subsidiaries has been duly authorized and validly issued and is, to the extent applicable, fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which the Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of the Company or any of its Subsidiaries outstanding that upon conversion or exchange would require, the issuance by the Company or any of its Subsidiaries of any additional Capital Stock of the Company or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, additional Capital Stock of the Company or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of each Subsidiary of the Company as of the Closing Date both before and after giving effect to the consummation of the Transactions.

4.3 Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4 No Conflict. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any material Requirement of Law applicable to the Company or any of its Subsidiaries, any of the Organizational Documents of the Company or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on the Company or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the loss of any material benefit or the triggering of any payment under any Material Contract or any Related Agreement; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, for the benefit of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Material Contract or any Related Agreement except for such approvals or consents that have been obtained on or before the Closing Date and have been disclosed in writing to Lenders.

4.5 Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except such that have been obtained or made and are in full force and effect, filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, and filings by the Company required under applicable securities laws as of the Closing Date (or such later date permitted by Section 5.15).

4.6 Binding Obligation. Each Credit Document required to be delivered hereunder has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability regardless of whether considered in a proceeding in equity or at law.

4.7 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP except as otherwise expressly noted therein and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods as of the dates and for the periods to which they relate, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither the Company nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and that in any such case would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; provided that, with respect to projected financial information each Credit Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that actual results may vary from such forecasts and that such variances may be material.

4.8 Reserved.

4.9 No Material Adverse Change. Since the Closing Date, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10 Reserved.

4.11 Adverse Proceedings, Etc There are no Adverse Proceedings that could reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries (a) is in violation of any applicable Requirements of Law (including Environmental Laws) that could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to result in a Material Adverse Effect.

4.12 Payment of Taxes. All material tax returns and reports of the Company and its Subsidiaries required to be filed by any of them have been timely filed, and all material Taxes due and payable and all assessments, fees and other governmental charges upon the Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable, in each case, other than (a) any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company and/or its applicable Subsidiary, as the case may be or (b) to the extent that the failure to do so would not reasonably be expected to result in a liability of the Company or any of its Subsidiaries in excess of $2,500,000, individually or $5,000,000 in the aggregate.

4.13 Properties.

(a) Title. Each of the Company and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property), and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1 and Section 5.15(a), in each case except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9 or as would not reasonably be expected to have a Material Adverse Effect. Except for Permitted Liens, all such properties and assets are free and clear of Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, including an indication as to whether each such Real Estate Asset constitutes an Immaterial Fee-Owned Property and (ii) all real property leased by the Company or any of its Subsidiaries. Each lease agreement, sublease or assignment (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting the Real Estate Assets referred to in the immediately preceding sentence that are material to the Company is in full force and effect and the Company does not have knowledge of any default of any material provision thereof that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles whether brought in a proceeding in equity or at law.

4.14 Environmental Matters. Neither the Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to the violation of any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of the Company’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities that would reasonably be expected to form the basis of an Environmental Claim against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of the Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility in violation of applicable Requirements of Law, and none of the Company’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, except to the extent that such operations are undertaken in material compliance with Requirements of Law. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Company or any of its Subsidiaries relating to the violation of any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity that individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15 No Defaults.

(a) No event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

(b) Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Material Contract, and no condition exists that, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or liability of the Company, any of its Subsidiaries in excess of $2,500,000, individually or $5,000,000 in the aggregate for all such defaults.

4.16 Reserved.

4.17 Governmental Regulation. No Credit Party is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

4.18 Federal Reserve Regulations; Exchange Act.

(a) Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

(b) No portion of the proceeds of any Credit Extension has or will be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.19 Employee Matters. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to result in a Material Adverse Effect or liability of the Company, any of its Subsidiaries in excess of $2,500,000, individually, or $5,000,000, in the aggregate for all such practices, in each case during the term of this Agreement. There is (a) no unfair labor practice complaint pending against the Company or any of its Subsidiaries, or to the best knowledge of the Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Company or any of its Subsidiaries or to the best knowledge of the Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Company or any of its Subsidiaries, and (c) to the best knowledge of the Company, no union representation question existing with respect to the employees of the Company or any of its Subsidiaries and, to the best knowledge of the Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect or result in liabilities in excess of $2,500,000, individually, or $5,000,000, in the aggregate for all such liabilities. No Credit Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar federal or state law that remains unpaid or unsatisfied and would reasonably be expected to result in a Material Adverse Effect or is in excess of $2,500,000, individually, or $5,000,000, in the aggregate for all such liabilities.

4.20 Employee Benefit Plans. The Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter that would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Company, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. The Company, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21 Reserved.

4.22 Solvency. Upon the consummation of the Transactions on the Closing Date, the Credit Parties are and, upon the incurrence of any Credit Extension on any date on which this representation and warranty is made, will be, taken as a whole, Solvent.

4.23 Related Agreements.

(a) Delivery. The Company has delivered to Administrative Agent complete and correct copies of each Related Agreement and of all exhibits and schedules thereto as of the Closing Date.

(b) Representations and Warranties. Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by any Credit Party in any Related Agreement is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates); provided that such materiality qualifier shall not apply to any representations and warranties to the extent already qualified or modified by materiality or similar concept in the text thereof. Notwithstanding anything in the Related Agreement to the contrary, the representations and warranties of each Credit Party set forth in this Section 4.23 shall, solely for purposes hereof, survive the Closing Date for the benefit of Lenders.

(c) Governmental Approvals. All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Related Agreements have been obtained and are in full force and effect (except filings and recordings with respect to the Collateral (as defined in the Related Agreements) to be made, or otherwise delivered to the appliable agent thereunder for filing and/or recordation, and filings by the Company required under applicable securities laws).

4.24 Compliance with Statutes, Etc. Each of the Company and its Subsidiaries is in compliance in all material respects with all Requirements of Law.

4.25 Disclosure. (a) No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of the Company or any of its Subsidiaries (other than projections, pro forma financial information and information of a general economic or industry nature) for use in connection with the Transactions contains, as of the date furnished, any untrue statement of a material fact or omits to state a material fact (known to the Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or such documents, certificates or statements, when taken as a whole, not materially misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material. There are no facts known to the Company (other than matters of a general economic or industry nature) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished or publicly available to Lenders for use in connection with the transactions contemplated hereby.

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

4.26 Sanctions; Anti-Corruption and Anti-Bribery Laws; Anti-Terrorism and Anti-Money Laundering Laws; Etc.

(a) None of the Company, any of its Subsidiaries, or any of their respective Directors, officers or, to the knowledge of any Credit Party, employees, agents, advisors, or Affiliates is a Sanctioned Person. Each of the Company and its Subsidiaries and their respective Directors, officers and, to the knowledge of any Credit Party, employees, agents, advisors and Affiliates is in compliance with all and has not violated any (i) Sanctions, (ii) Anti-Corruption and Anti-Bribery Laws, or (iii) Anti-Terrorism and Anti-Money Laundering Laws. No part of the proceeds of any Credit Extension has or will be used, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Sanctioned Person or in any Sanctioned Country, (B) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value to any Person in violation of any Anti-Corruption and Anti-Bribery Laws, or (C) otherwise in any manner that would result in a violation of Sanctions, Anti-Terrorism and Anti-Money Laundering Laws, or Anti-Corruption and Anti-Bribery Laws by any Person.

(b) The Company and its Subsidiaries have established and currently maintain policies, procedures and controls that are reasonably designed (and otherwise comply with applicable law) to ensure that each of the Company, its Subsidiaries, and each Controlled Entity, and each of their respective Directors, officers, employees and agents, is and will continue to be in material compliance with all applicable current and future Sanctions, Anti-Terrorism and Anti-Money Laundering Laws, and Anti-Corruption and Anti-Bribery Laws.

4.27 Healthcare and FDA Matters.

(a) All pre-clinical and clinical studies, tests and trials conducted by or on behalf of or sponsored by the Company or its Subsidiaries, or in which the Company or its Subsidiaries have participated with respect to their products and product candidates, were, and if still pending are, being conducted in all material respects in accordance with all applicable Health Care Laws, Governmental Authorizations and any applicable rules, regulations, and policies to which such studies, tests or trials are or were subject. Neither the Company nor its Subsidiaries has received any written notices, correspondence or other communications from any Governmental Authority, institutional review board or other entity having authority over the conduct of such studies, tests, or trials requiring or threatening the termination, material modification, clinical hold or suspension of any such studies, tests or trials being conducted or proposed to be conducted by or on behalf of the Company or its subsidiaries, other than ordinary course communications with respect to modifications in connection with the design and implementation of such studies, tests or trials, and, to the knowledge of the Company, there are no reasonable grounds for the same.

(b) Each of the Company and its Subsidiaries has operated and currently is in compliance in all material respects with all applicable Healthcare Laws, including, without limitation, the statues, rules and regulations enforced by the FDA, the U.S. Department of Health and Human Services Office of Inspector General, the Centers for Medicare & Medicaid Services, the Office for Civil Rights, the Department of Justice or any other Governmental Authority having jurisdiction over the Company, its Subsidiaries or any of its respective properties. Neither the Company nor any Subsidiary (i) has received any FDA Form-483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the FDA or any other Governmental Authority alleging or asserting noncompliance in any material respect with any Health Care Laws applicable to the Company or any of its Subsidiaries, or (ii) is a party to or has any ongoing reporting obligations pursuant to any corporate integrity agreements, deferred or non-prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Authority. None of the Company, its Subsidiaries or any of its respective officers or directors or, to the knowledge of the Company, its independent contractors, has been excluded, suspended or debarred from participation in any U.S. federal health care program or human clinical research or, is subject to a governmental inquiry, investigation, proceeding, or other similar action that would reasonably be expected to result in debarment, suspension or exclusion.

(c) The manufacture of the Company’s and its Subsidiaries’ products and product candidates, whether by or on behalf of the Company or its Subsidiaries, is being conducted in compliance in all material respects with all applicable Healthcare Laws. Since April 1, 2021, no manufacturing facility for the products and product candidates of the Company and its subsidiaries (whether a Facility or a contract manufacturing site for such products or product candidates) has been subject to any Governmental Authority shutdown. There have been no material recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other comparable notice or action relating to an alleged lack of safety, efficacy, quality or regulatory compliance of the Company’s or its subsidiaries’ products (collectively, “Safety Notices”). To the knowledge of the Company, there are no facts that would be reasonably likely to result in (a) a material Safety Notice with respect to the Company’s or its subsidiaries’ products, (b) a material change in labeling of any the Company’s or its subsidiaries’ products, or (c) a termination or suspension of marketing or testing of any of the Company’s or its subsidiaries’ products.

(d) Each of the Company and its Subsidiaries (i) possesses all material Governmental Authorizations necessary to conduct the businesses now operated by it and (ii) is in material compliance with the terms and conditions of all such Governmental Authorizations. All material Governmental Authorizations are in full force and effect, and to the knowledge of the Company, no event has occurred which allows, or after notice or lapse of time would reasonably be expected to allow, revocation, termination, or material impairment of the rights of the holder of any material Governmental Authorization. Neither the Company nor any Subsidiary has received notice of proceedings relating to the revocation or material adverse modification of any such material Governmental Authorizations and to the knowledge of the Company, no Governmental Authority granting any such material Governmental Authorization has taken any action to limit, suspend or revoke the same in any material respect.

(e) All material reports, statements, documents, registrations, filings, or submissions required to be filed by the Company or any Subsidiary with any Governmental Authority have been so filed, properly maintained, and/or amended when required by applicable Requirements of Law, including all applicable Healthcare Laws. All such reports, statements, documents, registrations, submissions and filings were accurate, complete in all material respects and in material compliance with applicable Requirements of Law, including all applicable Healthcare Laws, when filed, or as amended or supplemented, and no material deficiencies have been asserted by any such Governmental Authority with respect to such reports and filings other than in the ordinary course of business.

(f) The Company has not received any written notice that the FDA (i) has, or intends to, withdraw the approval of any labeled indication of selinexor tablets or adversely modify, limit or restrict selinexor’s approved indications for use; or (ii) has identified any serious adverse events or other material events or material trends with respect to the safety or efficacy of selinexor that would reasonably be expected to lead to the material withdrawal, restriction, limitation or adverse modification of any labeled indication of selinexor.

SECTION 5 AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until Payment in Full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1 Financial Statements and Other Reports. Unless otherwise provided below, the Company will deliver to Administrative Agent for distribution to the Lenders by posting to the Platform in compliance with Section 10.1(b):

(a) [Reserved];

(b) Quarterly Financial Statements. Within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (other than the Fiscal Quarter ending on the last day of each Fiscal Year), the consolidated balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, together with a Financial Officer Certification with respect thereto;

(c) Annual Financial Statements. Within ninety (90) days after the end of each Fiscal Year (i) the consolidated balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized regional or national standing selected by the Company, (which report and accompanying financial statements shall be unqualified as to going concern and scope of audit, in each case, other than due to an Event of Default under or maturity of Indebtedness, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d) Compliance Certificate. On the date the financial statements are delivered pursuant to Section 5.1(b) or (c), a duly executed Compliance Certificate from the Chief Financial Officer certifying as to compliance with the minimum Consolidated Liquidity under Section 6.8 for each day during the immediately preceding Fiscal Quarter;

(e) SEC Information. Within five (5) Business Days of delivery of filing thereof, copies of all material statements, reports and notices made available to the Credit Parties’ security holders or to any holders of Subordinated Indebtedness and copies of all reports and other filings made by the Company with any stock exchange on which any securities of the Company are traded and/or the SEC;

(f) Notice of Default. Promptly and in any event within three (3) days after any officer of the Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the Company with respect thereto; (ii) that any Person has given any notice to the Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(g) Notice of Adverse Proceedings. Promptly and in any event within five (5) Business Days after any officer of the Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, would reasonably be expected to result in a Material Adverse Effect or liability of the Company, any of its Subsidiaries or any of their respective Affiliates in excess of $2,500,000, individually, or $5,000,000, in the aggregate for all such Adverse Proceedings or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Company to enable Lenders and their counsel to evaluate such matters;

(h) ERISA and Employment Matters. (i) Within three (3) Business Days after becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; (ii) within three Business Days after the same is available to any Credit Party, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all written notices received by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request, and (iii) within three (3) Business Days after any Credit Party sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Credit Party;

(i) Notice Regarding Material Contracts or Material Indebtedness. Promptly, and in any event within five (5) Business Days after (i) (A) any Material Contract of the Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to the Company or such Subsidiary, or (B) any new Material Contract is entered into, or (ii) any officer of any Credit Party or any of its Subsidiaries obtaining knowledge (A) of any condition or event that constitutes a default or an event of default under any Material Contract, Related Agreement, or Material Indebtedness, (B) that any event, circumstance, or condition exists or has occurred that gives any counterparty to such Material Contract an early termination right thereunder, or (C) that notice has been given to any Credit Party or any of its Subsidiaries asserting that any such condition or event has occurred, the Company shall notify the Administrative Agent of such event in writing, specifying the nature and period of existence of such condition or event and, in the case of clause (i), including copies of such material amendments or new contracts (to the extent such delivery is permitted by the terms of any such Material Contract) and, in the case of clause (ii), as applicable, explaining the nature of such claimed default or event of default, and including an explanation of any actions being taken or proposed to be taken by such Credit Party with respect thereto;

(j) Environmental Reports and Audits. As soon as practicable and in any event within ten (10) Business Days following receipt thereof, copies of all environmental audits, reports, and notices with respect to Environmental Claims at any Facility or that relate to any Environmental Claims against the Company or its Subsidiaries that, in any such case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(k) Information Regarding Collateral. (a) Company will furnish to Collateral Agent prior written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s corporate form, (iii) in any Credit Party’s jurisdiction of organization, incorporation or formation, or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Company also agrees to promptly notify Collateral Agent if any material portion of the Collateral is lost, stolen, damaged or destroyed;

(l) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Company shall deliver to Collateral Agent a certificate of an Authorized Officer either (A) confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1(o) or (B) identifying such changes;

(m) KYC Documentation.

(i) Within ten (10) days following an Agent’s or any Lender’s request therefor after the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(ii) Within ten (10) days following an Agent’s or any Lender’s request therefor after the Closing Date, any Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Credit Party or to the extent applicable, a certification that there has been no change in facts which would render a previously delivered Beneficial Ownership Certification to be untrue, incomplete or misleading.

(iii) Promptly following any change in the information provided in any Beneficial Ownership Certification by any Credit Party delivered to an Agent or any Lender that would result in a change to the list of beneficial owners identified in such Beneficial Ownership Certification, written notice of such change in the information provided in such Beneficial Ownership Certification and

(n) Other Information. (A) Within ten (10) days of their becoming available and not contained in any information or documents previously delivered to Administrative Agent, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its Security holders acting in such capacity or by any Subsidiary of the Company to its Security holders acting in such capacity, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority, (iii) all press releases and other statements made available generally by the Company or any of its Subsidiaries to the public concerning material developments in the business of the Company or any of its Subsidiaries, and (B) promptly after any request, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender.

Notwithstanding the foregoing, the obligations in clauses (b), (c), (e), (i) and (n) of this Section 5.1 may be satisfied with respect to financial information of the Company and the Subsidiaries by filing the Form 10-K, 10-Q or 8-K, as applicable, of the Company with the Securities Exchange Commission.

Documents required to be delivered pursuant to clauses (b), (c), (e), (i) and (n) of this Section 5.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) any Credit Party posts such documents, or provides a link thereto on the Company’s website and (ii) such financial statements and/or other documents are posted on the Securities Exchange Commission’s website on the internet at www.sec.gov; provided, that, the Company shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

5.2 Existence. Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence, good standing and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than Company with respect to its existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3 Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, except to the extent that the failure to pay such Tax or claim could not reasonably be expected to result in a liability in excess of $2,500,000, individually or $5,000,000 in the aggregate; provided, no such Tax or claim need to be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

5.4 Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty loss excepted, all material properties used or useful in the business of the Company and its Subsidiaries, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section 5.4 shall prevent sales of property, consolidations or mergers by or involving the Company or any of its Subsidiaries in accordance with Section 6.7 or Section 6.9.

5.5 Insurance. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (giving effect to self-insurance) as are customarily carried under similar circumstances by such other Persons. Without limiting the generality of the foregoing, the Company will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Program, in each case in compliance with any applicable regulations of the Board of Governors. Each such policy of insurance shall (i) in the case of each liability insurance policy, name Collateral Agent and its successors and assigns, for the benefit of Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a lender loss payable clause or endorsement, reasonably satisfactory in form and substance to the Requisite Lenders, that names Collateral Agent and its successors and assigns, for the benefit of Secured Parties as the lender loss payee thereunder, and (iii) in each case, provide for at least thirty days’ (or ten days’ in the case of nonpayment of premium) prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6 Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true, and correct, in all material respects, entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Agent or any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable prior notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that if no Event of Default has occurred and is continuing, such visits and inspections shall be limited to once per year.

5.7 Lenders Meetings. The Company will, upon the request of Administrative Agent or any Lender, participate in a meeting of Lenders (which the Administrative Agent may, but shall not be required to, attend) once per Fiscal Quarter to be held via web conference or teleconference at such time as may be agreed to by Company and the Requisite Lenders.

5.8 Compliance with Laws. Each Credit Party will comply in all material respects, and shall cause each of its Subsidiaries to comply in all material respects with (i) all Requirements of Law (it being understood, in the case of any laws, rules, regulations, and orders specifically referred to any other provision of this Agreement, the Credit Parties shall also be required to represent and/or comply with, as applicable, the express terms of such provision), and (ii) all Sanctions, Anti-Corruption and Anti-Bribery Laws, Anti-Terrorism and Anti-Money Laundering Laws and Healthcare Laws in accordance with Sections 4.26(a) and 4.27. Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain the policies and procedures described in Section 4.26(b).

5.9 Environmental.

(a) Environmental Disclosure. The Company will deliver to Administrative Agent and Lenders:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and written reports of any kind or character, whether prepared by personnel of the Company or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to material environmental matters at any Facility or with respect to any material Environmental Claims;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (2) any remedial action taken by the Company or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect and (3) the Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by the Company or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable probability of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by the Company or any of its Subsidiaries that would reasonably be expected to (A) expose the Company or any of its Subsidiaries to, or result in, Environmental Claims that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) materially and adversely affect the ability of the Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by the Company or any of its Subsidiaries to modify current operations in a manner that would reasonably be expected to subject the Company or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10 Additional Guarantors. In the event that any Person becomes a Subsidiary of any Credit Party that is not an Excluded Subsidiary, such Credit Party shall, within thirty (30) days (or at such later time as is approved by Collateral Agent) after such Person becoming a Subsidiary that is not an Excluded Subsidiary, (a) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement (or, in the case of a Foreign Subsidiary that is not an Excluded Subsidiary, the equivalent action under the applicable Collateral Document) by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement or other applicable agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are reasonably requested by Collateral Agent in connection therewith, including such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(e), 3.1(g), 3.1(h), 3.1(j), and 3.1(k). In addition, such Credit Party shall deliver, or cause such Subsidiary to deliver, as applicable, all such documents, instruments, agreements, and certificates as are reasonably requested by Collateral Agent in order to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, in 100% of the Capital Stock of such Subsidiary under the Pledge and Security Agreement (or, in the case of a CFC, 65% of the voting Capital Stock (or such greater amount that would not, in the good faith judgment of the Company, be reasonably expected to result in material adverse tax consequences to any Credit Party) and 100% of the nonvoting Capital Stock under the equivalent Collateral Document) (including, as applicable, original certificates evidencing such Capital Stock and related powers or instruments of transfer executed in blank, as applicable); provided that if such Subsidiary is an Immaterial Subsidiary, no foreign perfection actions shall be required. With respect to each such Subsidiary that is not an Excluded Subsidiary, Company shall send to Administrative Agent prior written notice setting forth with respect to such Person (i) the date on which such Person became or is intended to become a Subsidiary of Company that is not an Excluded Subsidiary, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to such Subsidiary; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof automatically upon such Person becoming a Subsidiary that is not an Excluded Subsidiary.

5.11 Additional Locations and Real Estate Assets.

(a) Fee-Owned Real Estate Assets. In the event that any Credit Party owns or acquires a fee-owned Real Estate Asset not constituting Immaterial Fee-Owned Property and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly notify Collateral Agent thereof, and on the same date as acquiring or leasing such fee-owned Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgaged Real Estate Documents with respect to each such fee-owned Real Estate Asset that Requisite Lenders shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority Lien in such fee-owned Real Estate Asset.

(b) Appraisals. In addition to the foregoing, Company shall, at the request of Collateral Agent, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Mortgage.

(c) Other New Locations. In the event that any Credit Party leases a new location where Collateral with a value in excess of $500,000 is located, such Credit Party shall use commercially reasonable efforts obtain a Landlord Collateral Access Agreement or a similar instrument executed by the relevant lessor or other counterparty in favor of Collateral Agent for the benefit of the Secured Parties with respect to such location within 30 days of entering into such lease or other arrangements.

5.12 Reserved.

5.13 Further Assurances. Each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as are required or as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents or to perfect, achieve better perfection of, or renew the rights of Collateral Agent for the benefit of Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Company or any Subsidiary that may be deemed to be part of the Collateral). In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as are required or as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by a First Priority Lien on substantially all of the assets of the Company, and its Subsidiaries and all of the outstanding Capital Stock of each of its Subsidiaries.

5.14 Reserved.

5.15 Post-Closing Matters. Each Credit Party shall, and shall cause each of its Subsidiaries to, as applicable, satisfy the requirements set forth below on or before the respective date specified for each such requirement or such later date as is agreed to by Administrative Agent.

(a) Deposit Account Control Agreement. Within sixty (60) days after the Closing Date (or such longer period as Requisite Lenders may agree in their reasonable discretion pursuant to a Direction of the Requisite Lenders), the Credit Parties shall use commercially reasonable efforts to enter into Deposit Account Control Agreements or Securities Account Control Agreements, as applicable, with respect to all Deposit Accounts and Securities Accounts that do not constitute Excluded Accounts.

(b) Landlord Collateral Access Agreement. Within sixty (60) days after the Closing Date (or such longer period as Requisite Lenders may agree in their reasonable discretion pursuant to a Direction of the Requisite Lenders), the Credit Parties shall use commercially reasonable efforts to enter into a Landlord Collateral Access Agreement with respect to each of its Leasehold Properties.

(c) Insurance Endorsements. Within sixty (60) days after the Closing Date (or such longer period as Requisite Lenders may agree in their reasonable discretion pursuant to a Direction of the Requisite Lenders), the Credit Parties shall deliver endorsements naming Collateral Agent and its successors and assigns, for the benefit of Secured Parties, as additional insured and lender loss payable thereunder to the extent required under Section 5.5.

SECTION 6 NEGATIVE COVENANTS

Each Credit Party covenants and agrees that until Payment in Full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of Company or any Guarantor to Company or to any other Guarantor, or of Company to any Guarantor or otherwise among the Credit Parties; provided, (i) all such Indebtedness shall be evidenced by the Intercompany Note and Subordination, and shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement (or an equivalent Collateral Document governed by foreign law) and (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the Payment in Full of all Obligations pursuant to the terms of the Intercompany Note and Subordination;

(c) the Existing Convertible Notes and any Permitted Refinancing thereof and the 2029 Convertible Senior Notes and any Permitted Refinancing thereof;

(d) Indebtedness incurred by the Company or any of its Subsidiaries arising from (i) agreements providing for customary indemnification or from customary performance guaranties or (ii) letters of credit, surety bonds or performance bonds securing the performance of Company or any such Subsidiary pursuant to such agreements in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of the Company or any of its Subsidiaries which, in the case of clause (ii) hereof, shall not exceed $2,500,000 in the aggregate at any time outstanding;

(e) Indebtedness that may be deemed to exist pursuant to any performance, surety, appeal or similar bonds or statutory obligations incurred in the ordinary course of business, and guarantee obligations in respect of any such Indebtedness not to exceed $2,500,000 in the aggregate at any time outstanding; provided that such cap shall not apply to any such bonds or statutory obligations in accordance with Requirements of Law;

(f) Cash Management Obligations and other Indebtedness in respect of netting services, cash pooling, overdraft protections and other services provided in connection with deposit accounts and Cash Management Obligations in the ordinary course of business;

(g) Indebtedness existing as of the Closing Date and listed on Schedule 6.1 and any Permitted Refinancing thereof;

(h) guaranties by the Company of Indebtedness of a Guarantor or guaranties by a Subsidiary of the Company of Indebtedness of the Company or a Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guaranteed is unsecured and/or subordinate to the Obligations (in payment or Lien priority), then such guaranties shall also be unsecured and/or subordinated to the Obligations to the same extent as such guaranteed Indebtedness;

(i) to the extent constituting Indebtedness, judgments that do not constitute an Event of Default hereunder;

(j) Indebtedness in an aggregate amount not to exceed at any time $2,500,000 consisting of (x) Capital Lease Obligations and (y) other purchase money Indebtedness, in each case incurred simultaneously with, prior to or within 180 days after the acquisition of assets in connection therewith; provided, in the case of clause (x), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (y), that any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness;

(k) obligations under Hedge Agreements that are not for speculative purposes and are approved by a Direction of the Requisite Lenders;

(l) letters of credit, bankers’ acceptances, guarantees or other similar instruments incurred in the ordinary course of business securing the performance of operating leases or payor contracts not to exceed, in the aggregate at any time outstanding, $2,500,000;

(m) Earnouts and seller financing constituting Subordinated Indebtedness in connection with Permitted Acquisitions;

(n) Indebtedness consisting of obligations to make payments to current or former officers, directors and employees of the Company or any of its Subsidiaries, their respective estates, spouses or former spouses with respect to the cancellation, purchase or redemption of Capital Stock of the Company or any of its Subsidiaries to the extent such cancellation, purchase or redemption is permitted under Section 6.5;

(o) Indebtedness incurred by the Company or its Subsidiaries consisting of (i) the financing of the payment of insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case, in the ordinary course of business or consistent with past practice, and customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice;

(p) Indebtedness secured by clauses (b), (c), (d), (i), (o) and (q) of the definition of “Permitted Liens”;

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft, or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(r) Indebtedness in the form of reimbursements owed to officers, directors, managers, consultants and employees of the Company or any Subsidiary for business expenses of the Company or any Subsidiary;

(s) Acquired Debt; provided that the aggregate outstanding amount of all of the Acquired Debt shall not exceed $10,000,000 at any one time outstanding; provided, further that prior to a Registrational Trial Positive Readout, Acquired Debt shall not exceed $2,500,000 in the aggregate;

(t) Indebtedness under the Healthcare Royalty Partners Facility and any Permitted Refinancing thereof; and

(u) other Indebtedness of the Company and its Subsidiaries not to exceed an aggregate principal amount equal to $5,000,000 at any time outstanding of which not more than $1,000,000 may be secured Indebtedness pursuant to Section 6.2(w).

Notwithstanding anything in this Section 6.1 to the contrary, in no event shall any Credit Party or Subsidiary thereof enter into, or incur any Indebtedness pursuant to, any royalty financing (other than the Healthcare Royalty Partners Facility as in effect on the date hereof and any Permitted Refinancing thereof).

6.2 Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, leased (as lessee), or licensed (as licensee), or any income, profits, or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits, or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) (i) inchoate Liens for ad valorem property Taxes not yet delinquent and (ii) Liens for Taxes if obligations with respect to such Taxes are not yet due or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP so long as the aggregate amount of such Taxes does not exceed $1,000,000 at any time outstanding;

(c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof not to exceed $2,500,000 in the aggregate at any time outstanding;

(e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case that do not and will not interfere in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries and that, in the aggregate for any parcel of real property subject thereto, do not materially detract from the value of such parcel;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens solely on any customary cash earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Company or such Subsidiary;

(l) Liens described in Schedule 6.2;

(m) Liens securing purchase money Indebtedness permitted pursuant to Section 6.1(j); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(n) Liens securing the 2029 Convertible Senior Notes (and any Permitted Refinancing thereof) and the Healthcare Royalty Partners Facility (and any Permitted Refinancing thereof), in each case, so long as such Liens solely encumber Collateral and are subordinated to the Liens granted under the Credit Documents pursuant to the Intercreditor Agreement;

(o) Liens arising out of judgments, attachments or awards not resulting in an Event of Default and in respect of which the Company or any applicable Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and, in the case of any such Lien which has or may become a Lien against any of the Collateral;

(p) Liens on cash collateral securing Indebtedness permitted under Section 6.1(l) (not in excess of 105% of the principal amount thereof);

(q) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of any Credit Party or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of such Credit Party in respect of such letter of credit, bank guarantee or other similar instrument to the extent such obligations are permitted by Section 6.1;

(r) (i) Liens on property or Capital Stock of another Person existing at the time such other Person becomes a Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger, amalgamation or consolidation and do not extend to any assets other than those of the Person that becomes a Subsidiary of the Company; and provided further that such Liens were granted to secure repayment of Acquired Debt and (ii) Liens on property of a Person existing at the time of acquisition thereof by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Subsidiary; and provided further that such Liens were granted to secure repayment of Acquired Debt;

(s) Liens on Capital Stock of Subsidiaries that are not (i) Guarantors or (ii) pledged pursuant to the terms of the Pledge and Security Agreement;

(t) customary Liens incurred in the ordinary course of business to secure Cash Management Obligations and other obligations in respect of payment processing services, business credit card programs, and netting services, overdrafts and related liabilities arising from treasury, depositary and cash management services;

(u) Liens on insurance policies, premiums and proceeds thereof, or other deposits, to secure insurance premium financings with respect to unearned premiums and other liabilities to insurance carriers;

(v) Liens on Capital Stock of Joint Ventures securing capital contributions to, or obligations of, such Persons and customary rights of first refusal and tag, drag and similar rights in Joint Venture agreements; and

(w) other Liens on assets that secure Indebtedness in an aggregate amount not to exceed $1,000,000 at any time outstanding.

Notwithstanding anything in this Section 6.2 to the contrary, in no event shall any obligations of any Credit Party under any Hedge Agreement be secured by any Lien.

6.3 Equitable Lien. If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4 No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, Liens, subletting or other transfers contained in leases, licenses and similar agreements (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) restrictions in the provisions of the 2029 Convertible Notes and any Permitted Refinancing thereof, the Healthcare Royalty Partners Facility and any Permitted Refinancing thereof or the Intercreditor Agreement, (d) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (a) through (c) above, (e) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such agreement does not apply to any existing Credit Party, (f) restrictions on cash (or Investments permitted hereunder) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Liens) and (g) customary provisions in partnership agreements, limited liability company organizational governance documents, sale leaseback agreements, joint venture agreements and other similar agreements, in each case, entered into in the ordinary course of business, no Credit Party shall enter into or permit any of its Subsidiaries to enter into any agreement prohibiting, or triggering any requirement for equitable and ratable sharing of Liens or any similar obligations upon, the creation or assumption of any Lien upon any Credit Party’s properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.5 Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except:

(a) (i) any Subsidiary of Company may make Restricted Junior Payments to Company or any other Subsidiary of Company (subject to the terms of the Intercompany Note and Subordination), (ii) each Subsidiary may make Restricted Junior Payments to the holders of its Capital Stock on a pro rata basis and (iii) any Credit Party may make Restricted Junior Payments to any other Credit Party;

(b) the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock not constituting Disqualified Capital Stock of such Person;

(c) the Company may make payments of regularly scheduled interest on, and of principal at the scheduled maturity of, the Existing Convertible Notes (and any Permitted Refinancing thereof) and of regularly scheduled interest and principal on the 2029 Convertible Senior Notes (and any Permitted Refinancing thereof);

(d) the Company may pay the Revenue Interests, Additional Amounts (each as defined in the Healthcare Royalty Partners Facility as in effect on the date hereof) and any indemnity obligations owing thereunder, in each case, pursuant to the terms of the Healthcare Royalty Partners Facility as in effect on the date hereof;

(e) the repurchase or redemption of Capital Stock of the Company held by officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of a Credit Party or any of its Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service;

(f) the Company may make any Restricted Junior Payment in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Capital Stock (other than Disqualified Capital Stock) of the Company;

(g) the repurchase of Capital Stock (i) deemed to occur upon the exercise of options, warrants or other convertible securities to the extent that such Capital Stock represent all or a portion of the exercise price thereof or (ii) deemed to occur upon the withholding of a portion of Capital Stock granted or awarded to any current or former officer, director, manager, employee or consultant (or permitted transferees, assigns, estates, trusts or heirs of any of the foregoing) to pay for taxes payable by such Person in connection with such grant or award (or the vesting thereof);

(h) payments or distributions to dissenting stockholders pursuant to Requirements of Law in connection with any merger, amalgamation or consolidation with, or other acquisition of, another Person;

(i) to the extent constituting Restricted Junior Payments, the payment of contingent liabilities in respect of any adjustment of purchase price, earn outs, deferred compensation and similar obligations of the Company and its Subsidiaries in respect of Investments permitted under Section 6.7;

(j) the Company may make payments pursuant to the terms of the Related Agreements;

(k) the Company may refinance Indebtedness with proceeds of Permitted Refinancing Indebtedness permitted to be incurred under Section 6.1;

(l) any Credit Party may make payments in respect of any earn out obligations or seller financing indebtedness in accordance with any applicable Subordination Agreement; provided that, at the time of such Restricted Junior Payment and after giving effect thereto, (i) no Default or Event of Default shall exist or would result therefrom and (ii) after giving effect to such Restricted Junior Payment, on a pro forma basis, the Credit Parties are in compliance with the covenant set forth in Section 6.8 hereof;

(m) the Company may redeem and repay the Existing Convertible Notes prior to their scheduled maturity solely with, and to the extent permitted by, the prior Direction of the Requisite Lenders;

(n) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Capital Stock in consideration of such payments including deemed repurchases in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units; and

(o) other Restricted Junior Payments in an aggregate amount not to exceed $1,000,000 during the term of this Agreement; provided that this clause (o) may not be used to make Restricted Junior Payments with respect to on the Existing Convertible Notes (and any Permitted Refinancing thereof), the 2029 Convertible Senior Notes (and any Permitted Refinancing thereof), or Healthcare Royalty Partners Facility (and any Permitted Refinancing thereof).

6.6 Restrictions on Subsidiary Distributions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company, in each case, other than restrictions (i) in the Credit Documents, (ii) in agreements evidencing secured Indebtedness permitted by

Section 6.1 that impose restrictions on the property securing such Indebtedness, (iii) by reason of customary provisions restricting assignments, subletting, encumbrances or other transfers contained in leases, licenses, joint venture agreements and similar agreements not prohibited by this Agreement, (iv) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (v) pursuant to the 2029 Convertible Note Indenture and any Permitted Refinancing thereof or the Healthcare Royalty Partners Facility and any Permitted Refinancing thereof, (vi) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such agreement does not apply to any existing Credit Party, (vii) restrictions on cash (or Investments permitted hereunder) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Liens) and (viii) restrictions and conditions contained in agreements relating to the disposition of any assets pending such disposition; provided that such restrictions and conditions apply only to the assets that is or are subject of such disposition and such disposition is permitted hereunder.

6.7 Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any Acquisition or make or own any Investment (including if made as an Acquisition) in any Person, including any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Subsidiary;

(c) Investments (i) in any Securities voluntarily accepted in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Subsidiaries;

(d) (i) Investments in any Subsidiaries that are Credit Parties and (ii) Investments by a Subsidiary that is not a Credit Party in another Subsidiary that is not a Credit Party;

(e) loans and advances to directors, officers, and employees of the Company and its Subsidiaries in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(f) Permitted Acquisitions; provided that prior to a Registrational Trial Positive Readout consideration in respect of such Permitted Acquisitions shall not exceed $10,000,000 in the aggregate for all Permitted Acquisitions during the term of this Agreement;

(g) Investments existing on the Closing Date and described in Schedule 6.7 and Investments consisting of an extension, modification, replacement or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Closing Date; provided that the amount of any such Investment may be increased as expressly required by the terms of such Investment as in existence on the Closing Date;

(h) Hedge Agreements permitted under Section 6.1(k) to the extent constituting Investments;

(i) guarantees by any Credit Party or any Subsidiary constituting Indebtedness permitted by Section 6.1; provided, any such guarantee shall be subordinated to the Obligations to the same extent and on the same terms and conditions as the Indebtedness guaranteed has been subordinated to the Obligations;

(j) guarantees in the ordinary course of business of obligations owed to landlords, suppliers, customers and licensees of any Credit Party;

(k) Investments consisting of earnest money deposits required in connection with a Permitted Acquisition;

(l) Investments received in connection with Indebtedness permitted by Section 6.1, dispositions of assets to the extent permitted by Section 6.9 and Restricted Junior Payments to the extent permitted by Section 6.5;

(m) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(n) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(o) non-cash Investments made in connection with bona fide tax planning and reorganization activities as determined in good faith by the Company; provided that such non-cash Investments and tax planning and reorganization activities shall not impair the value of the Collateral, when taken as a whole, or the value of the Guaranty, taken as a whole, in any material respect and shall not otherwise be adverse to the Lenders in any material respect;

(p) cash Investments by Credit Parties in Subsidiaries that are not Credit Parties, in an aggregate amount not to exceed $2,500,000 at any time;

(q) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Company pursuant to employee stock purchase plans or other similar agreements;

(r) Investments consisting of travel advances in the ordinary course of business;

(s) non-cash Investments (other than of Material Intellectual Property) in connection with Joint Ventures to the extent the same is a permitted Asset Sale pursuant to Section 6.9 (other than by reference to this Section 6.7(s)) and any cash Investments in connection with any such transactions not exceed $1,000,000 in the aggregate in any fiscal year;

(t) Investments and other acquisitions to the extent that payment for such Investments is made with Capital Stock (other than Disqualified Capital Stock) of Company; and

(u) other Investments in an aggregate amount not to exceed $2,500,000 at any time.

Notwithstanding anything in this Section 6.7 to the contrary, in no event shall any Credit Party make any Investment that results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

6.8 Minimum Consolidated Liquidity. The Company shall not permit Consolidated Liquidity at any time to be less than $25,000,000.

6.9 Fundamental Changes; Disposition of Assets. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation (including through a plan of division), or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), consummate any Asset Sale, or Dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased (as lessee), or licensed (as licensee), except, subject to Section 6.14:

(a) any Subsidiary of Company may be merged with or into Company or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor; provided, in the case of such a merger involving Company, Company shall be the continuing or surviving Person, and in the case of any other such merger, a Guarantor that is Wholly-Owned by the Company shall be the continuing or surviving Person;

(b) the granting of Liens permitted under Section 6.2, Restricted Junior Payments permitted under Section 6.5 and Investments permitted under Section 6.7 (other than Section 6.7(l));

(c) Asset Sales, to the extent (1) the proceeds received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Company), (2) no less than 75% of the total consideration thereof shall consist of Cash paid upon or after the closing of each applicable Asset Sale (so long as at least 75% of the consideration paid upon such closing shall consist of Cash) and (3) the Net Asset Sale Proceeds thereof shall be applied to the extent required by Section 2.13(a);

(d) any sale, lease, license, transfer or other disposition of property to any Credit Party;

(e) licenses, sublicenses, leases or subleases (other than relating to Intellectual Property, in each case) granted to third parties in the ordinary course of business and not interfering with the business of the Company and its Affiliates;

(f) the (i) exclusive and non-exclusive licensing of Intellectual Property (other than Material Intellectual Property), (ii) exclusive and non-exclusive licensing of foreign rights to Oncology Indications of selinexor, (iii) exclusive and non-exclusive licensing of non-Oncology Indications of selinexor, (iv) non-exclusive and non-commercial licensing of Material Intellectual Property for bona fide operating business purposes (as reasonably determined by the Company in good faith), and (v) exclusive licensing of Material Intellectual Property other than Intellectual Property with respect to selinexor (including any formulations, re-formulations, polymorphs, crystal forms, solvates, amorphous forms, methods of treatment, and methods of manufacture), in each case, so long as the Net Asset Sale Proceeds thereof shall be applied to the extent required by Section 2.13(a);

(g) any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) (other than Material Intellectual Property) of any Credit Party that the Company reasonably determines in good faith is no longer desirable in the conduct of its business or is no longer economically practicable to maintain;

(h) any Involuntary Disposition or any sale, lease, license or other disposition of property (other than, for the avoidance of doubt, Intellectual Property) in settlement of, or to make payment in satisfaction of, any property or casualty insurance;

(i) inventory sold to unaffiliated customers and dispositions consisting of the sale, transfer, discount, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction;

(j) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Capital Stock of a Foreign Subsidiary of a Credit Party in order to qualify members of the governing body of such Subsidiary if required by Requirements of Law;

(k) dispositions of property (other than Material Intellectual Property) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or other assets of comparable or greater value or usefulness to the business or (ii) an amount equal to the net proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(l) dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between the Joint Venture parties set forth in, Joint Venture agreements and similar binding arrangements; and

(m) disposals of used, surplus, obsolete or worn-out property (other than Intellectual Property) that is, in the reasonable judgment of such Credit Party, no longer economically practicable to maintain or no longer used or useful in any material respect in the conduct of the business of the Company and its Subsidiaries taken as a whole.

Notwithstanding anything to the contrary contained in the Credit Documents, no Credit Party shall, nor shall it permit any of its Subsidiaries to, consummate any “Division” (as defined in Section 18-217 of the Delaware Limited Liability Company Act) or similar organizational change that may hereafter be permitted under any applicable statute.

6.10 Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except (i) to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), (ii) to qualify Directors if required by applicable law or (iii) in connection with the liquidation, dissolution, or winding up of any Immaterial Subsidiary.

6.11 Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Company or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by such Credit Party to any Person (other than the Company or any of its Subsidiaries) in connection with such lease.

6.12 Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company; provided, however, that the Credit Parties and their Subsidiaries may enter into or permit to exist any such transaction if the terms of such transaction are fair and reasonable and not less favorable to the Company or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; further; provided, that the foregoing restrictions shall not apply to (a) any transaction between or among Credit Parties; (b) reasonable and customary fees paid to members of the Board of Directors of the Company or any of its Subsidiaries; (c) reasonable and customary reimbursement and compensation arrangements for officers, directors and other employees of the Company or any of its Subsidiaries entered into in the ordinary course of business; (d) transactions described in Schedule 6.12; (e) the issuance of the Warrants and the exercise of any and all related rights by the holder in connection therewith; (f) transactions permitted by Section 6.5 or Section 6.7 hereof; and (g) transactions involving aggregate payments or consideration of less than $2,500,000 (in one transaction or a series of transactions).

6.13 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in (i) any business other than (A) the businesses engaged in by such Credit Party on the Closing Date and business ancillary, incidental, or substantially related thereto, and (B) such other lines of business as may be acceptable to Requisite Lenders, or (ii) any business or activities that conflict with Section 4.26(a).

6.14 Material Intellectual Property. Notwithstanding anything herein to the contrary, the Company and each of its Subsidiaries shall not, (i) except as permitted by Section 6.9(f), (A) make any Investment, dividend, or disposition of, exclusively license or otherwise assign or transfer, any Material Intellectual Property to any Person that is not a Domestic Subsidiary and a Credit Party, or (B) permit any Subsidiary or Joint Venture of the Company that is not a Credit Party to hold any Material Intellectual Property, in each case, other than non-exclusive and non-commercial licenses for bona fide operating business purposes (as reasonably determined by the

Company in good faith) or (ii) except for non-exclusive and non-commercial licenses permitted by Section 6.9(f)(iv), dispose, sell, assign, license or otherwise transfer, or permit the disposition, sale, assignment, license or transfer of any U.S. rights to Oncology Indications with respect to any pharmaceutical or biological composition containing selinexor (or any re-formulations thereof).

6.15 Reserved.

6.16 Amendments or Waivers with Respect to Certain Indebtedness. Except to the extent expressly permitted under the terms of the corresponding Subordination Agreement or Intercreditor Agreement, as applicable, no Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness that constitutes Material Indebtedness or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Indebtedness, increase the principal amount thereof, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is, when taken as a whole, to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders thereof (or a trustee or other representative on their behalf) in each case in a manner that would be adverse to any Credit Party, the Agents or any Lender.

6.17 Fiscal Year; Accounting Policies. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31 or make any change in its accounting policies that is not required under GAAP.

6.18 Deposit Accounts and Securities Accounts. No Credit Party will establish or maintain a Deposit Account or a Securities Account that is not a Controlled Account, deposit any funds or proceeds in a Deposit Account that is not a Controlled Account or deposit, acquire, or otherwise carry any security entitlement or commodity contract in a Securities Account that is not a Controlled Account; provided, that, the foregoing shall not apply to Excluded Accounts.

6.19 Amendments to Certain Documents and Agreements. No Credit Party shall (a) amend or permit any amendments to any Credit Party’s or any of its Subsidiaries’ Organizational Documents; or (b) amend, terminate (other than in accordance with its terms), or waive or permit any amendment, termination (other than in accordance with its terms), or waiver of any provision of, any Material Contract if in the case of clause (a) or (b) such amendment, termination, or waiver would be adverse to Administrative Agent or the Lenders.

6.20 Use of Proceeds. No Credit Party shall use the proceeds of any Term Loans except as set forth in Section 2.5.

SECTION 7 GUARANTY

7.1 Guaranty of the Obligations. Subject to the provisions of Section 7.2 and any limitations set forth in the definition of the term Guarantor, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Collateral Agent for the ratable benefit of Beneficiaries the due and punctual Payment in Full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3 Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right that any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will pay, or cause to be paid, in Cash, to Collateral Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest that, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than Payment in Full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Collateral Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations that has not been paid. Without limiting the generality of the foregoing, if Collateral Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed

Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than Payment in Full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to depart from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims that Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than Payment in Full of all Obligations; (c) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, or that may conflict with the terms hereof.

7.6 Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been Paid in Full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any other Credit Party with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any other Credit Party, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been Paid in Full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Credit Party, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been Paid in Full, such amount shall be held in trust for Collateral Agent for the benefit of Beneficiaries and shall forthwith be paid over to Collateral Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7 Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any Distribution collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Collateral Agent for the benefit of Beneficiaries and shall forthwith be paid over to Collateral Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof. For purposes of this Section 7.7, “Distribution” means, with respect to any Indebtedness subordinated pursuant to this Section 7.7, (a) any payment or distribution by any Person of cash, securities or other property, by set-off or otherwise, on account of such Indebtedness, (b) any redemption of or purchase or other acquisition of such Indebtedness from the Obligee Guarantor by any other Person, and (c) the granting of any lien or security interest to or for the benefit of the Obligee Guarantor or any other Person in or upon any property of any Person to secure such Indebtedness.

7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been Paid in Full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9 Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, Directors or any agents acting or purporting to act on behalf of any of them.

7.10 Financial Condition of Company. Any Credit Extension may be made to Company or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

7.11 Bankruptcy, Etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense that Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations that accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations that are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order that may relieve any Credit Party of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by any Credit Party, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale (provided that Administrative Agent and Collateral Agent may, after receipt of a written certificate of a Chief Financial Officer of Company or the Company certifying that such transaction is permitted pursuant to the Credit Documents, execute and deliver any documentation reasonably requested by Company in writing to further evidence or reflect any such release, all at the expense of Company).

7.13 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Credit Party hereunder to honor all of such Credit Party’s obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Guaranty, as it relates to such Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.13 shall remain in full force and effect until the Guaranteed Obligations shall have been Paid in Full. Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8 EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Company to pay (i) the principal of and premium, if any, on any Loan whether at stated maturity, by acceleration or otherwise or (ii) when due any installment of principal of any Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise. Failure by Company to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in subsection (i) and (ii) of this subsection 8.1(a)) due under any Credit Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days; or

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Material Indebtedness, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party or any of its Subsidiaries with respect to any other term of (1) one or more items of Material Indebtedness, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Material Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Material Indebtedness (or a trustee on behalf of such holder or holders), with or without the passage of time, to cause, that Material Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or other redemption) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, (iii) the occurrence of any fundamental change or make-whole fundamental change under the Existing Convertible Notes or the 2029 Convertible Notes or (iv) the occurrence of any Special Termination Event under the Healthcare Royalty Partners Facility; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.1(b), 5.1(c), 5.1(d), 5.1(f), 5.1(g), 5.1(k), Section 5.2 (with respect to the Company), Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 5.8, Section 5.15 or Section 6; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made or deemed made; provided that such materiality qualifier shall not apply to any representations and warranties to the extent already qualified or modified by materiality or similar concept in the text thereof; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 8.1 or consisting of a condition or status that is expressly required to exist or be satisfied at a specific time, and such term has not been fully and permanently performed or complied with within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default, or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Company or any of its Subsidiaries in an involuntary case under any Debtor Relief Law, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Company or any of its Subsidiaries under any Debtor Relief Law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) the Company or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Law, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of the Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,500,000 or (ii) in the aggregate at any time an amount in excess of $5,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days; or

(i) Dissolution. Any order, judgment or decree (other than in connection with any voluntary dissolutions permitted by Section 6.9(a)) shall be entered against any Credit Party or any of its Subsidiaries decreeing the dissolution or split up of such Credit Party or any of its Subsidiaries and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days,; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events that individually or in the aggregate results in or might reasonably be expected to result in liability of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $2,500,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the Payment in Full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the Payment In Full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Administrative Agent, Collateral Agent or any Secured Party to take any action within its control or any Credit Party taking or not taking an action that it is permitted to take or not to take, as applicable, by an express term of the Credit Documents, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity of or perfection of any Lien in any Collateral granted or purported to be granted pursuant to the Collateral Documents; or

(m) The FDA or the Company withdraws approval for selinexor with respect to its current approved indication for use with bortezomib and dexamethasone;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, (A) the Commitments, if any, of each Lender having such Commitments; and (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party:

(I) the unpaid principal amount of and accrued interest and premium on the Loans, and (II) all other Obligations. In addition to the foregoing rights and remedies, Administrative Agent, at the request of (or with the consent of) Requisite Lenders, may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents and Administrative Agent and Collateral Agent may enforce any other rights and remedies available to it under any Credit Document or under applicable law.

SECTION 9 AGENTS

9.1 Appointment of Agents. WSFS is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes WSFS, in such capacity, to act as Administrative Agent and each Secured Party hereby authorizes WSFS, in such capacity, to act as Collateral Agent, in each case in accordance with the terms of this Agreement and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained in this Agreement and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and the Secured Parties and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and the Secured Parties, as applicable, and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company or any of its Subsidiaries (including any of the Guarantors). Each Agent (other than Administrative Agent and Collateral Agent), without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. Each Agent (other than Administrative Agent and Collateral Agent), may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Company. It is understood and agreed that the use of the term “agent” in this Agreement or any other Credit Documents (or any other similar term) with reference to Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Credit Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

9.2 Powers and Duties. Each Lender and other Secured Party irrevocably authorizes each Agent to take such action on such Lender’s or Secured Party’s behalf and to exercise such powers, rights and remedies under this Agreement and the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. In the event that any obligations are permitted to be incurred and subordinated in right of payment to the Obligations hereunder and/or are permitted to be secured by Liens on all or a portion of the Collateral, each Lender and Secured Party authorizes Administrative Agent and Collateral Agent, as applicable, to enter into the Intercreditor Agreement and any other intercreditor agreements, subordination agreements and amendments to the Collateral Documents to reflect such arrangements on terms that are acceptable to Administrative Agent and Collateral Agent, in their respective sole discretion, as applicable.

Each Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents, sub-agents or employees. No Agent shall have, by reason of this Agreement or any of the other Credit Documents, a fiduciary relationship in respect of any Lender, Secured Party or any other Person; and nothing in this Agreement or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any of the other Credit Documents except as expressly set forth herein or therein.

9.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender or other Secured Party for or have any duty to ascertain or inquire into the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability or sufficiency (including, for the avoidance of doubt, in connection with any Agent’s reliance on any electronic signatures, or signatures transmitted by telecopy, emailed.pdf or any other electronic means) of this Agreement or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, agreements, reports or certificates or any other documents furnished or made by any Agent to Lenders or Secured Parties or by or on behalf of any Credit Party to any Agent or any Lender or Secured Party in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or as to the value or sufficiency of any Collateral or as to the satisfaction of any condition set forth in Section 3 or elsewhere herein (other than confirm receipt of items expressly required to be delivered to such Agent in its personal capacity as such) or to inspect the properties, books or records of the Company or any of its Subsidiaries or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, Directors, employees or agents shall be liable to Lenders or Secured Parties for any action taken or omitted by any Agent (i) under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (ii) with the consent or at the request or direction of the Requisite Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) or upon a Direction of the Requisite Lenders. No Agent shall, except as expressly set forth in this Agreement or the other Credit Documents, have any duty to disclose or be liable for the failure to disclose, any information relating to Company or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received (i) instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or a Direction of the Requisite Lenders and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be) or a Direction of the Requisite Lenders, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise (and shall be fully protected in so acting, refraining from acting or exercising) such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or may be in violation of the automatic stay under any Debtor Relief Law; provided, however, that (1) notwithstanding anything in this Agreement to the contrary, no Agent shall be required to take any action which, in its opinion or the opinion of its counsel, exposes any Agent to personal liability or which is contrary to this Agreement or any other Credit Document or Requirements of Law and (2) each Agent shall in all cases be fully justified in failing or refusing to act under this Agreement or any other Credit Document unless it first receives further assurances of its indemnification from the Lenders that the such Agent reasonably believes it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses and liabilities it may incur in taking or continuing to take any such action upon a Direction of the Requisite Lenders. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in, and shall not incur any liability for, relying, upon any oral or written communication, instrument, amendment, approval, consent, information, notice, certificate, request, statement, disclosure, authorization or document (which may include a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an electronic signature, or signature transmitted by telecopy, emailed.pdf or any other electronic means) believed by it to be genuine and correct and to have been signed or sent or otherwise authenticated by the proper Person or Persons (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the maker thereof), and shall be entitled to rely and shall be protected in relying on, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of, opinions and judgments of attorneys (who may be attorneys for the Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Person shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or a Direction of the Requisite Lenders. In no event shall any Agent be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties under the Credit Documents or in the exercise of any of its rights or powers under this Agreement.

(c) Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Such appointing Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9 shall apply to any Affiliates of any Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by an Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary of this Section 9, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders and Secured Parties, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the applicable Agent and not to any Credit Party, Lender, Secured Party or any other Person and no Credit Party, Lender, Secured Party or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(d) Notice of Default or Event of Default. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to a Responsible Employee of such Agent by a Credit Party or a Lender. In the event that a Responsible Employee of Administrative Agent shall receive such a notice, Administrative Agent will endeavor to give notice thereof to the Lenders; provided, that failure to give such notice shall not result in any liability on the part of Administrative Agent.

(e) Direction of Requisite Lenders. Notwithstanding any provision of this Agreement or the other Credit Documents to the contrary, with respect to each reference herein or the other Credit Documents to documents, agreements or other matters being “satisfactory,” “acceptable,” “reasonably satisfactory”, “reasonably acceptable,” “waived” or “requested” (or any expression of similar import) to or by the Requisite Lenders, such determination may be communicated by a Direction of the Requisite Lenders.

(f) Environmental Liability. The parties hereto and the Lenders hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any Environmental Law as a result of this Agreement, the Intercreditor Agreement, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Lenders hereby agree and acknowledge that in the exercise of its rights under this Agreement, the Intercreditor Agreement and the Collateral Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral.

9.4 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders and the other Secured Parties. The Lenders and other Secured Parties acknowledge that pursuant to such activities, the Agents or their Affiliates may receive information regarding any Credit Party or any Affiliate of any Credit Party (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Agents and their Affiliates shall be under no obligation to provide such information to them.

9.5 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender and each Secured Party (other than the Agents) represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Company and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or Secured Parties or to provide any Lender or Secured Party with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders or Secured Parties.

(b) Each Lender and other Secured Party (other than the Agents), by delivering its signature page to this Agreement or an Assignment Agreement and funding its Term Loan on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date and to have authorized, directed and instructed each Agent to enter into and deliver each Credit Document to which it is party.

(c) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and not, for the avoidance of doubt, to or for the benefit of the Company, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder have been satisfied in connection therewith;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its reasonable discretion, and such Lender.

(d) In addition, if the immediately preceding clause (c)(i) is not applicable with respect to a Lender and if such Lender has not provided another representation, warranty and covenant as provided in the immediately preceding clause (c)(iv), then such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents, and not, for the avoidance of doubt, to or for the benefit of the Company, that none of the Agents is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by any Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

9.6 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their and their Affiliates’ respective officers, partners, directors, members, managers, trustees, employees, advisors, consultants, administrators, agents, sub-agents and representatives of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all Indemnified Liabilities which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE

NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order; provided, however, no action taken in accordance with the consent or at the request of the Requisite Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) or upon a Direction of the Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; provided, further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7 Successor Administrative Agent and Collateral Agent.

(a) Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Company. Administrative Agent shall have the right to appoint a financial institution to act as successor Administrative Agent hereunder in such notice, subject to the reasonable satisfaction of Company and the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) thirty days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by Company and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the resigning Administrative Agent, then the Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent. If neither the Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, then the Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent automatically upon the effectiveness of such resignation and the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made to or by each Lender directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent and the resigning Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums held under the Credit Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such resigning Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of WSFS or its successor as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation of WSFS or its successor as Collateral Agent. After any resigning Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Agreement and the other Credit Documents, including the provisions of this Section 9 and Sections 10.2 and 10.3, shall survive and inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 9.7 shall, automatically upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b) In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Company. Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Company and the Requisite Lenders, and Collateral Agent’s resignation shall become effective on the earliest of (i) thirty days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Company and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation or any such removal, if a successor Collateral Agent has not already been appointed by the resigning Administrative Agent, then Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent for the benefit of the Secured Parties under any of the Credit Documents shall continue to be held by the resigning Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Collateral Agent under this Agreement and the Collateral Documents, and the resigning or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such resigning or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any resigning or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Agreement and the Collateral Documents, including the provisions of this Section 9 and Sections 10.2 and 10.3, shall survive and inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was Collateral Agent hereunder. In the event no successor Collateral Agent shall have been appointed within 60 days after the giving of notice of such resignation, the Collateral Agent may petition any court of competent jurisdiction to appoint a successor Collateral Agent.

(c) [reserved].

(d) Notwithstanding anything herein to the contrary, Administrative Agent and Collateral Agent may assign their rights and duties as Administrative Agent and Collateral Agent hereunder to an Affiliate of WSFS without the prior written consent of, or prior written notice to, Company or the Lenders; provided, that Company and the Lenders may deem and treat such assigning Administrative Agent and Collateral Agent as Administrative Agent and Collateral Agent for all purposes hereof, unless and until such assigning Administrative Agent or Collateral Agent, as the case may be, provides written notice to Company and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent and Collateral Agent hereunder and under the other Credit Documents.

9.8 Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Lender and other Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented. Upon request by Collateral Agent at any time, the Lenders will confirm in writing Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.8. Upon the reasonable request of Company, Administrative Agent and/or Collateral Agent may, after receipt of a written certificate of a Chief Financial Officer of Company certifying that such transaction is permitted pursuant to the Credit Documents (and Administrative Agent and Collateral Agent may rely conclusively on any such certificate without further inquiry and shall have no liability to any Secured Party for any inaccuracy or misrepresentation contained therein), execute and deliver any such release documentation reasonably requested by Company in connection with such permitted releases as described above, all at the expense of Company. Notwithstanding anything in the Credit Documents to the contrary, each party to this Agreement acknowledges and agrees that no Agent will be responsible for filing, continuing or otherwise tracking any Uniform Commercial Code financing statements or other security, mortgage or pledge filings required to be filed pursuant to the Credit Documents including, among other things, the upcoming lapse or expiration thereof.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Secured Party (by acceptance of the benefits of this Agreement and any other Credit Documents, whether or not a signatory hereto or thereto) hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the other Credit Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of Secured Parties in accordance with the terms thereof and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii), or otherwise of the Bankruptcy Code), Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale or disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c) [reserved].

(d) Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations have been Paid in Full, upon request of Company, or upon a disposition of assets expressly permitted under this Agreement, the Secured Parties’ Liens on all Collateral (upon Payment in Full) or on the Collateral that is the subject of a permitted disposition (upon a disposition of assets expressly permitted under this Agreement) shall be automatically released without any further action of the parties, and the Collateral Agent shall at the Company’s cost take such actions as shall be required to document or otherwise effectuate its release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e) No Duty. Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall Collateral Agent be responsible or liable to the Lenders or any Secured Party for any failure to monitor or maintain any portion of the Collateral.

(f) Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a Secured Party with possession or control has priority over the security interest of another Secured Party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the other Secured Parties, except as otherwise expressly provided in this Agreement. Should Administrative Agent or any Lender obtain possession or control of any such Collateral, Administrative Agent or such Lender shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions. Each Credit Party by its execution and delivery of this Agreement hereby consents to the foregoing.

9.9 Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without duplication of the provisions of Section 2.19(g), if the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all reasonable expenses (including reasonable legal expenses and out-of-pocket expenses) incurred.

9.10 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 2.10, 10.2 and 10.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.10, 10.2 and 10.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.10, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained in this Section 9.10 shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11 Erroneous Payments. (a) If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from Administrative Agent) received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 60 days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient)), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.11 and held in trust for the benefit of Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter (or such later date as Administrative Agent may, in its sole discretion, specify in writing), return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender, agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.11(b).

For the avoidance of doubt, the failure to deliver a notice to Administrative Agent pursuant to this Section 9.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.11(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Credit Document, or otherwise payable or distributable by Administrative Agent to such Lender under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company; provided that this Section 9.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of Company relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Credit Document), the Company for the purpose of a payment on the Obligations.

(e) To the extent permitted by applicable Requirements of Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 9.11 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

SECTION 10 MISCELLANEOUS

10.1 Notices.

(a) Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent or Administrative Agent shall be sent to such Person’s mailing address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the mailing address as indicated on Appendix B or otherwise indicated to Administrative Agent and Company in writing. Each notice hereunder shall be in writing and may be personally served or sent by facsimile (excluding any notices to any Agent in its capacity as such), e-mail or U.S. mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or e-mail, or three Business Days after depositing it in the U.S. mail with postage prepaid and properly addressed; provided, no notice to any Agent in its capacity as such shall be effective until received by Agent; provided, further, any such notice or other communication shall, at the request of an Agent, be provided to any sub-agent appointed pursuant to Section 9.3(c) as designated by such Agent from time to time.

(b) Electronic Communications.

(i) The Company and each Lender hereby acknowledges that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Company hereunder (collectively, “Company Materials”) by posting the Company Materials on Debt Domain, IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD promulgated by the SEC under the Securities Act and the Exchange Act (all such information described in the foregoing, “MNPI”). Company hereby agrees that (1) it will use commercially reasonable efforts to cause all Company Materials to be identified as either (A) “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof) or (B) “PRIVATE”; (2) by marking the Company Materials “PUBLIC,” Company shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Company Materials as not containing any MNPI (although it may be sensitive and proprietary); (3) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (4) the Administrative Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information” (it being understood that Company and its Subsidiaries shall not otherwise be under any obligation to mark any particular Company Materials “PUBLIC”). Notwithstanding anything herein to the contrary, financial statements and other documentation delivered pursuant to Sections 5.1(a), (b), (c) and (e) (with respect to clauses (c) and (e), only to the extent such reports and filings are filed by Company with any stock exchange on which any securities of Company are traded and/or the SEC) shall be deemed to be suitable for posting on a portion of the Platform designated for “Public Side Information.” Unless expressly marked “PUBLIC” and subject to the prior sentence, the Administrative Agent agrees not to make any such Company Materials available to Public Lenders without such Public Lender’s prior written consent. In the event that any Public Lender has elected for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) the Administrative Agent and other Lenders may have access to such information and (ii) neither the Company nor the Administrative Agent or other Lender with access to such information shall have (x) any responsibility for such Public Lender’s decision to limit the scope of information it has obtained in connection with this Agreement and the other Credit Documents or (y) any duty to disclose such information to such electing Lender or to use such information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use such information.

(ii) Notwithstanding the foregoing, to the extent Company in good faith determines that it is necessary to disclose MNPI to a Public Lender for purposes relating to this Agreement or any other Credit Document, Company shall inform the Administrative Agent via email at its notice address set forth on Appendix B (or any other email address as may be notified by the Administrative Agent to Company in writing from time to time) of such determination, and Administrative Agent shall distribute such email to the applicable Public Lender, and within two (2) Business Days after the sending of such email by Company to the Administrative Agent, such Public Lender shall engage with the Company to discuss such purposes.

(iii) Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution.

(iv) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents, their respective Affiliates or any of their or their Affiliates’ respective officers, partners, members, directors, trustees, employees, managers, advisors, consultants, administrators, agents, sub-agents or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications. In no event shall the Agent Affiliates have any liability to any of the Credit Parties, any Lender or any other Person for damages of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or Administrative Agent’s transmission of communications through the Platform. Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform.

(v) Each Credit Party, each Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(vi) All uses of the Platform shall be governed by and subject to, in addition to this Section 10.1, separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform.

(vii) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c) Change of Address, Etc. Any party hereto may change its mailing or e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Credit Parties agree to pay promptly (a) subject to clause (c) below, all Agents’ and the Lenders’ actual and reasonable and documented out of pocket costs and expenses incurred in connection with the negotiation, preparation, execution and (in the case of the Agents) administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) [reserved]; (c) all the actual and reasonable and documented fees, out of pocket expenses and disbursements of legal counsel to Agents and legal counsel to Lenders and, if reasonably necessary, of one local counsel to Agents and of one local counsel to the Lenders (which may include a single special counsel acting in multiple jurisdictions) in each case, in each relevant jurisdiction material to the interests of the Agents and the Lenders, in connection with the negotiation, preparation, execution, enforcement and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual and reasonable and documented out of pocket costs and expenses of creating, perfecting, recording, maintaining, and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of one outside counsel to Agents and one outside counsel to Lenders and, if reasonably necessary, of one local counsel to Agents and of one local counsel to the Lenders (which may include a single special counsel acting in multiple jurisdictions) in each case, in each relevant jurisdiction material to the interests of the Agents and the Lenders; (e) any Agent’s or Lenders’ actual and reasonable and documented fees, out of pocket costs, expenses, and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual and reasonable and documented out of pocket costs and expenses (including the reasonable and documented fees, out of pocket costs, expenses and disbursements of any third party appraisers, consultants, advisors and agents employed or retained by any Agent or the Requisite Lenders and their respective outside counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable and documented out of pocket costs and expenses incurred by each Agent or Lender in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees and out of pocket costs of settlement, incurred by any Agent for general default administration or incurred by any Agent and Lenders in enforcing or preparing for enforcement of any Obligations of or in collecting or preparing to collect any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with any actual or prospective sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any actual or prospective refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to or in contemplation of any insolvency or bankruptcy cases or proceedings, including the engagement of a restructuring advisor or consultant satisfactory to Administrative Agent.

10.3 Indemnity.

(a) In the event that an Indemnitee becomes involved in any capacity in any action, proceeding or investigation brought by or against any Person (including whether brought by a third party or any Credit Party or any of its affiliates) relating to or arising out of any Indemnified Liabilities and whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees that within thirty (30) days of demand therefor it will pay such Indemnitee for its actual and reasonable and documented out of pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith.

(b) In addition to the payment of expenses pursuant to Section 10.2 and any other provision of the Credit Documents, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend, indemnify, pay and hold harmless, each Indemnitee, from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, no Credit Party shall have any obligation to any Indemnitee under this Section 10.3(b) with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (x) arise directly from the gross negligence or willful misconduct of such Indemnitee, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) with respect to any Lender only, result from a claim brought by any Credit Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other

Credit Document, if such Credit Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) with respect to any Lender only, arise out of any investigation, litigation or proceeding that does not involve an act or omission by the Company or any of its Affiliates and arises solely from a dispute among Indemnitees (except when and to the extent that one of the parties to such dispute was acting in its capacity as an agent, arranger, bookrunner, or other agent or similar capacity and, in such case, excepting only such party and its Affiliates). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(c) To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, incidental, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referenced to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Company hereby waives, releases and agrees not to sue upon any such claim or such damages whether or not accrued and whether or not known or suspected to exist in its favor. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents (including the Platform) or the transactions contemplated hereby or thereby, except to the extent such damages arise directly from gross negligence or willful misconduct of such Indemnitee, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction provided, however, that in no event shall any Indemnitee have any liability to any Person for special, indirect, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Each Credit Party also agrees that no Indemnitee will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other Person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof, or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of such Lender in performing its funding obligations under this Agreement; provided, however, that in no event will any such Lender or any Agent have any liability for any indirect, incidental, consequential, special or punitive damages in connection with or as a result of such Lender’s or Agent’s, or their respective Affiliates’, Directors’, employees’, attorneys’, agents’ or sub-agents’ activities arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referenced to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith.

(e) Notwithstanding anything to the contrary in this Agreement or any Credit Document, this Section 10.3 shall not apply with respect to Taxes payable by a Lender other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.4 Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Agent and each Lender and their respective Affiliates are each hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) and any other obligations or Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the Obligations of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. The rights of each Lender and its respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of set off) that such Lender or its respective Affiliates may otherwise have.

10.5 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b), 10.5(c) and 10.5(e) and except as otherwise provided in clauses (i) or (ii) of Section 2.17(a), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Administrative Agent and the Requisite Lenders; provided that Administrative Agent may, with the consent of Company (and without any requirement for consent from any other Person), amend, modify, or supplement this Agreement or any other Credit Document to cure any obvious typographical error, incorrect cross-reference, defect in form, inconsistency, omission or ambiguity (in each case, as concluded by Administrative Agent in its sole discretion), so long as Lenders have received at least five Business Days’ prior written notice thereof and Administrative Agent has not received, within five Business Days after delivery of such notice, a written notice from Requisite Lenders stating that the Requisite Lenders object to such amendment.

(b) Affected Lenders’ Consent. Subject to Section 10.5(e), without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or any promissory note issued pursuant to Section 2.6;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) waive any condition precedent set forth in Section 3.1 without the consent of each Lender;

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9) or any fee or premium payable under this Agreement; provided, that only the consent of the Requisite Lenders shall be necessary to revoke any election by Administrative Agent to impose interest at the Default Rate or to revoke any right of Company to convert or continue Loans as SOFR Loans;

(v) waive or extend the time for payment of any such interest, fees, or premiums;

(vi) reduce or forgive the principal amount of any Loan, or increase any Lender’s Commitment;

(vii) amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c) or Section 10.5(e) or any other provision of this Agreement that expressly provides that the consent of all Lenders or any specific Lenders is required;

(viii) amend the definition of “Requisite Lenders”, or “Pro Rata Share”; provided, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Commitments, the Term Loans are included on the Closing Date;

(ix) alter the required application of any repayments or prepayments as pursuant to Section 2.14 or Section 2.15(h) without the consent of each Lender that is being allocated a lesser repayment or prepayment as a result thereof;

(x) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except (A) as expressly provided in the Credit Documents on the Closing Date, (B) in connection with a “credit bid” undertaken by Collateral Agent with the consent or at the direction of Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other provision of the Bankruptcy Code or any other Debtor Relief Law, or (C) in connection with any other sale or disposition of assets in connection with an enforcement action with respect to the Collateral that is permitted pursuant to the Credit Documents and consented to or directed by Requisite Lenders;

(xi) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, except as expressly provided in any Credit Document; or

(xii) subordinate the Lien on the Collateral securing the Obligations to any other Indebtedness or subordinate the Obligations in right of payment to any other Indebtedness, in each case, including any Permitting Refinancing Indebtedness.

(c) Other Consents. Subject to Section 10.5(e), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) amend, modify, or waive any provision of this Agreement or the Collateral Documents so as to alter the ratable treatment of Obligations arising under the Credit Documents or the definitions of “Obligations” or “Secured Obligations” (as such term or any similar term is defined in any relevant Collateral Document) in each case in a manner adverse to any Lender with Obligations then outstanding without the written consent of any such Lender;

(ii) amend, modify, terminate or waive any provision of a Credit Document as the same directly or indirectly applies to the rights or obligations of any Agent, in each case in any manner adverse to such Agent without the consent of such Agent;

(iii) amend or modify this Agreement or the Collateral Documents so as to alter the treatment of the Subsidiaries such that any Subsidiaries currently subject to the provisions hereof would be “unrestricted” or otherwise excluded from the requirements applicable to Subsidiaries pursuant to this Agreement without the prior written consent of each Lender directly and adversely affected thereby;

(iv) make any change or modification that would authorize additional Commitments or the incurrence of additional Indebtedness that would be issued under this Agreement in contemplation of or for the purpose of influencing any voting threshold, in each case, without the prior written consent of each Lender directly and adversely affected thereby; or

(v) amend or modify the definition of “Material Intellectual Property” or Section 6.14 without the written consent of Lenders having or holding Term Loan Exposure representing more than 75% of the aggregate Term Loan Exposure of all Lenders (provided that if there are three or more Lenders, such written consent shall be of three or more unaffiliated Lenders).

(d) Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender, each Credit Party, and each future Credit Party. Administrative Agent shall, upon the request of the Company, promptly notify the 2029 Convertible Notes Trustee of any amendment, waiver of a “default”, “event of default”, breach of representation or warranty or compliance with any covenant or other term or provision of this Agreement and provide the 2029 Convertible Notes Trustee with a copy of such amendment or waiver.

(e) Lender Participation Rights. Notwithstanding anything herein to the contrary, with respect to any amendment, restatement, supplement, modification or waiver, the opportunity to participate on the same terms in such amendment, restatement, supplement, modification or waiver (and, in each case, the related transactions contemplated thereby) shall be offered on the same terms to each Lender (regardless of whether such Lender’s consent would otherwise be required to effect such amendment, restatement, supplement, modification or waiver), including any amendment to effectuate an increase in the Obligations or permit the incurrence of any Indebtedness secured by the Collateral on a pari passu or senior basis, and each Lender shall have the right to participate in such amendment, restatement, supplement, modification or waiver (and, in each case, the related transactions contemplated thereby) on the same terms as each other Lender and shall have the right to receive the same pro rata economics in such transaction and related transactions (including any fee, payment or other consideration including consent or backstop fees) paid to any Lender in any capacity.

(f) Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue, or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification, or similar transaction permitted by the terms of this Agreement pursuant to a cashless settlement mechanism approved by Company, Administrative Agent and such Lender.

10.6 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Indemnitee Agent Parties, Affiliates of each of the Agents and Lenders, and any other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans (including principal and stated interest) listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following Administrative Agent’s acceptance of a fully executed an Assignment Agreement, together with the forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following acceptance by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Company and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date”. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. It is intended that the Register be maintained such that the Loans are in “registered form” for the purposes of the Internal Revenue Code.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignment shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments) to any Eligible Assignee upon the giving of notice to the Administrative Agent; provided that, (A) each such assignment shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount (x) as may be agreed to by the Administrative Agent, or (y) as is assigned by an assigning Lender to an Affiliate or Related Fund of such Lender) with respect to the assignment of Term Loans, and (B) the consent of the Company shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or a Related Fund of such Lender; provided, further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof.

(d) Mechanics. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to U.S. federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.19(c), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an assignee that is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender, which fee may be otherwise waived or reduced in the sole discretion of Administrative Agent).

(e) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Company and shall maintain a copy of such Assignment Agreement.

(f) [Reserved].

(g) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any remaining Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any promissory note pursuant to Section 2.6, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable promissory notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new promissory notes in accordance with Section 2.6, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new or remaining Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person in all or any part of its Commitments, Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 10.6(h) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of Company, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation interest with respect to any Loan or Commitment (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, Section 1.163-5 of the proposed United States Treasury Regulations or any applicable temporary, final or other successor relations. Unless otherwise required by the Internal Revenue Service or applicable Requirements of Law, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to any Loan or Commitment for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, any promissory note evidencing a Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii) Company agrees that each participant shall be entitled to the benefits of Sections 2.17(d), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such participant acquired the participation, and (y) a participant shall not be entitled to the benefits of Section 2.19 unless such participant agrees, for the benefit of Company, to comply with Section 2.19 as though it were a Lender (it being understood that any documentation required under Section 2.19(c) and (d) shall be delivered to the participating Lender). To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though such participant were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.

(i) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its promissory notes issued pursuant to Section 2.6, if any, to secure obligations of such Lender including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8 Survival of Certain Agreements. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18, 2.19, 9, 10.2, 10.3, 10.4, and 10.10 and the agreements of Lenders set forth in Sections 2.16 and 9 shall survive the Payment in Full of the Obligations.

10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10 Marshalling; Payments Set Aside. None of any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, for the benefit of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11 Severability. In the event any provision in or obligation hereunder or under any Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby (it being understood that the invalidity, illegality or unenforceability of a particular provision in a particular jurisdiction shall not in and of itself affect the validity, legality or enforceability of such provision in any other jurisdiction). The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as reasonably possible to that of the invalid, illegal or unenforceable provisions.

10.12 Obligations Several; Actions in Concert. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any promissory note issued pursuant to Section 2.6 or otherwise with respect to the Obligations without first obtaining the prior written consent of Administrative Agent or Requisite Lenders (as applicable), it being the intent of Lenders that any such action to protect or enforce rights under this Agreement or any other Credit Document with respect to the Obligations shall be taken in concert and at the direction or with the consent of Administrative Agent or Requisite Lenders (as applicable).

10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15 CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (V) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE U.S. SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (V) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (V) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY

CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17 Confidentiality.

(a) Each Agent and each Lender shall maintain the confidentiality of all non public information regarding the Company and its Subsidiaries and their businesses, it being understood and agreed by each Credit Party that, in any event, Administrative Agent may disclose any such information to the Lenders and other Agents, and any Agent or Lender may make (i) disclosures of such information to Affiliates and Related Funds of such Lender or such Agent and to their respective officers, Directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts, or agents on a confidential basis (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Credit Party and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other substantially similar confidentiality restrictions), (iii) disclosure on a confidential basis to any rating agency, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (vi) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform Company promptly thereof to the extent not prohibited by law), (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority (including the NAIC) purporting to have jurisdiction over such Person or any of its Affiliates, (viii) disclosures to members of the investment committee of a Lender (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ix) disclosures to any Lenders’ financing sources; provided that prior to any disclosure such financing source is informed of the confidential nature of the information, (x) disclosures to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Credit Parties and (xi) disclosures with the consent of the relevant Credit Party. Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Credit Parties).

(b) The Company agrees (i) to publicly file a Current Report on Form 8-K no later than 9:30 a.m., New York City time, on the first (1st) Business Day after the Closing Date, that will disclose all material information regarding the terms of this Agreement, the Related Agreements, all other confidential information communicated to any Lender of any of their respective Affiliates to the extent that such confidential information constitutes material non-public information, and disclosing the consummation of the transactions contemplated hereby and (ii) that, upon the public filing of the such Form 8-K, each Lender and each of their respective Affiliates will not be under any obligation to refrain from trading in any securities issued by the Company or any of its Affiliates as a result of any materially non public information provided to the lenders by the Company. At or prior to 8:00 a.m. (New York City time) on the second (2nd) Business Day following (i) any repayment, prepayment, redemption or payment in full of the outstanding principal amounts of the Loans or (ii) the Company’s delivery of a notice of repayment or prepayment of Loans in a material amount (as determined in good faith by the Company and in compliance with Regulation FD), the Company shall file a Form 8-K with the SEC or furnish a Form 8-K to the SEC describing such termination, repayment, prepayment, redemption or payment (as applicable) and any other material transactions occurring in connection therewith.

10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest or loan charges under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Obligations hereunder are Paid in Full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest or loan charges in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19 Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20 Entire Agreement. This Agreement, together with the other Credit Documents (including any such other Credit Document entered into prior to the date hereof) and the Related Agreements, reflect the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, made prior to the date hereof.

10.21 PATRIOT Act. Each Lender and Agent (for itself and not on behalf of any Lender or Secured Party) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22 Electronic Execution of Assignments and Credit Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement or any other Credit Document shall in each case be deemed to include electronic signatures, signatures exchanged by electronic transmission, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that Administrative Agent or Collateral Agent may request, and upon any such request the Credit Parties shall be obligated to provide, manually executed “wet ink” signatures to any Credit Document.

10.23 No Fiduciary Duty. Each Agent, Lender, and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their equity holders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its equity holders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its equity holders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

10.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is and the applicable Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

KARYOPHARM THERAPEUTICS INC.

By:	/s/ Richard Paulson
Name:	Richard Paulson
Title:	President and Chief Executive Officer

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT:

WILMINGTON SAVINGS FUND
SOCIETY, FSB

By:	/s/ Raye Goldsborough
Name:	Raye Goldsborough
Title:	Vice President

COLLATERAL AGENT:

WILMINGTON SAVINGS FUND
SOCIETY, FSB

By:	/s/ Raye Goldsborough
Name:	Raye Goldsborough
Title:	Vice President

[Signature Page to Credit Agreement]

LENDERS:

HIGHBRIDGE TACTICAL CREDIT INSTITUTIONAL FUND, LTD., as a Lender

By: Highbridge Capital Management, LLC as Trading Manager and not in its individual capacity

By:	/s/ Steve Ardovini
Name:	Steve Ardovini
Title:	Managing Director

HIGHBRIDGE TACTICAL CREDIT MASTER FUND, L.P., as a Lender

By: Highbridge Capital Management, LLC as Trading Manager and not in its individual capacity

By:	/s/ Steve Ardovini
Name:	Steve Ardovini
Title:	Managing Director

1992 Master Fund Co - Invest SPC- Series 4 Segregated Portfolio, as a Lender

By: Highbridge Capital Management, LLC as Trading Manager and not in its individual capacity

By:	/s/ Steve Ardovini
Name:	Steve Ardovini
Title:	Managing Director

Highbridge SCF II Loan SPV, L.P., as a Lender

By: Highbridge Capital Management, LLC as Trading Manager and not in its individual capacity

By:	/s/ Steve Ardovini
Name:	Steve Ardovini
Title:	Managing Director

[Signature Page to Credit Agreement]

BRAIDWELL TRANSACTION HOLDINGS LLC – SERIES 7, as a Lender

By: Braidwell LP, its Investment Manager

By:	/s/ Manish K. Mital
	Name:	Manish K. Mital
	Title:	Chief Operating Officer & General Counsel

By:	/s/ Colin Bettison
	Name:	Colin Bettison
	Title:	Head of Finance & Operations

[Signature Page to Credit Agreement]

CONTEXT PARTNERS MASTER FUND, L.P., as a Lender

By: Context Capital Management, LLC,
Investment Adviser

By:	/s/ Charles E. Carnegie
	Name:	Charles E. Carnegie
	Title:	Managing Member

[Signature Page to Credit Agreement]

MIDTOWN ACQUISITIONS L.P., as a Lender

By: Midtown Acquisitions GP LLC, its general partner

By:	/s/ Gabriel T. Schwartz
Name:	Gabriel T. Schwartz
Title:	Co-Deputy Executive Managing Member

[Signature Page to Credit Agreement]

HEALTHCARE ROYALTY PARTNERS III, L.P., as a Lender

By: HealthCare Royalty GP III, LLC, its general partner

By:	/s/ Clarke B. Futch

Name:	Clarke B. Futch
Title:	Managing Partner

HEALTHCARE ROYALTY PARTNERS IV, L.P., as a Lender

By: HealthCare Royalty GP IV, LLC, its general partner

By:	/s/ Clarke B. Futch

Name:	Clarke B. Futch
Title:	Managing Partner

HCRX INVESTMENTS HOLDCO, L.P., as a Lender

By: HCRX Master GP, LLC, its general partner

By:	/s/ Clarke B. Futch

Name:	Clarke B. Futch
Title:	Chairman and Chief Executive Officer

HCR CANARY FUND, L.P.., as a Lender

By: HCR Canary Fund GP, LLC, its general partner

By:	/s/ Clarke B. Futch

Name:	Clarke B. Futch
Title:	Managing Partner

[Signature Page to Credit Agreement]

HCR MOLAG FUND, L.P., as a Lender

By: HCR Molag Fund GP, its general partner

By:	/s/ Clarke B. Futch

Name:	Clarke B. Futch
Title:	Managing Partner

[Signature Page to Credit Agreement]

Appendix A

Commitments

***

Appendix B

Notice Addresses

For the Company and each other Credit Party:

Karyopharm Therapeutics Inc.

85 Wells Avenue

Suite 210

Newton, MA 02459

Attn: Michael Mason, Chief Financial Officer

Email: ***

with a copy to:

Karyopharm Therapeutics Inc.

85 Wells Avenue

Suite 210

Newton, MA 02459

Attn: Michael Mano, General Counsel

Email: ***

with a copy to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn: George W. Shuster, Jr. and Nathan J. Moore

Email: ***

For Wilmington Savings Fund Society, FSB as Administrative Agent and Collateral Agent, to its Principal Office set forth below:

Wilmington Savings Fund Society, FSB

500 Delaware Avenue, 11th Floor

Wilmington, DE 19801

Attn: GCM / Raye Goldsborough

Email: ***

With a copy to (which copy shall not constitute notice):

Allen Overy Shearman Sterling LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Elizabeth Taraila

Email: ***

For HIGHBRIDGE TACTICAL CREDIT INSTITUTIONAL FUND, LTD., HIGHBRIDGE TACTICAL CREDIT MASTER FUND, L.P., 1992 Master Fund Co—Invest SPC- Series 4 Segregated Portfolio and Highbridge SCF II Loan SPV, L.P., as Lenders:

c/o Highbridge Capital Management, LLC

277 Park Ave, 23rd Floor

New York, NY 10172

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attn: David Hammerman; Peter Sluka; Bryce Kaufman

Email: ***

For BRAIDWELL TRANSACTION HOLDINGS LLC – SERIES 7, as Lender:

Braidwell LLP

One Harbor Point, 2200 Atlantic Street, 4th Floor

Stamford, CT 06902

Attn: Manish K. Mital

Tel.: ***

Email: ***

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

One Embarcadero Center

San Francisco, CA 94111

Attn: Ryan A. Murr; Melissa Barshop; Paul Rafla

Email: ***

For CONTEXT PARTNERS MASTER FUND, L.P., as Lender

7724 Girard Avenue, Third Floor

La Jolla, CA 92037

Email: ***

For MIDTOWN ACQUISITIONS L.P., as Lender

520 Madison Ave., 30th Floor

New York, New York 10022

Email: ***

For HCR Lender, as Lender

HCR Karyopharm SPV, LLC

300 Atlantic Street, 6th Floor

Stamford, CT 06901

Attention: Clarke B. Futch and John A. Urquhart

Email: ***

with a courtesy copy to (which shall not constitute notice):

HCR Karyopharm SPV, LLC

300 Atlantic Street, 6th Floor

Stamford, CT 06901

Attention: Tim Bryant

Email: ***

EXHIBIT A-1 TO

CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of May 8, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Karyopharm Therapeutics Inc. (“Company”), the Guarantors party thereto from time to time (collectively with Company, the “Credit Parties”), the Lenders party thereto from time to time and Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent.

Pursuant to Section 2.1 of the Credit Agreement, Company desires that the Lenders make the following Loans to Company in accordance with the applicable terms and conditions of the Credit Agreement on May 8, 2024 (the “Closing Date”):

1. Term Loans:

☐ SOFR Loans, with an initial Interest Period ending [August [_], 2024]:	$[ , , ]

The undersigned Authorized Officer, in his or her capacity as an Authorized Officer and not in any individual capacity, hereby represents, warrants and certifies on behalf of Credit Parties that:

1. after making the Credit Extensions requested on the Closing Date, any such Credit Extensions requested in respect of the Term Loan shall not exceed the Commitment immediately prior to giving effect to such Credit Extensions;

2. as of the Closing Date, the representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not apply to any representations and warranties to the extent already qualified or modified by materiality or similar concept in the text thereof; and

3. as of the Closing Date, no event has occurred and is continuing or would result from the consummation of the Credit Extension that would constitute an Event of Default or a Default.

Date: May 8, 2024

KARYOPHARM THERAPEUTICS INC.
By:
Name:
Title:

EXHIBIT A-1-1

EXHIBIT A-2

CREDIT AND GUARANTY AGREEMENT

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE BORROWER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE BORROWER AT KARYOPHARM THERAPEUTICS INC., 85 WELLS AVENUE, SUITE 210, NEWTON, MASSACHUSETTS 02459-329, ATTN: MICHAEL MANO [***]

[FORM]

TERM LOAN NOTE

$[_____________]	[May 8, 2024]

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby, jointly and severally, promises to pay to [_____] or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term Loan made by the Lender to the Borrower under that certain Credit and Guaranty Agreement, dated as of May 8, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors party thereto from time to time, the Lenders from time to time party thereto, and Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent.

The Borrower promises to make principal payments as specified in the Credit Agreement, and pay interest on the unpaid principal amount of the Term Loan made by the Lender from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. Both principal and interest are payable in Dollars to Wilmington Savings Fund Society, FSB, as Administrative Agent, at the address set forth in the Credit Agreement, in immediately available funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This note (a “Term Loan Note”) is entitled to the benefits of the Credit Agreement and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Loan Note is also secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.

EXHIBIT A-2-1

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Loan Note.

Delivery of an executed signature page to this Term Loan Note by fax transmission or other electronic transmission shall be effective as delivery of a manually executed counterpart to this Term Loan Note.

THIS TERM LOAN NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT A-2-2

KARYOPHARM THERAPEUTICS INC.
By:
Name:
Title:

EXHIBIT A-2-3

EXHIBIT B TO

CREDIT AND GUARANTY AGREEMENT

KARYOPHARM THERAPEUTICS INC.

85 Wells Avenue, Suite 210

Newton, Massachusetts 02459-329

May 8, 2024

Wilmington Savings Fund Society, FSB,

as Administrative Agent

500 Delaware Avenue, 11th Floor

Wilmington, DE 19801

Attention: Raye Goldsborough

Email: ***

RE:	Letter of Direction

Ladies and Gentlemen:

Reference is made to the Credit and Guaranty Agreement, dated as of May 8, 2024 (the “Credit Agreement”), by and among KARYOPHARM THERAPEUTICS INC., a Delaware corporation (“Company”), and the Guarantors party thereto from time to time (collectively, with Company, “Credit Parties”), the Lenders party thereto from time to time, and Wilmington Savings Fund Society, FSB, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties. Capitalized terms used but not otherwise defined in this letter are used in this letter as defined in the Credit Agreement.

Company hereby irrevocably instructs you and authorizes you to make the disbursements of the Term Loan on the Closing Date in the manner set forth on Exhibit A attached hereto and incorporated herein by reference, in accordance with the terms and provisions of the Credit Agreement, to the account numbers specified thereon.

Company, on behalf of the Credit Parties, hereby acknowledges that Administrative Agent may make payment strictly on the basis of the account numbers furnished herein. In the event the account numbers are incorrect or if any payoff amount is incorrect, Credit Parties hereby agree to be fully liable for any and all losses, costs and expenses arising therefrom (including, without limitation, any losses, costs or expenses arising from any of the Credit Parties’ negligence or the negligence of any of the Credit Parties’ agents or employees).

EXHIBIT B-1

This Letter of Direction may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Letter of Direction by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Letter of Direction.

[Signature page(s) follow]

EXHIBIT B-2

IN WITNESS WHEREOF, Company has caused this Letter of Direction to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

KARYOPHARM THERAPEUTICS INC.
By:
Name:
Title:

Acknowledged and Agreed as of the date first written above:
WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Administrative Agent
By:
Name:
Title:

EXHIBIT B-3

Exhibit A

Disbursement of Proceeds

[SEE ATTACHED]

EXHIBIT B-4

EXHIBIT C TO

CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the [Chief Financial Officer]1 of KARYOPHARM THERAPEUTICS INC. (“Company”), and am delivering this Certificate (as hereinafter defined) solely in such capacity as an officer of Company and not in my individual capacity.

2. I have reviewed the terms of the Credit and Guaranty Agreement, dated as of May 8, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Company and the Guarantors party thereto from time to time (collectively, with Company, the “Credit Parties”), the Lenders party thereto from time to time and Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the quarter ended [_____].

3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the Fiscal Quarter ended [_____] or as of the date of this Compliance Certificate (this “Certificate”), except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which Credit Parties have taken, are taking, or propose to take with respect to each such condition or event.

4. On each day during the Fiscal Quarter ended [_____], the Company and its Subsidiaries maintained Consolidated Liquidity of at least $25,000,000.

The foregoing certifications are made and delivered as of [mm/dd/yy] pursuant to Section 5.1(d) of the Credit Agreement.

[Signature Page Follows]

[1]	Or such other Authorized Officer if approved by Administrative Agent.

EXHIBIT C-1

IN WITNESS WHEREOF, the undersigned, solely in [his/her] capacity as an Authorized Officer of Company, has caused this certificate to be delivered as of the date set forth above.

KARYOPHARM THERAPEUTICS INC.

Name:
Title:	Chief Financial Officer

EXHIBIT C-2

EXHIBIT D TO

CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i), the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit, guarantees, and swingline loans), and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by Assignor to Assignee pursuant to clauses (i) and (ii) above referred to herein collectively as (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

I. ASSIGNOR:	_________________________

II. ASSIGNEE:	_________________________and is an [Affiliate/Lender/Related Fund][2]

III. BORROWER:	Karyopharm Therapeutics Inc., a Delaware corporation (the “Company”)

IV. ADMINISTRATIVE AGENT:	Wilmington Savings Fund Society, FSB, as the Administrative Agent under the Credit Agreement.

[2]	Select as applicable.

EXHIBIT D-3

V. CREDIT AGREEMENT:	The Credit and Guaranty Agreement dated as of May 8, 2024, among Karyopharm Therapeutics Inc., the Guarantors party thereto from time to time, the Lenders party thereto from time to time and Wilmington Savings Fund Society, FSB, as Administrative Agent.

VI.	ASSIGNED INTEREST:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders		Amount of Commitment/Loans Assigned		Percentage Assigned of Commitment/Loans[3]
Term Loan Commitment/Term Loans	$	_____________	$	_____________	_____________	%

Effective Date: ___________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

VII.	NOTICE AND WIRE INSTRUCTIONS:

[NAME OF ASSIGNOR] Notices: Attention: Telecopier: with a copy to: Attention: Telecopier: Wire Instructions:	[NAME OF ASSIGNEE] Notices: Attention: Telecopier: with a copy to: Attention: Telecopier: Wire Instructions:

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

EXHIBIT D-4

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]
By:
Name:
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:
Name:
Title:

[Consented to by:
KARYOPHARM THERAPEUTICS INC., as the Company
By:
Name:
Title:][4]

[4]	If required by Section 10.6(c) of the Credit Agreement.

EXHIBIT D-5

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

I.	REPRESENTATIONS AND WARRANTIES.

A.

Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Document, or any Collateral thereunder, (iii) the financial condition of Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

B.

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-U.S. Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

EXHIBIT D-6

II.	PAYMENTS. ALL PAYMENTS WITH RESPECT TO THE ASSIGNED INTERESTS SHALL BE MADE ON THE EFFECTIVE DATE AS FOLLOWS:

A.

With respect to Assigned Interests for Term Loans, unless notice to the contrary is delivered to the Lender from the Administrative Agent, payment to the Assignor by the Assignee in respect of the Assigned Interest shall include such compensation to the Assignor as may be agreed upon by the Assignor and the Assignee with respect to all unpaid interest which has accrued on the Assigned Interest to but excluding the Effective Date. On and after the applicable Effective Date, the Assignee shall be entitled to receive all interest paid or payable with respect to the Assigned Interest, whether such interest accrued before or after the Effective Date.

III.

GENERAL PROVISIONS. THIS ASSIGNMENT SHALL BE BINDING UPON, AND INURE TO THE BENEFIT OF, THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS. THIS ASSIGNMENT MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS, WHICH TOGETHER SHALL CONSTITUTE ONE INSTRUMENT. DELIVERY OF AN EXECUTED COUNTERPART OF A SIGNATURE PAGE OF THIS ASSIGNMENT BY TELECOPY SHALL BE EFFECTIVE AS DELIVERY OF A MANUALLY EXECUTED COUNTERPART OF THIS ASSIGNMENT. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

EXHIBIT D-7

EXHIBIT E-1 TO

CREDIT AND GUARANTY AGREEMENT

FORM OF U.S. TAX COMPLIANCE

CERTIFICATE

(For Foreign Person Recipients That Are Not Partnerships For U.S. Federal Income Tax

Purposes)

Reference is made to the Credit and Guaranty Agreement, dated as of May 8, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among KARYOPHARM THERAPEUTICS INC., a Delaware corporation (“Company”), certain of its respective Subsidiaries, as Guarantors, the Lenders party thereto from time to time, and Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a 10% shareholder of Company within the meaning of Section 871(h)(3)(B) or Section 881(c)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation that is related to Company within the meaning of Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and Company with a certificate of its “Foreign Person” status on IRS Form W-8BEN, W-8BEN-E or any successor form thereto. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:
Title:

Date:__________, 20[_]

EXHIBIT E-1-1

EXHIBIT E-2 TO

CREDIT AND GUARANTY AGREEMENT

FORM OF U.S. TAX COMPLIANCE

CERTIFICATE

(For Foreign Person Participant Recipients That Are Not Partnerships For U.S. Federal

Income Tax Purposes)

Reference is made to the Credit and Guaranty Agreement, dated as of May 8, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among KARYOPHARM THERAPEUTICS INC., a Delaware corporation (“Company”), the Guarantors party thereto from time to time, the Lenders party thereto from time to time, and Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a 10% shareholder of Company within the meaning of Section 871(h)(3)(B) or Section 881(c)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to Company within the meaning of Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its “Foreign Person” status on IRS Form W-8BEN, W-8BEN-E or any successor form thereto. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such participating Lender in writing, and (2) the undersigned shall have at all times furnished such participating Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:
Title:

Date:__________, 20[_]

EXHIBIT E-2-1

EXHIBIT F-3 TO

CREDIT AND GUARANTY AGREEMENT

FORM OF U.S. TAX COMPLIANCE

CERTIFICATE

(For Foreign Person Participant Recipients That Are Partnerships For U.S. Federal

Income Tax Purposes)

Reference is made to the Credit and Guaranty Agreement, dated as of May 8, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among KARYOPHARM THERAPEUTICS INC., a Delaware corporation (“Company”), certain of its respective Subsidiaries, as Guarantors, the Lenders party thereto from time to time, and Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a 10% shareholder of Company within the meaning of Section 871(h)(3)(B) or Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Company within the meaning of Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such participating Lender and (2) the undersigned shall have at all times furnished such participating Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:
Title:

Date:__________, 20[_]

EXHIBIT E-3-1

EXHIBIT G-4 TO

CREDIT AND GUARANTY AGREEMENT

FORM OF U.S. TAX COMPLIANCE

CERTIFICATE

(For Foreign Person Recipients That Are Partnerships For U.S. Federal Income Tax

Purposes)

Reference is made to the Credit and Guaranty Agreement, dated as of May 8, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among KARYOPHARM THERAPEUTICS INC., a Delaware corporation (“Company”), the Guarantors party thereto from time to time, the Lenders party thereto from time to time, and Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a 10% shareholder of Company within the meaning of Section 871(h)(3)(B) or Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Company within the meaning of Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

EXHIBIT E-4-1

[NAME OF LENDER]

By:

Name:
Title:

Date:__________, 20[_]

EXHIBIT E-4-2

EXHIBIT H-1 TO

CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:

1. I am the [Chief Financial Officer]5 of KARYOPHARM THERAPEUTICS INC., (“Company”), and am delivering this Certificate solely in such capacity and not in any individual capacity.

2. Pursuant to Section 2.1 of the Credit and Guaranty Agreement, dated as of May 8, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among KARYOPHARM THERAPEUTICS INC., the Guarantors party thereto from time to time (collectively with Company, “Credit Parties”), the Lenders party thereto from time to time, Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent, Company requests that Lenders make the following Loans to Company on May 8, 2024 (the “Closing Date”):

(a) Term Loans: $100,000,000

3. I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in such Credit Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed statement as to the matters referred to herein.

4. Based upon my review and examination described in paragraph 3 above, I certify, in my capacity as an officer of Company, and not in any individual capacity, on behalf of Credit Parties, that as of the date hereof:

(i) upon the funding of the Term Loans, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not apply to any representations and warranties to the extent already qualified or modified by materiality or similar concept in the text thereof;

(ii) as of the Closing Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

[Remainder of page intentionally left blank.]

[5]	Or other Authorized Officer of Company.

EXHIBIT F-1-1

IN WITNESS WHEREOF, each of the undersigned, solely in [his/her] capacity as an Authorized Officer of Company, has caused this certificate to be delivered as of the date set forth above.

KARYOPHARM THERAPEUTICS INC.

Name:
Title: [Chief Financial Officer]

EXHIBIT F-1-2

EXHIBIT F-2 TO

CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the [Chief Financial Officer]6 of KARYOPHARM THERAPEUTICS INC., a Delaware corporation (“Company”) and am delivering this Solvency Certificate solely in such capacity as an officer of Company and not in my individual capacity.

2. Reference is made to the Credit and Guaranty Agreement, dated as of May 8, 2024(as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Company, and certain of its respective Subsidiaries, as Guarantors (collectively, with Company, the “Credit Parties”), the Lenders party thereto from time to time and Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent.

3. I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, together with each of the Credit Documents and Related Agreements, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed statement as to the matters referred to herein.

4. Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the consummation of the Transactions and the Credit Extensions to be made on the Closing Date, Company and its Subsidiaries, as a whole, are Solvent.

[Signature Page Follows]

[6]	Or other Authorized Officer of Company.

EXHIBIT F-2-1

IN WITNESS WHEREOF, the undersigned, solely in [his/her] capacity as an Authorized Officer of Company, has caused this certificate to be delivered as of the date set forth above.

KARYOPHARM THERAPEUTICS INC.

Name:
Title: [Chief Financial Officer]

EXHIBIT F-2-2

EXHIBIT G TO

CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to the Credit and Guaranty Agreement, dated as of May 8, 2024 (as amended, restated,, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among KARYOPHARM THERAPEUTICS INC., the Guarantors party thereto from time to time, the Lenders party thereto from time to time, Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent; capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Section 1. Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct in all material respects as of the date hereof both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date;

(c) certifies that no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby, that would constitute an Event of Default or a Default;

(d) agrees to irrevocably and unconditionally guaranty the due and punctual Payment in Full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) and in accordance with Section 7 of the Credit Agreement; and

(e) (i) agrees that this Counterpart Agreement may be attached to the Pledge and Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Pledge and Security Agreement as if it were an original signatory thereto, (iii) grants to the Collateral Agent, for the benefit of the Secured Parties (as such term is defined in the Pledge and Security Agreement) a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Pledge and Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Collateral Agent supplements to all schedules attached to the Pledge and Security Agreement and the Credit Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement.

EXHIBIT G-1

Section 2. The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given in pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

This Counterpart Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Counterpart Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Counterpart Agreement.

THIS COUNTERPART AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

EXHIBIT G-2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date first written above.

[NAME OF SUBSIDIARY]
By:
Name:
Title:

Address for Notices:

c/o Karyopharm Therapeutics Inc.

85 Wells Avenue, Suite 210

Newton, Massachusetts 02459-329

Attention: Michael Mano, General Counsel

E-Mail: [***]

with a copy (which shall not constitute notice) to:

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn: George W. Shuster, Jr. and Nathan J. Moore

Email: [***]

ACKNOWLEDGED AND ACCEPTED, as of the date first written above:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Administrative Agent and Collateral Agent

By:
Name:
Title:

EXHIBIT G-3

EXHIBIT H TO

CREDIT AND GUARANTY AGREEMENT

FORM OF LANDLORD COLLATERAL ACCESS AGREEMENT

This LANDLORD COLLATERAL ACCESS AGREEMENT (this “Agreement”) is dated as of ________________, 20_ and entered into by [________________], a [________________] (“Landlord”), to and for the benefit of Wilmington Savings Fund Society, FSB (in its capacity as Collateral Agent under the Credit Agreement described below, “Agent”).

RECITALS:

WHEREAS, [TENANT], a [____] (“Tenant”), has possession of and occupies all or a portion of the property commonly known as [________________] (the “Premises”);

WHEREAS, Tenant’s interest in the Premises arises under the lease agreement more particularly described on Exhibit A annexed hereto (collectively, the “Lease”), pursuant to which Landlord has rights, upon the terms and conditions set forth therein, to take possession of, and otherwise assert control over, the Premises;

WHEREAS, Landlord understands that Tenant and certain of its affiliates and subsidiaries have entered into that certain Credit and Guaranty Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) with the Agent and the lenders party thereto from time to time (“Lenders”), pursuant to which Tenant and its affiliates and/or subsidiaries have executed a security agreement and other collateral documents in relation to the Credit Agreement (together with the Credit Agreement, collectively, the “Credit Documents”);

WHEREAS, Tenant’s obligations to the Lenders and other secured parties (collectively, the “Secured Parties”) under the Credit Documents will be secured, in part, by certain assets of the Tenant, including, without limitation, all of Tenant’s cash, cash equivalents, goods, inventory, machinery, equipment, furniture and trade fixtures (such as equipment bolted to any structure), together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing located at the Premises, but excluding building fixtures (such as plumbing, lighting, life safety, security, and HVAC systems) (collectively, the “Collateral”); and

WHEREAS, Agent has requested that Landlord execute this Agreement as a condition to the extension of credit to Tenant under the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, Landlord hereby represents and warrants to, and covenants and agrees with, Agent, on behalf of Lenders and other Secured Parties, as follows:

1. Landlord consents to Tenant’s pledge of a lien upon and security interest in the Collateral. Landlord hereby (a) waives and releases unto Agent and its successors and assigns any and all rights granted by or under any present or future laws to levy or distraint for rent or any other charges which may be due to Landlord against the Collateral, and any and all other claims,

EXHIBIT H-1

liens and demands of every kind which it now has or may hereafter have against the Collateral, and (b) agrees that any rights it may have in or to the Collateral, no matter how arising (to the extent not effectively waived pursuant to clause (a) of this paragraph), shall be second and subordinate to the rights of Agent in respect thereof. Landlord acknowledges that the Collateral is and will remain personal property and not a fixture or part of the real estate even though it may be affixed to or placed on the Premises.

2. Landlord certifies that (a) Landlord is the landlord under the Lease, (b) the Lease is in full force and effect and has not been amended, modified or supplemented except as set forth on Exhibit A annexed hereto, (c) there is no defense, offset, claim or counterclaim by or in favor of Landlord against Tenant under the Lease or against the obligations of Landlord under the Lease, (d) no notice of default has been given under or in connection with the Lease which has not been cured, and Landlord has no knowledge of the occurrence of any other default under or in connection with the Lease, and (e) except as disclosed to Agent, no portion of the Premises is encumbered in any way by any deed of trust, mortgage lien or ground or superior lease.

3. Landlord consents to the installation or placement of the Collateral on the Premises, and Landlord grants to Agent a license to enter, occupy and otherwise use the Premises to do any or all of the following with respect to the Collateral: assemble, have appraised, display, remove, maintain, prepare for sale or lease, repair, transfer or sell (at public or private sale). Agent shall promptly repair, at Agent’s expense, or reimburse Landlord for, any physical damage to the Premises actually caused by Agent’s entering upon or into the Premises and taking any of the foregoing actions with respect to the Collateral (ordinary wear and tear excepted).

4. Landlord agrees that it will not prevent Agent or its designee from exercising the license set forth in Section 3 at all reasonable times. In the event that (a) the Lease or Tenant’s right to possession of the Premises has been or will be terminated prior to its stated expiration date, or (b) Landlord has taken or intends to retake possession of the Premises as a result of Tenant’s default under the Lease, Landlord shall notify Agent in writing to that effect (such notice, the “Landlord’s Notice”) and, within the 90 day period after Agent receives the Landlord’s Notice, Agent shall have the right, but not the obligation, to access the Premises and cause the Collateral to be removed from the Premises. During such 90 day period, Landlord will not remove the Collateral from the Premises nor interfere with Agent’s actions in removing the Collateral from the Premises or Agent’s actions in otherwise enforcing its security interest in the Collateral (including, without limitation, exercising the license granted in Section 3). Notwithstanding anything to the contrary in this paragraph, Agent shall at no time have any obligation to remove the Collateral from the Premises.

5. Landlord shall send to Agent a copy of any notice of default under the Lease sent by Landlord to Tenant. Agent shall have at least 30 days following receipt of any such notice to cure the default set forth therein; provided, however, that Agent shall be under no obligation to cure any default of Tenant under the Lease. In addition, Landlord shall send to Agent a copy of any notice received by Landlord of a breach or default under any other lease, mortgage, deed of trust, security agreement or other instrument to which Landlord is a party which may affect Landlord’s rights in, or possession of, the Premises. No action by Agent pursuant to this Agreement shall be deemed to be an assumption by Agent of any obligation under the Lease, and Agent shall not have any obligation to Landlord.

EXHIBIT H-2

6. All notices to any party under this Agreement shall be in writing and sent to such party at its address set forth on the signature page hereof by facsimile, United States certified mail (return receipt requested) or overnight delivery service.

7. The provisions of this Agreement shall continue in effect until all amounts advanced under the Credit Agreement have been indefeasibly paid in full and the Lenders have no obligation to make any advances or other extensions of credit thereunder.

8. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to its conflicts of laws principles. This Agreement may not be changed or terminated orally or by course of conduct but only in a writing signed by both parties. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile, Adobe pdf file or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

[Remainder of page intentionally left blank]

EXHIBIT H-3

IN WITNESS WHEREOF, Landlord has caused this Agreement to be executed and delivered by its duly authorized representative as of the date first set forth above.

[__________________], as Landlord
By:

Name:

Title:

Address:
[ ]
[ ]
Attention:	[ ]
Facsimile:	[ ]

EXHIBIT H-4

By its acceptance hereof, as of the date first set forth above, Agent agrees to be bound by the provisions hereof.

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Agent
By:

Name:

Title:

[Address]

And, in any event, with a copy (which copy shall not constitute notice) to:

[__]

EXHIBIT H-5

By its acceptance hereof, as of the date first set forth above, Tenant agrees to be bound by the provisions hereof.

[TENANT], as Tenant
By:

Name:

Title:

Karyopharm Therapeutics Inc. 85 Wells Avenue, Suite 210
Newton, Massachusetts 02459-329
Attention:
E-Mail:

with a copy to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street
Boston, MA 02109
Attn: George W. Shuster, Jr. and Nathan J. Moore
Email: [***]

Exhibit A to

Landlord Collateral Access Agreement

Description of Lease:

EXHIBIT H-6

EXHIBIT I TO

CREDIT AND GUARANTY AGREEMENT

FORM OF INTERCOMPANY NOTE AND SUBORDINATION

MASTER INTERCOMPANY PROMISSORY NOTE

(the “Note”)

[_], 2024

New York, New York

FOR VALUE RECEIVED, each of the undersigned (each in its capacity as a borrower hereunder and together with each Person that hereafter joins this Note, a “Maker”) promises to pay on demand to the order of each of the undersigned (each in its capacity as a lender hereunder and together with each Person that hereafter joins this Note, a “Payee”), the principal amount of all advances made by any Payee from time to time outstanding.

Each Maker also promises to pay interest from time to time on the principal amount outstanding under this Note at a rate per annum (if any) as shall be agreed upon from time to time by such Maker and such Payee.

Each Maker hereby authorizes each Payee to record all loans and advances made by such Payee to such Maker, interest, if any accrued thereon, and all repayments or prepayments thereof, in such Maker’s books and records, which books and records shall be conclusive evidence of the indebtedness owed by each Maker hereunder, absent manifest error; provided, however, that the failure of any such Payee to so record any such information shall not affect any such Maker’s obligations hereunder.

Reference is hereby made to the Credit and Guaranty Agreement, dated as of May 8, 2024 (as amended, restated,, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among KARYOPHARM THERAPEUTICS INC., a Delaware corporation (“Company”), the Guarantors party thereto from time to time, the Lenders party thereto from time to time, and Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent (“Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

All payments of principal and interest, if any, in respect of this Note shall be made on demand in lawful money of the United States of America in same day funds to the account of the applicable Payee located at such place as shall be designated in writing for such purpose.

Each Payee acknowledges and agrees that any and all obligations of any Maker under this Note to such Payee shall be unsecured and subordinate in right of payment to the Payment in Full of the Obligations; provided, that unless a Default or Event of Default has occurred and is continuing, each Maker may make payments to such Payee at any time or times. Upon any distribution to creditors of any Maker in a liquidation or dissolution of any Maker in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Maker or its property, in an assignment for the benefit of creditors or any marshalling of such Maker’s assets and liabilities, (i) holders of the Obligations are entitled to receive payment in full of the

EXHIBIT I-1

Obligations (including interest after the commencement of any such proceeding at the rate specified in the Indebtedness to which such Obligations relate) before any Payee shall be entitled to receive any payment with respect to this Note, and (ii) until all Obligations are paid in full, any distribution to which any Payee would be entitled but for this paragraph shall be made to holders entitled to the benefit of the Obligations as their interests may appear.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Maker and each Payee, the Maker’s obligation, which is absolute and unconditional, to pay the Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of creditors of such Payee other than the holders of the Obligations.

Whenever any payment on this Note shall be declared to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

The obligations of any Maker arising under this Note may be prepaid in whole or in part at any time without penalty or premium.

None of the terms or provisions hereof may be waived, altered, modified or amended except as each Payee may consent in a writing duly signed for and on its behalf in accordance with the terms of the Credit Agreement and the other Credit Documents.

In no event shall any interest or loan charges be payable under this Note to the extent that the payment thereof would be prohibited by applicable law.

Each Maker and each Payee hereby acknowledge and agree that this Note governs every promissory note heretofore executed by such Maker in favor of such Payee.

The right to plead any and all statutes of limitations as a defense to demand hereunder is hereby waived to the extent permitted by law. Each Maker, for itself and its successors and assigns, waives presentment, protest and notice thereof or of dishonor, and waives the right to be released by reason of any extension of time or change in the terms of payment or any change, alteration or release of any security given for the payment hereof.

This Note shall be hypothecated and delivered by the Payees to Agent, for the benefit of the Secured Parties, pursuant to the Pledge and Security Agreement. Each Payee hereby acknowledges and agrees that, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent, pursuant to the Pledge and Security Agreement as in effect from time to time, may exercise all rights provided therein with respect to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

EXHIBIT I-2

This Note may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Note by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Note.

[Remainder of Page Intentionally Left Blank]

EXHIBIT I-3

IN WITNESS WHEREOF, each Maker has caused this Note to be duly executed and delivered by its duly authorized officers or authorized representatives, as of the day and year and at the place first written above.

[_________________]

By:
Name:
Title:

[_________________]

By:
Name:
Title:

[_________________]

By:
Name:
Title:

[_________________]

By:
Name:
Title:

EXHIBIT I-4

[SIGNATURE PAGE TO MASTER INTERCOMPANY PROMISSORY NOTE]

ENDORSEMENT

Each of the undersigned hereby assigns and transfers its rights under this Master Intercompany Promissory Note,

To the order of:

dated as of

[ ]

By:
Name:
Title:

To the order of:

dated as of

[ ]

By:
Name:
Title:

To the order of:

dated as of

[ ]

By:
Name:
Title:

EXHIBIT I-5

[MASTER INTERCOMPANY PROMISSORY NOTE ENDORSEMENT]

To the order of:

dated as of

[ ]

By:
Name:
Title:

EXHIBIT I-6

[MASTER INTERCOMPANY PROMISSORY NOTE ENDORSEMENT]

JOINDER

THIS JOINDER AND ENDORSEMENT IS TO BE ATTACHED TO AND MADE A PART OF THAT CERTAIN MASTER INTERCOMPANY PROMISSORY NOTE, dated as of May 8, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercompany Note”), made by each of the Makers (as defined in the Intercompany Note) and Payees (as defined in the Intercompany Note) party thereto in respect of the principal amount of all advances made by any Maker or Payee to any other Maker or Payee, as the case may be, from time to time outstanding. Each of the undersigned hereby becomes a co-maker of and co-payee under such Intercompany Note and becomes a “Maker” and “Payee” (as defined in the Intercompany Note) pursuant to the following endorsement with the same force and effect as if such endorsement were set forth at the end of such Intercompany Note.

[_________]

By: __________________________

EXHIBIT I-7

[JOINDER TO MASTER INTERCOMPANY NOTE]

ENDORSEMENT

The undersigned hereby assigns and transfers its rights under the Intercompany Note to _________________________.

[_______________]

By:

Dated: ____________, 20___

This Allonge and Endorsement shall be attached to the Intercompany Note described above and is hereby made a part thereof.

EXHIBIT I-8

EXHIBIT J TO

CREDIT AND GUARANTY AGREEMENT

EXHIBIT J TO

CREDIT AND GUARANTY AGREEMENT

PLEDGE AND SECURITY AGREEMENT

among

KARYOPHARM THERAPEUTICS INC.,

certain of its Subsidiaries

and

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Collateral Agent

Dated as of May 8, 2024

i

ii

Page
SCHEDULE 6	Government Receivables	6-1
SCHEDULE 7	Copyrights; Patents; Trademarks; Intellectual Property Licenses; Other Intellectual Property	7-1
SCHEDULE 8	Letter of Credit Rights	8-1
SCHEDULE 9	Commercial Tort Claims	9-1
EXHIBIT A	Form of Uncertificated Securities Control Agreement	A-1
EXHIBIT B-1	Form of Copyright Security Agreement	EXHIBIT B-1
EXHIBIT B-2	Form of Patent Security Agreement	EXHIBIT B-2
EXHIBIT B-3	Form of Trademark Security Agreement	EXHIBIT B-3
ANNEX 1	Assumption Agreement	ANNEX 1-1

iii

PLEDGE AND SECURITY AGREEMENT, dated as of May 8, 2024, among each of the signatories hereto designated as a Grantor on the signature pages hereto (together with any other entity that may become a party hereto as a Grantor as provided herein, each a “Grantor” and collectively, the “Grantors”) and Wilmington Savings Fund Society, FSB, as Collateral Agent (in such capacity and together with its permitted successors and assigns in such capacity, the “Agent”) for the Secured Parties under the Credit and Guaranty Agreement, dated as of May 8, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Karyopharm Therapeutics Inc., a Delaware corporation (the “Company”), the Lenders, the Administrative Agent and the Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Company upon the terms and subject to the conditions set forth therein;

WHEREAS, the Company is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Company to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Company and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Company under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Company thereunder and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Grantor hereby agrees with the Agent, for the benefit of the Secured Parties, as follows:

• DEFINED TERMS

• Definitions. • Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms which are defined in the UCC are used herein as so defined (and if defined in more than one article of the UCC shall have the meaning specified in Article 9 thereof): Accounts, Account Debtor, As-Extracted Collateral, Authenticate, Certificated Security, Chattel Paper, Commodity Account, Commodity Contract, Commodity Intermediary, Documents, Electronic Chattel Paper, Entitlement Order, Equipment, Farm Products, Financial Asset, Fixtures, Goods, Health-Care-Insurance Receivable, Instruments, Inventory, Letter of Credit Rights, Manufactured Homes, Money, Payment Intangibles, Securities Account, Securities Intermediary, Security, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

• The following terms shall have the following meanings:

1

“Agreement” shall mean this Pledge and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“After-Acquired Intellectual Property” shall have the meaning set forth in Section 4.10(c).

“Collateral” shall have the meaning set forth in Section 2.

“Collateral Account” shall mean any collateral account established by the Agent as provided in Section 5.1 or 5.3.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Copyright Licenses” shall mean all agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright (including, without limitation, those listed on Schedule 7).

“Copyrights” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all works of authorship and all intellectual property rights therein, all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and databases, all designs (including but not limited to all industrial designs, “Protected Designs” within the meaning of 17 U.S.C. 1301 et. Seq. and Community designs), and all “Mask Works” (as defined in 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and with respect to any and all of the foregoing: (i) all registrations and applications for registration thereof including, without limitation, the registrations and applications listed on Schedule 7, (ii) all extensions, renewals, and restorations thereof, (iii) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Credit Agreement” shall have the meaning set forth in the preamble hereto.

“Credit Agreement Obligations” shall mean all Obligations under and as defined in the Credit Agreement

“Deposit Account” shall mean all “deposit accounts” as defined in Article 9 of the UCC and all other accounts maintained with any financial institution (other than Securities Accounts or Commodity Accounts), and shall include, without limitation, all of the accounts listed on Schedule 2 hereto under the heading “Deposit Accounts” together, in each case, with all funds held therein and all certificates or instruments representing any of the foregoing.

“Discharge of the Secured Obligations” shall mean and shall have occurred when (i) all Secured Obligations shall have been Paid in Full and all other obligations under the Credit Documents shall have been performed (other than (a) those expressly stated to survive termination and (b) contingent obligations as to which no claim has been asserted) and (ii) all Commitments shall have terminated or expired.

2

“Equity Interests” (i) shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of the equity of such Person, including, if such person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests, and, if such Person is a trust, all beneficial interests therein, and shall also include any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such corporation, partnership, limited liability company or trust, whether outstanding on the date hereof or issued on or after the date hereof and (ii) shall include, without limitation, all Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests.

“Excluded Assets” shall mean (i) any permit, lease, license, contract or agreement to which any Grantor is a party or any of its rights or interests thereunder if and only to the extent that the grant of a security interest hereunder (a) is prohibited by or a violation of any law, rule or regulation applicable to such Grantor or (b) shall constitute or result in a breach of a term or provision of, or the termination of or a default under the terms of, such permit, lease, license, contract or agreement (other than to the extent that any such law, rule, regulation, term or provision would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law (including any debtor relief law or principle of equity); provided, however, that the Collateral shall include (and such security interest shall attach and the definition of Excluded Assets shall not then include) immediately at such time as the contractual or legal provisions referred to above shall no longer be applicable and to the extent severable, and shall attach immediately to any portion of such permit, lease, license, contract or agreement not subject to the provisions specified in clauses (a) or (b) above, (ii) property owned by any Grantor that is subject to a purchase money Lien or Capital Lease permitted under the Credit Agreement if the agreement pursuant to which such Lien is granted (or the document providing for such Capital Lease) prohibits, or requires the consent of any Person other than the Grantors which has not been obtained as a condition to, the creation of any other Lien on such property; provided further that the exclusions referred to in clauses (i) and (ii) of this definition shall not include any Proceeds of such permit, lease, license, contract or agreement or property; (iii) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (v) Equity Interests in any Person (other than a Subsidiary) to the extent the grant of a security interest pursuant to this Agreement is prohibited or restricted by the terms of the Organizational Documents or any joint venture agreement, shareholder agreement or other agreement with other equity holders of such Person and, in the case of such a Person acquired after the Closing Date, such prohibition (a) existed at the time such Person was acquired and (b) was not created in anticipation or contemplation thereof, (vi) Excluded Foreign Subsidiary Voting Stock, (vii) motor vehicles and other assets subject to certificates of title, (viii) Commercial Tort Claims with a value of less than $2,500,000, (ix) real property leased or subleased by any Credit Party, (x) Margin Stock owned by any Credit Party, (xi) Excluded Accounts and (xii) any assets (including any Capital Stock or voting stock) as to which the Agent and Credit Parties reasonably agree in writing that the cost of obtaining a security interest in or perfection thereof is excessive in relation to the benefit to the Agent and the Lenders of the security to be afforded thereby.

3

“Excluded Foreign Subsidiary Voting Stock” shall mean any voting stock in excess of 66% of the total outstanding amount of any class of voting stock of a Foreign Subsidiary, if the pledge of greater than 66% of such Foreign Subsidiary Voting Stock would be likely to, in the good faith judgment of the Company, result in adverse tax consequences to the Company and its Subsidiaries, taken as a whole or, as a result of Section 956 of the Code.

“Foreign Security Documents” shall mean the collective reference to the security agreements, debentures, pledge agreements, charges and other similar documents and agreements pursuant to which any Grantor purports to pledge or grant a security interest in any property or assets located outside of the United States (including any Pledged Equity Interests of any Issuer organized under a jurisdiction other than the United States or any state or locality thereof securing the Secured Obligations).

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“General Intangibles” shall mean all “general intangibles” as such term is defined in Section 9-102(a)(42) of the UCC and, in any event, shall include, without limitation, with respect to any Grantor, all rights of such Grantor to receive any tax refunds, all Hedge Agreements, contracts, agreements, instruments and indentures and all licenses, permits, concessions, franchises and authorizations issued by Governmental Authorities in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, replaced or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all rights of such Grantor to damages arising thereunder, and (iv) all rights of such Grantor to terminate and to perform, compel performance and to exercise all remedies thereunder.

“Guarantor” has the meaning set forth in the Credit Agreement.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property” shall mean, with respect to any Grantor, the collective reference to all existing and future rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets and Trade Secret Licenses, and all rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Security Agreements” shall mean, collectively, the Copyright Security Agreement substantially the form of Exhibit C-1, the Patent Security Agreement substantially in the form of Exhibit C-2, and the Trademark Security Agreement substantially in the form of Exhibit C-3.

“Intercompany Note” shall mean any promissory note evidencing loans made by any Grantor, the Company or any of its Subsidiaries, including, without limitation, the Intercompany Note and Subordination.

4

“Investment Property” shall mean the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC including, without limitation, all Certificated Securities and Uncertificated Securities, all Security Entitlements, all Securities Accounts, all Commodity Contracts and all Commodity Accounts (other than any Excluded Assets), (ii) all security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations governing such book-entry securities, and (iii) whether or not constituting “investment property” as so defined, all Pledged Notes, all Pledged Equity Interests, all Pledged Security Entitlements and all Pledged Commodity Contracts; provided, however, that in no event shall “Investment Property” include any Excluded Assets.

“Issuers” shall mean the collective reference to each issuer of Pledged Equity Interests.

“Patent Licenses” shall mean all agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent (including, without limitation, those listed on Schedule 7).

“Patents” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all patentable inventions and designs, all United States, foreign, and multinational patents, certificates of invention, and similar industrial property rights, and applications for any of the foregoing, including, without limitation, (i) each patent and patent application listed on Schedule 7, (ii) all reissues, substitutes, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all inventions and improvements described and claimed therein, (iv) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (vi) all other rights accruing thereunder or pertaining thereto throughout the world.

“Pledged Commodity Contracts” shall mean all Commodity Contracts listed on Schedule 2 and all other Commodity Contracts to which any Grantor is party from time to time.

“Pledged Debt Securities” shall mean all debt securities now owned or hereafter acquired by any Grantor, including, without limitation, the debt securities listed on Schedule 2, together with any other certificates, options, rights or security entitlements of any nature whatsoever in respect of the debt securities of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect.

“Pledged Equity Interests” shall mean all Pledged LLC Interests, Pledged Partnership Interests and Pledged Stock; provided, however, that in no event shall “Pledged Equity Interests” include any Excluded Assets.

“Pledged LLC Interests” shall mean all membership interests and other interests now owned or hereafter acquired by any Grantor in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 2 hereto under the heading “Pledged LLC Interests” and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company and any securities entitlements relating thereto and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received,

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receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option or other agreement to acquire any of the foregoing, all management rights, all voting rights, any interest in any capital account of a member in such limited liability company, all rights as and to become a member of the limited liability company, all rights of the Grantor under any shareholder or voting trust agreement or similar agreement in respect of such limited liability company, all of the Grantor’s right, title and interest as a member to any and all assets or properties of such limited liability company, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing; provided, however, that “Pledged LLC Interests” shall not include any Excluded Assets.

“Pledged Notes” shall mean all promissory notes now owned or hereafter acquired by any Grantor including, without limitation, those listed on Schedule 2 and all the Intercompany Notes.

“Pledged Partnership Interests” shall mean all partnership interests and other interests now owned or hereafter acquired by any Grantor in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 2 hereto under the heading “Pledged Partnership Interests” and the certificates, if any, representing such partnership interests, and any interest of such Grantor on the books and records of such partnership and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing, all management rights, all voting rights, any interest in any capital account of a partner in such partnership, all rights as and to become a partner of such partnership, all of the Grantor’s rights, title and interest as a partner to any and all assets or properties of such partnership, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing; provided, however, that “Pledged Partnership Interests” shall not include any Excluded Assets.

“Pledged Stock” shall mean all shares of capital stock now owned or hereafter acquired by such Grantor, including, without limitation, all shares of capital stock described on Schedule 2 hereto under the heading “Pledged Stock”, and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing; provided, however, that “Pledged Stock” shall not include any Excluded Assets.

“Pledged Securities” shall mean the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Equity Interests regardless of whether constituting Securities under the UCC.

“Pledged Security Entitlements” shall mean all security entitlements with respect to the financial assets listed on Schedule 2 and all other security entitlements of any Grantor.

“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon and distributions or payments with respect thereto.

“Quarterly Reporting Date” means the date a Compliance Certificate is delivered or due under the Credit Agreement.

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“Receivable” shall mean all Accounts and any other any right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance. References herein to Receivables shall include any Supporting Obligation or collateral securing such Receivable.

“Secured Obligations” shall mean (i) the Credit Agreement Obligations, (ii) each guarantee of the Credit Agreement Obligations and (iii) whether or not constituting Credit Agreement Obligations, the unpaid principal of and interest on (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any other Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations and liabilities of the Company or any other Grantor to any Agent, any Lender or any other Secured Party which may arise under or in connection with any Credit Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary Grantors” shall mean, collectively, the Subsidiaries of the Company that are Grantors.

“Trademark Licenses” shall mean all agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement, dilution, or other violation of any Trademark or permitting co-existence with respect to a Trademark (including, without limitation, those listed on Schedule 7).

“Trademarks” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all domestic, foreign and multinational trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, Internet domain names, other indicia of origin or source identification, and general intangibles of a like nature, whether registered or unregistered, and, with respect to any and all of the foregoing, (i) all registrations and applications for registration thereof including, without limitation, the registrations and applications listed on Schedule 7, (ii) all extensions and renewals thereof, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) all rights to sue or otherwise recover for any past, present and future infringement, dilution, or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trade Secrets” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to (i) all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, and with respect to any and all of the foregoing (i) all rights to sue or otherwise recover for any past, present and future misappropriation or other violation thereof, (ii) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

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“Trade Secret Licenses” shall mean all agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Trade Secret or otherwise providing for a covenant not to sue for misappropriation or other violation of a Trade Secret.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“UETA” shall have the meaning set forth in Section 3.3.

• Other Definitional Provisions. • The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Exhibit and Annex references, are to this Agreement unless otherwise specified. References to any Schedule, Exhibit or Annex shall mean such Schedule, Exhibit or Annex as amended or supplemented from time to time in accordance with this Agreement.

• The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

• Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

• The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

• All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

• GRANT OF SECURITY INTEREST;

CONTINUING LIABILITY UNDER COLLATERAL

• Each Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

• all Accounts, including all Receivables;

• all Chattel Paper;

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• all Deposit Accounts;

• all Documents;

• all Equipment;

• all General Intangibles;

• all Instruments;

• all Insurance;

• all Intellectual Property;

• all Inventory;

• all Investment Property;

• all Letter of Credit Rights;

• all Money;

• all Pledged Equity Interests;

• all Vehicles;

• all Goods not otherwise described above;

• all Collateral Accounts;

• all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;

• all commercial tort claims now or hereinafter described on Schedule 11; and

• to the extent not otherwise included, all other property of such Grantor and all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, none of the Excluded Assets shall constitute Collateral.

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• Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Agent or any Secured Party, and (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any Receivables and any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Agent or any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to any Receivables, Pledged Partnership Interests or Pledged LLC Interests.

• REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Company thereunder each Grantor hereby represents and warrants to the Secured Parties on the Closing Date that as of the Closing Date:

• Representations in Credit Agreement. The representations and warranties set forth in Section 3 of the Credit Agreement as they relate to such Grantor or to the Credit Documents to which such Grantor is a party, each of which is hereby incorporated herein by reference, are true and correct, in all material respects, except for representations and warranties that are qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct (after giving effect to any such qualification therein) in all respects as of such date, in each case unless expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the Secured Parties shall be entitled to rely on each of such representations and warranties as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Company’s knowledge shall, for the purposes of this Section 3.1, be deemed to be a reference to such Grantor’s knowledge.

• Title; No Other Liens. Such Grantor owns each item of the Collateral free and clear of any and all Liens or claims, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as Grantor under a security agreement entered into by another Person, except, with respect to any Collateral other than Pledged Equity Interests, for Permitted Liens and, in the case of Pledged Equity Interests, Permitted Liens arising pursuant to a Requirement of Law. No financing statement, mortgage or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Agent, for the benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement.

• Valid, Perfected First Priority Liens. • The security interests granted pursuant to this Agreement constitute a legal and valid security interest in favor of the Agent, for the benefit of the Secured Parties, securing the payment and performance of each Grantor’s Secured Obligations and upon completion of the filings and other actions specified on Schedule 3 and payment of all filing fees, will constitute fully perfected security interests in all of the Collateral, prior to all other Liens on the Collateral except for Permitted Liens.

• Name; Jurisdiction of Organization, Etc. Such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business are specified on Schedule 4. Each Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Except as specified on Schedule 4, it has not changed its name,

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jurisdiction of organization, chief executive office or sole place of business (if applicable) or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the past five years and has not within the last five years become bound (whether as a result of merger or otherwise) as Grantor under a security agreement entered into by another Person, which has not heretofore been terminated. Unless otherwise stated on Schedule 4, such Grantor is not a transmitting utility as defined in UCC § 9-102(a)(80).

• Inventory and Equipment. • The Inventory and the Equipment constituting Collateral with an aggregate value in excess of $2,500,000 per location (other than Inventory and Equipment in transit or consisting of raw materials or works in progress (collectively, “Excluded Inventory”)) are kept at the locations listed on Schedule 5.

• [Reserved].

• None of the Inventory or Equipment constituting Collateral (other than Excluded Inventory) with an aggregate value in excess of $2,500,000 per issuer or location, as applicable, is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the UCC) therefor or is otherwise in the possession of any bailee or warehouseman except as noted on Schedule 5.

• Special Collateral. None of the Collateral constitutes, or is the Proceeds of, (1) Farm Products, (2) As-Extracted Collateral, (3) Manufactured Homes, (4) Health-Care Insurance Receivables, (5) timber to be cut, or (6) aircraft engines, satellites, ships or railroad rolling stock.

• Investment Property. • Schedule 2 hereto sets forth under the headings “Pledged Stock”, “Pledged LLC Interests” and “Pledged Partnership Interests”, respectively, all of the Pledged Stock, Pledged LLC Interests and Pledged Partnership Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests or percentage of partnership interests of the respective issuers thereof indicated on such Schedule. Schedule 2 hereto sets forth under the heading “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes owned by any Grantor, and all of such Pledged Debt Securities and Pledged Notes, have been, in the case of those issued by Subsidiaries of such Grantor, or, in the case of those issued by Persons that are not Subsidiaries of such Grantor, to the knowledge of such Grantor, have been, duly authorized, authenticated, issued, and delivered and are the legal, valid and binding obligation of the issuers thereof enforceable in accordance with their terms and are not in default and, in the case of those issued by Subsidiaries of such Grantor, constitute all of the issued and outstanding inter-company indebtedness owed by such Subsidiaries to such Grantor evidenced by an instrument or certificated security of the respective issuers thereof. Schedule 2 hereto sets forth under the headings “Securities Accounts,” “Commodities Accounts,” and “Deposit Accounts,” respectively, all of the Securities Accounts, Commodities Accounts and Deposit Accounts owned by each Grantor. Each Grantor is the sole entitlement holder or customer of each such account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Agent pursuant hereto) having “control” (within the meanings of Sections 8-106, 9-106 and 9-104 of the UCC) over, or any other interest in, any such Securities Account, Commodity Account or Deposit Account or any securities, commodities or other property credited thereto.

• The shares of Pledged Stock pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Equity Interests of each Issuer owned by such Grantor other than any such Equity Interests that are Excluded Foreign Subsidiary Voting Stock or Excluded Assets.

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• All the shares of the Pledged Equity Interests, to the extent applicable, have been duly and validly issued and are fully paid and nonassessable. No Grantor is in default of its material obligations under any Organizational Document of any Issuer of Pledged Equity Interests.

• None of the Pledged LLC Interests or Pledged Partnership Interests are, or represent interests in entities that (a) are registered as investment companies, (b) are dealt in or traded on securities exchanges or markets or (c) have opted to be treated as securities under the Uniform Commercial Code of any jurisdiction.

• No consent, approval or authorization of any Person is required for the pledge by such Grantor of the Pledged Equity Interests pursuant to this Agreement or for the execution, delivery or performance of this Agreement by such Grantor, whether under the Organizational Documents of any Issuer of Pledged Equity Interests or otherwise, except such as have been obtained and are in full force and effect.

• Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property and Deposit Accounts pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except for, in the case of any of the foregoing Collateral other than Pledged Equity Interests, Permitted Liens and, in the case of Pledged Equity Interests, Permitted Liens arising pursuant to a Requirement of Law, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.

• Receivables. • No amount in excess of $2,500,000 payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Tangible Chattel Paper which has not been delivered to the Agent or constitutes Electronic Chattel Paper that has not been subjected to the control (within the meaning of Section 9-105 of the UCC) of the Agent.

• No obligor on any Receivable is a Governmental Authority except as disclosed on Schedule 6.

• To the knowledge of such Grantor, each Receivable in excess of $2,500,000 (i) is the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (ii) is enforceable in accordance with its terms, and (iii) is not subject to any set-offs, defenses, taxes or counterclaims (except with respect to refunds, returns and allowances in the ordinary course of business with respect to damaged merchandise).

• Intellectual Property.

• Schedule 7 lists all of the following Intellectual Property, to the extent constituting Collateral and owned by such Grantor in its own name: (i) issued Patents and pending Patent applications, (ii) registered Trademarks and applications for the registration of Trademarks, and (iii) registered Copyrights, and applications to register Copyrights. All such Intellectual Property is recorded in the name of such Grantor. Except (A) as set forth on Schedule 7 and (B) non-exclusive licenses of Intellectual Property, such Grantor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to such Intellectual Property, as well as any other Material Intellectual Property owned by such Grantor, in each case free and clear of all Liens, claims and licenses, except for Permitted Liens.

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• Except as set forth on Schedule 7, all Material Intellectual Property of such Grantor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, nor, in the case of Patents, is any of such Material Intellectual Property the subject of a reexamination proceeding, and such Grantor has performed all commercially reasonable acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks of such Grantor constituting Material Intellectual Property in full force and effect.

• Except for those matters which either (i) are disclosed on Schedule 7 or (ii) would not reasonably be expected to have a Material Adverse Effect, to the knowledge of such Grantor, (x) no action or proceeding is pending or threatened in writing, alleging that such Grantor, or the conduct of such Grantor’s business, infringes, misappropriates, dilutes, or otherwise violates the Intellectual Property of any other Person and (y) no Person is engaging in any activity that infringes, misappropriates, dilutes or violates any Intellectual Property of such Grantor.

• Schedule 7 lists all exclusive Copyright Licenses, Patent Licenses and Trademark Licenses held by such Grantor that constitute Material Intellectual Property. With respect to each Copyright License, Trademark License and Patent License held by such Grantor that constitutes Material Intellectual Property: (i) such license is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license; (ii) such license will not cease to be valid and binding and in full force and effect on terms substantially identical to those currently in effect as a result of the rights and interests granted herein, nor will the grant of such rights and interests constitute a material breach or default under such license or otherwise give the licensor or licensee a right to terminate such license; (iii) such Grantor has not received any notice of early termination or cancellation under such license in the last six months; (iv) such Grantor has not received any notice of a breach or default under such license in the last six months, which breach or default has not been cured or waived; and (v) such Grantor is not in breach or default in any material respect, and no event has occurred that, with notice and/or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration of or under such license.

• All Copyrights owned by such Grantor that constitute Material Intellectual Property have been registered with the United States Copyright Office or, where appropriate, any foreign counterpart.

• Such Grantor controls the nature and quality of all products sold and all services rendered under or in connection with all Trademarks of such Grantor, in each case consistent with industry standards, and has taken all commercially reasonable actions necessary to ensure that all licensees of all such Trademarks comply with such Grantor’s standards of quality.

• Such Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks constituting Material Intellectual Property, appropriate notice of its trademark rights in common law Trademarks constituting Material Intellectual Property, proper marking practices in connection with its Patents constituting Material Intellectual Property, and appropriate notice of copyright in connection with the publication of its Copyrights constituting Material Intellectual Property.

• [Reserved].

• Except for those matters which either (i) are disclosed on Schedule 7 or (ii) would not reasonably be expected to have a Material Adverse Effect, no holding, decision, ruling, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity, enforceability, or scope of, or such Grantor’s right to register, own or use, any Intellectual Property of such Grantor or such Grantor’s ownership interest therein, and, to such Grantor’s knowledge, no such action or proceeding is pending or threatened in writing.

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• Except for those matters which either (i) are disclosed on Schedule 7 or (ii) would not reasonably be expected to have a Material Adverse Effect, no settlements or consents, covenants not to sue, coexistence agreements, non-assertion assurances, or releases have been entered into by such Grantor or bind such Grantor in any manner that impacts such Grantor’s rights to own, license or use any Material Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination, limitation or other impairment of any of such Grantor’s rights in its Material Intellectual Property constituting Collateral.

• Such Grantor has taken commercially reasonable steps to protect the confidentiality of its Trade Secrets in accordance with industry standards. Except as would not reasonably be expected to have a Material Adverse Effect, to such Grantor’s knowledge, (i) none of the Trade Secrets of such Grantor has been used, divulged, disclosed or misappropriated to the detriment of such Grantor for the benefit of any other Person, (ii) no employee, independent contractor or agent of such Grantor has misappropriated any trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor and (iii) no employee, independent contractor or agent of such Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s Material Intellectual Property.

• [Reserved].

• Letter of Credit Rights. No Grantor is a beneficiary or assignee under any letter of credit with a value in excess of $2,500,000 other than the letters of credit described on Schedule 8.

• Commercial Tort Claims. No Grantor has any commercial tort claims with a value in excess of $2,500,000 other than those described on Schedule 9.

• COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Discharge of the Secured Obligations:

• Covenants in Credit Agreement. Each Grantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Grantor or any of its Subsidiaries.

• Delivery and Control of Instruments, Chattel Paper, Negotiable Documents, Investment Property and Deposit Accounts.

• If any of the Collateral individually is or shall become evidenced or represented by any Certificated Security or if any Collateral with a value in excess of $2,500,000 individually is or shall become evidenced or represented by any Instrument, Negotiable Document or Tangible Chattel Paper, such Instrument (other than checks received in the ordinary course of business), Certificated Security, Negotiable Document or Tangible Chattel Paper shall be delivered to the Agent upon the later of thirty (30) days following acquisition thereof and the next Quarterly Reporting Date, duly endorsed in a manner satisfactory to the Agent, to be held as Collateral pursuant to this Agreement.

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• If any of the Collateral with a value in excess of $2,500,000 individually is or shall become Electronic Chattel Paper such Grantor shall, upon the later of thirty (30) days following acquisition thereof and the next Quarterly Reporting Date, take such action as the Agent may reasonably request to vest in the Agent control under Section 9-105 of the UCC of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

• If any of the Collateral is or shall become evidenced or represented by an Uncertificated Security, such Grantor shall cause the Issuer thereof, upon the later of thirty (30) days following acquisition thereof and the next Quarterly Reporting Date, either (i) to register the Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with such Grantor and the Agent that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Agent without further consent of such Grantor, such agreement to be in substantially the form of Exhibit B or in form and substance reasonably satisfactory to the Agent.

• Each Grantor shall maintain Securities Entitlements, Securities Accounts and Deposit Accounts only in accordance with the requirements of Section 6.18 of the Credit Agreement.

• If any of the Collateral with a value in excess of $2,500,000 individually is or shall become evidenced or represented by a Commodity Contract, such Grantor shall, upon the later of thirty (30) days following acquisition thereof and the next Quarterly Reporting Date, use commercially reasonable efforts to cause the Commodity Intermediary with respect to such Commodity Contract to agree in writing with such Grantor and the Agent that such Commodity Intermediary will apply any value distributed on account of such Commodity Contract as directed by the Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Agent.

• In addition to and not in lieu of the foregoing, if any Issuer of any Investment Property constituting Collateral is organized under the law of, or has its chief executive office in, a jurisdiction outside of the United States, and such Issuer is a Material Subsidiary, each Grantor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records, as may be necessary or as may be reasonably requested by the Agent, under the laws of such jurisdiction to insure the validity, perfection and priority of the security interest of the Agent.

• Maintenance of Insurance. Such Grantor shall maintain insurance and deliver endorsements with respect thereto in accordance with the requirements set forth in Section 5.5 of the Credit Agreement.

• Maintenance of Perfected Security Interest; Further Documentation. • Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.3 and shall defend such security interest against the claims and demands of all Persons whomsoever.

• Such Grantor shall furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the assets and property of such Grantor as the Agent may reasonably request in writing, all in reasonable detail.

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• At any time and from time to time, including upon the written request of the Agent, and at the sole expense of such Grantor, such Grantor shall promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts (other the Excluded Accounts) and any other relevant Collateral, taking any actions necessary to enable the Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto to the extent required hereunder, including without limitation, executing and delivering and causing the relevant depositary bank or securities intermediary to execute and deliver a control agreement in form and substance reasonably satisfactory to the Agent.

• In the event that a Grantor hereafter acquires any Collateral of a type described in Section 3.6 hereof, it shall, upon the later of thirty (30) days following acquisition thereof and the next Quarterly Reporting Date, notify the Agent in writing and take such actions and execute such documents and make such filings all at such Grantor’s expense as the Agent may reasonably request in order to ensure that the Agent has a valid, perfected, first priority security interest in such Collateral, subject to any Permitted Liens.

• Changes in Locations, Name, Jurisdiction of Incorporation, Etc. Such Grantor will not, except upon prior written notice to the Agent and delivery to the Agent of duly authorized and, where required, executed copies of (a) all additional financing statements and other documents reasonably requested by the Agent to maintain the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule 5 on the next Quarterly Reporting Date showing any additional location at which Inventory or Equipment with a value in excess of $2,500,000 (other than Excluded Inventory) shall be kept:

• permit any of the Inventory or Equipment with a value in excess of $2,500,000 (other than Excluded Inventory) to be kept at a location other than those listed on Schedule 5;

• without limiting the prohibitions on mergers involving the Grantors contained in Section 6.9 of the Credit Agreement (or limiting any exceptions thereto), change its legal name, jurisdiction of organization or the location of its chief executive office or sole place of business, if applicable, from that referred to in Section 3.4; or

• change its legal name, identity or structure to such an extent that any financing statement filed in connection with this Agreement would become misleading.

• Notices. Such Grantor will advise the Agent promptly and in any event within three (3) days after any officer of the Company obtaining knowledge of:

• any Lien (other than any Permitted Lien) on any of the Collateral which would adversely affect the ability of the Agent to exercise any of its remedies hereunder; and

• the occurrence of any other event which would reasonably be expected to have a Material Adverse Effect on the aggregate value of the Collateral or on the security interests created hereby.

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• Investment Property. • If such Grantor shall become entitled to receive or shall receive any stock or other ownership certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), or option or rights in respect of the capital stock or other Pledged Equity Interest of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of or other ownership interests in the Pledged Equity Interests, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same promptly to the Agent in the exact form received, duly endorsed by such Grantor to the Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Agent so requests, signature guaranteed, to be held by the Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations. If an Event of Default shall have occurred and be continuing, any sums paid upon or in respect of the Pledged Equity Interests upon the liquidation or dissolution of any Issuer shall be paid over to the Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Equity Interests or any property shall be distributed upon or with respect to the Pledged Equity Interests pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Agent, be delivered to the Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If an Event of Default shall have occurred and be continuing and any sums of money or property so paid or distributed in respect of the Pledged Equity Interests shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Secured Obligations.

• Without the prior written consent of the Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to amend its Organizational Documents in any manner that adversely affects the validity, perfection or priority of the Agent’s security interest therein, (ii) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof or any interest therein, except as permitted by Sections 6.2(v), 6.4 and 6.7 of the Credit Agreement, or (iii) cause or permit any Issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC without taking all steps necessary or advisable to establish Agent’s “control” thereof at the time of such election or action; provided, however, that notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this clause (iii), such Grantor shall promptly notify the Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Agent’s “control” thereof.

• Each Grantor which is an Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Equity Interests issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Agent promptly in writing of the occurrence of any of the events described in Section 4.7(a) with respect to the Pledged Equity Interests issued by it and (iii) the terms of Sections 4.8(c) shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 4.8(c) with respect to the Pledged Equity Interests issued by it. In addition, each Grantor which is either an Issuer or an owner of any Pledged Equity Interests hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Agent and to the transfer of any Pledged Equity Interest to the Agent or its nominee following an Event of Default and to the substitution of the Agent or its nominee as a partner, member or shareholder or other equity holder of the Issuer of the related Pledged Equity Interest.

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• Voting and Other Rights with Respect to Pledged Securities. • Unless an Event of Default shall have occurred and be continuing, each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Equity Interests and all payments made in respect of the Pledged Notes or Pledged Debt Securities, in each case paid in the normal course of business of the relevant Issuer, to the extent permitted by the Credit Agreement, and to exercise all voting, corporate and other consensual rights with respect to the Pledged Equity Interests; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which, in the Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Credit Document.

• If an Event of Default shall occur and be continuing: (i) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights with respect to Pledged Securities which it would otherwise be entitled to exercise shall cease and all such rights shall thereupon become vested in the Agent who shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (ii) the Agent shall have the right, upon notice to any Grantor, to transfer all or any portion of the Pledged Securities to its name or the name of its nominee or agent. In addition, the Agent shall have the right at any time, upon notice to any Grantor, to exchange any certificates or instruments representing any Pledged Securities for certificates or instruments of smaller or larger denominations. In order to permit the Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Agent all proxies, dividend payment orders and other instruments as the Agent may from time to time reasonably request and each Grantor acknowledges that the Agent may utilize the power of attorney set forth herein.

• Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Agent.

• Receivables. • Other than in the ordinary course of business consistent with its past practice and so long as no Event of Default shall have occurred and be continuing, such Grantor will not, except as expressly permitted by the Credit Agreement (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that would reasonably be expected to materially adversely affect the value thereof.

• Such Grantor will deliver to the Agent promptly a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than $5,000,000 in then outstanding Receivables.

• Intellectual Property. • Such Grantor (either itself or through licensees) will not, without the prior written consent of the Agent, discontinue use of any Material Intellectual Property, or do any act or omit to do any act whereby any Material Intellectual Property may lapse, become abandoned, cancelled, dedicated to the public, forfeited, or otherwise impaired, or abandon any application or any right to file an application for a Copyright, Patent, or Trademark constituting Material Intellectual Property; provided that “Material Intellectual Property”, solely for purposes of this Section 4.10(a), shall be deemed not include any immaterial trademark related to selinexor in a territory under which selinexor is not or is not planned to be actively marketed and immaterial selinexor patents covering unused methods-of-use, administration, indications for use or similar matters, in each case to the extent not covering the composition of matter of selinexor.

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• Such Grantor shall take all commercially reasonable steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any state registry, to pursue any application and maintain any registration or issuance of each Trademark, Patent, and Copyright constituting Material Intellectual Property owned by or exclusively licensed to such Grantor, including, but not limited to, those applications and registrations listed on Schedule 7 constituting Material Intellectual Property; provided that “Material Intellectual Property”, solely for purposes of this Section 4.10(b), shall be deemed not include any immaterial trademark related to selinexor in a territory under which selinexor is not or is not planned to be actively marketed and immaterial selinexor patents covering unused methods-of-use, administration, indications for use or similar matters, in each case to the extent not covering the composition of matter of selinexor.

• Such Grantor agrees that, should it hereafter (i) obtain an ownership interest in any item of Intellectual Property, (ii) obtain an exclusive license to any Copyrights, (iii) (either by itself or through any agent, employee, licensee, or designee) file any application for the registration or issuance of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or any similar office or agency in any other country or in any political subdivision of any of the foregoing, or (iv) should it file a Statement of Use or an Amendment to Allege Use with respect to any “intent-to-use” Trademark application (the items in clauses (i), (ii) (iii) and (iv), but excluding any asset that is an Excluded Asset, collectively, the “After-Acquired Intellectual Property”), then the provisions of Section 2 shall automatically apply thereto, and any such After-Acquired Intellectual Property shall automatically become part of the Collateral and such Grantor shall give prompt written notice thereof to the Agent and provide the Agent with an amended Schedule 7 hereto upon the later of thirty (30) days thereof and the next Quarterly Reporting Date.

• Such Grantor shall execute Intellectual Property Security Agreements with respect to the Intellectual Property constituting Collateral as of the date hereof, as well as any After-Acquired Intellectual Property constituting Collateral on the next occurring Quarterly Reporting Date after such After-Acquired Intellectual Property is acquired, in substantially the form of Exhibits C-1, C-2, or C-3, as applicable, in order to record the security interest granted herein to the Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and such Grantor shall on the next occurring Quarterly Reporting Date execute and deliver, and have recorded, any and all other agreements, instruments, documents, and papers as the Agent may reasonably request to evidence the Secured Parties’ security interest in any such Intellectual Property with any other applicable offices, agencies, or Governmental Authorities.

• [Reserved].

• Such Grantor shall promptly notify the Agent if it knows or has reason to know that any item of Material Intellectual Property may become (i) abandoned or dedicated to the public or placed in the public domain, (ii) invalid or unenforceable, (iii) subject to any adverse determination or development regarding such Grantor’s ownership, registration or use or the validity or enforceability of such item of Intellectual Property (including the institution of, or any adverse development with respect to, any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court) or (iv) the subject of any reversion or termination rights; provided that “Material Intellectual Property”, solely for purposes of this Section 4.10(f), shall be deemed not include any immaterial trademark related to selinexor in a territory under which selinexor is not or is not planned to be actively marketed and immaterial selinexor patents covering unused methods-of-use, administration, indications for use or similar matters, in each case to the extent not covering the composition of matter of selinexor.

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• Such Grantor shall take commercially reasonable steps to (and to cause its licensees to) use proper notice of its Material Intellectual Property rights in connection with the use of any of its Material Intellectual Property.

• Such Grantor shall not infringe, misappropriate, dilute, or otherwise violate the Intellectual Property rights of any other Person in any manner which could reasonably be expected to have a Material Adverse Effect. In the event that any Person initiates, or threatens in writing to initiate, any action or proceeding alleging that such Grantor, or the conduct of such Grantor’s business, infringes, misappropriates, dilutes, or otherwise violates the Intellectual Property of any other Person, and such action or proceeding could reasonably be expected to have a Material Adverse Effect, such Grantor shall promptly notify the Agent after it learns thereof.

• In the event that any Grantor has knowledge that any Material Intellectual Property owned by or exclusively licensed to any Grantor is infringed, misappropriated, diluted or otherwise violated by another Person, such Grantor shall (i) promptly take all reasonable actions to stop such infringement, misappropriation, dilution or other violation and protect its rights in such Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages, and (ii) promptly notify the Agent after it learns thereof; provided that “Material Intellectual Property”, solely for purposes of this Section 4.10(i), shall be deemed not include any immaterial trademark related to selinexor in a territory under which selinexor is not or is not planned to be actively marketed and immaterial selinexor patents covering unused methods-of-use, administration, indications for use or similar matters, in each case to the extent not covering the composition of matter of selinexor.

• With respect to any Trademarks of such Grantor, such Grantor shall take commercially reasonable steps to maintain the level of the quality of products sold and services rendered under any of such Trademarks constituting Material Intellectual Property at a level at least substantially consistent with the quality of such products and services as of the date hereof (and, in any event, consistent with industry standards), and such Grantor shall take all commercially reasonable steps necessary to ensure that licensees of such Trademarks constituting Material Intellectual Property use such consistent standards of quality.

• Such Grantor shall, upon the later of thirty (30) days after the creation or acquisition or exclusive license of any copyrightable work that constitutes Material Intellectual Property and the next Quarterly Reporting Date, apply to register the Copyright in the United States Copyright Office or, where appropriate, any foreign counterpart and, in the case of an exclusive Copyright License in respect of a registered Copyright, record such license, in the United States Copyright Office or, where appropriate, any foreign counterpart.

• Such Grantor shall take all commercially reasonable steps to protect the secrecy of all Trade Secrets constituting Intellectual Property included in the Collateral consistent with past practice.

• Government Receivables. If any Grantor shall at any time after the date of this Agreement acquire or become the beneficiary of Receivables in excess of $2,500,000 individually or $5,000,000 in the aggregate in respect of which the account debtor is a Governmental Authority, such Grantor shall upon the later of thirty (30) days after acquisition and the next Quarterly Reporting Date notify the Agent and, upon the request of the Agent, shall take any necessary steps to perfect the Lien of the Agent for the benefit of the Secured Parties therein, and make such Lien enforceable against the account debtor.

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• Letter of Credit Rights. Upon the later of thirty (30) days after the date of obtaining any letter of credit rights with a value in excess of $2,500,000 individually or $5,000,000 in the aggregate other than in respect of the letters of credit described on Schedule 8 hereto and the next Quarterly Reporting Date, each Grantor shall provide the Agent with an amended or supplemented Schedule 8 to reflect such additional letters of credit.

• Commercial Tort Claims. Upon the later of thirty (30) days after the date of any additional commercial tort claims constituting Collateral arising since Schedule 11 was last delivered and the next Quarterly Reporting Date, each Grantor shall provide the Agent with an amended or supplemented Schedule 11 to reflect such additional commercial tort claims.

• REMEDIAL PROVISIONS

• Certain Matters Relating to Receivables. • At any time after the occurrence and during the continuance of an Event of Default, the Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Agent may reasonably request in connection with such test verifications.

• Each Grantor hereby agrees to continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation in respect thereof and diligently exercise each material right it may have under any Receivable and any such Supporting Obligation, in each case, at its own expense consistent with its reasonable business judgment; provided, however, that the Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall forthwith (and, in any event, within two (2) Business Days (or such later date as the Agent may agree)) be deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Agent if required, in a Collateral Account maintained under the sole dominion and control of the Agent, subject to withdrawal by the Agent for the account of the Secured Parties only as provided in Section 5.4, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

• If an Event of Default has occurred and is continuing, at the Agent’s request, each Grantor shall deliver to the Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

• Communications with Obligors. • The Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Agent’s satisfaction the existence, amount and terms of any Receivables.

• At any time after the occurrence and during the continuance of an Event of Default, the Agent may at any time notify, or require any Grantor to so notify, the Account Debtor or counterparty on any Receivable of the security interest of the Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Agent may upon written notice to the applicable Grantor, notify, or require any Grantor to notify, the Account Debtor or counterparty to make all payments under the Receivable directly to the Agent.

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• Proceeds to be Turned Over To Agent. In addition to the rights of the Secured Parties specified in Section 5.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, Cash Equivalents, checks and other near-cash items shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Agent, if required). All Proceeds received by the Agent hereunder shall be held by the Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 5.4.

• Application of Proceeds. Subject to the Intercreditor Agreement, at such intervals as may be agreed upon by the Company and the Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Agent’s election, the Agent may (and, if directed by the Requisite Lenders, shall), notwithstanding the provisions of Section 2.14 of the Credit Agreement, apply all or any part of the Collateral and/or net Proceeds thereof (after deducting fees and expenses as provided in Section 5.5) realized through the exercise by the Agent of its remedies hereunder, whether or not held in any Collateral Account, in payment of the Secured Obligations. The Agent shall apply any such Collateral or Proceeds in accordance with Section 2.15(h) of the Credit Agreement.

Any Proceeds not applied shall be held by the Agent as Collateral and applied in accordance with the Intercreditor Agreement.

In addition, with respect to any proceeds of Insurance received by the Agent, (x) if no Event of Default shall have occurred and be continuing, (i) such Insurance Proceeds shall be returned to the Grantors if permitted or required by the Credit Agreement or (ii) if not so permitted or required by the Credit Agreement, then such Insurance Proceeds shall be applied in accordance with Section 2.13 of the Credit Agreement and (y) if an Event of Default shall have occurred and be continuing, then such Insurance Proceeds shall be applied in accordance with this Section 5.4(a).

• Code and Other Remedies. • If an Event of Default shall occur and be continuing, the Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and all rights under any other applicable law or in equity. Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, defense, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, presentments, protests, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party, on the internet or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Agent may store, repair or recondition any Collateral or otherwise prepare any Collateral for disposal in the manner and to the extent that the Agent deems appropriate. Each Secured Party shall have

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the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold or to become the licensor of all or any such Collateral, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. For purposes of bidding and making settlement or payment of the purchase price for all or a portion of the Collateral sold at any such sale made in accordance with the UCC or other applicable laws, including, without limitation, the Bankruptcy Code, the Agent, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless the Requisite Lenders shall otherwise agree in writing), shall be entitled to credit bid and use and apply the Secured Obligations (or any portion thereof) as a credit on account of the purchase price for any Collateral payable by the Agent at such sale, such amount to be apportioned ratably to the Secured Obligations of the Secured Parties in accordance with their pro rata share of such Secured Obligations. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Agent may sell the Collateral without giving any warranties as to the Collateral. The Agent may specifically disclaim or modify any warranties of title or the like. The foregoing will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Agent’s request, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Agent shall have the right to enter onto the property where any Collateral is located without any obligation to pay rent and take possession thereof with or without judicial process. The Agent shall have no obligation to marshal any of the Collateral.

• The Agent shall deduct from such Proceeds all documented fees, costs, expenses and disbursements of every kind incurred in connection with the exercise of its rights and remedies against the Collateral or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, documented fees, out of pocket costs, expenses and disbursements of counsel. Any net Proceeds remaining after such deductions shall be applied or retained by the Agent in accordance with Section 5.4. Only after such application and after the payment by the Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a) of the UCC, need the Agent account for the surplus, if any, to any Grantor. If the Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Agent. In the event the purchaser fails to pay for the Collateral, the Agent may resell the Collateral and the applicable Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by it or them of any rights hereunder.

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• In the event of any Disposition of any of the Intellectual Property by the Agent after the occurrence and during the continuance of an Event of Default, the goodwill of the business connected with and symbolized by any Trademarks subject to such Disposition shall be included, and the applicable Grantor shall supply the Agent or its designee with such Grantor’s know-how and expertise, and with documents and things embodying the same, relating to the exploitation of such Intellectual Property, including the manufacture, distribution, advertising and sale of products or the provision of services under such Intellectual Property, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property and to the manufacture, distribution, advertising and sale of such products and services.

• For the purpose of enabling the Agent to exercise rights and remedies under this Section 5.5 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, license out, convey, transfer or grant options to purchase any Collateral) at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Agent, for the benefit of the Secured Parties, exercisable only after the occurrence and during the continuance of an Event of Default: (i) an irrevocable, nonexclusive, and assignable license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, to use, practice, license, sublicense, and otherwise exploit any and all Intellectual Property now owned or held or hereafter acquired or held by such Grantor (which license shall include access to all media in which any of the licensed items may be recorded or stored and to all software and programs used for the compilation or printout thereof) and (ii) an irrevocable license (without payment of rent or other compensation to such Grantor) to use, operate and occupy all real property owned, operated, leased, subleased, or otherwise occupied by such Grantor.

• Effect of Securities Laws. Each Grantor recognizes that the Agent may be unable to effect a public sale of any or all of the Pledged Equity Interests or the Pledged Debt Securities by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests or the Pledged Debt Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

• Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

• POWER OF ATTORNEY AND FURTHER ASSURANCES

• Agent’s Appointment as Attorney-in-Fact, Etc. • Each Grantor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

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(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Agent may request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or purchase any insurance called for by the terms of the Credit Documents and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 5.5 or 5.6, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Agent or as the Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and do, at the Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.1(a) to the contrary notwithstanding, the Agent agrees that, except as provided in Section 6.1(b), it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing.

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• If any Grantor fails to perform or comply with any of its agreements contained herein, the Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Agent shall not exercise this power without first making demand on the Grantor and the Grantor failing to promptly comply therewith.

• The reasonable and documented (prior to a Default or an Event of Default only) out-of-pocket expenses of the Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Loans under the Credit Agreement, from the date of demand for payment by the Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Agent within 30 days after demand therefor.

• Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until a Discharge of the Secured Obligations.

• Authorization of Financing Statements. Each Grantor acknowledges that pursuant to Section 9-509(b) of the UCC and any other applicable law, the Agent (and its designees) is authorized to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Agent under this Agreement. Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in the Security documents or as “all assets” or “all personal property” of such Grantor, whether now owned or hereafter existing or acquired by such Grantor or such other description as the Agent determines is necessary or advisable. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

• Further Assurances. Each Grantor agrees from time to time, at the expense of such Grantor, to promptly execute and deliver all further instruments and documents and take all further action that may be necessary or that the Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder in respect of any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

• hereby authorize the Agent (or its designees) to file such financing or continuation statements, or amendments thereto, record security interests in Intellectual Property and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as the Agent may reasonably require, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;

• hereby authorize the Agent (or its designees) to take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in any Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or issued or in which an application for registration or issuance is pending, including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State, and the foreign counterparts of any of the foregoing;

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• at any reasonable time, upon reasonable prior notice and request by the Agent, assemble the Collateral and allow inspection of the Collateral by the Agent or persons designated by the Agent;

• at the Agent’s request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Agent’s interest in all or a material part of the Collateral; and

• furnish the Agent with such information regarding the Collateral, including, without limitation, the location thereof, as the Agent may reasonably request from time to time.

Notwithstanding anything to the contrary in this Agreement or any other Credit Document, so long as no Default or Event of Default has occurred and is continuing, no foreign perfection actions or Foreign Security Documents shall be required with respect to any Equity Interests of an Issuer constituting an Immaterial Subsidiary that is organized under a jurisdiction other than the United States or any state or any other locality thereof.

• LIEN ABSOLUTE; WAIVER OF SURETYSHIP DEFENSES

• Lien Absolute, Waivers All rights of Agent hereunder, and all obligations of Grantors hereunder, shall be absolute and unconditional irrespective of, shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives all, rights, claims or defenses that it might otherwise have (now or in the future) with respect to, in each case, each of the following (whether or not such Grantor has knowledge thereof):

• the validity or enforceability of the Credit Agreement or any other Credit Document, any of the Secured Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party;

• any renewal, extension or acceleration of, or any increase in the amount of the Secured Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Credit Documents;

• any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Credit Documents, at law, in equity or otherwise) with respect to the Secured Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Secured Obligations;

• any change, reorganization or termination of the corporate structure or existence of Company or any other Grantor or any of their Subsidiaries and any corresponding restructuring of the Secured Obligations;

• any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Secured Obligations or any subordination of the Secured Obligations to any other obligations;

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• the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Secured Obligations or any other impairment of such collateral;

• any exercise of remedies with respect to any security for the Secured Obligations (including, without limitation, any collateral, including the Collateral securing or purporting to secure any of the Secured Obligations) at such time and in such order and in such manner as the Agent and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Grantor would otherwise have and without limiting the generality of the foregoing or any other provisions hereof, each Grantor hereby expressly waives any and all benefits which might otherwise be available to such Grantor under applicable law, including, without limitation, California Civil Code Sections 2809, 2810, 2819, 2939, 2845, 2848, 2849, 2850, 2855, 2899 and 3433; and

• any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Grantor as an obligor in respect of the Secured Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company or any other Grantor for the Secured Obligations, or of such Grantor under the guarantee contained in the Credit Agreement or of any security interest granted by any Grantor, whether in a bankruptcy proceeding or in any other instance.

• In addition each Grantor further waives any and all other defenses, set-offs or counterclaims (other than a defense of payment or performance in full hereunder) which may at any time be available to or be asserted by it, the Company or any other Grantor or Person against any Secured Party, including, without limitation, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury.

• Each Grantor waives diligence, presentment, protest, marshaling, demand for payment, notice of dishonor, notice of default and notice of nonpayment to or upon the Company or any of the other Grantors with respect to the Secured Obligations. Except for notices provided for herein, each Grantor hereby waives notice (to the extent permitted by applicable law) of any kind in connection with this Agreement or any collateral securing the Secured Obligations, including, without limitation, the Collateral. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Grantor, Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against Company, any other Grantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from Company, any other Grantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Company, any other Grantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Grantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

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• THE COLLATERAL AGENT

• Authority of Agent. • Each Grantor acknowledges that the rights and responsibilities of the Agent under this Agreement with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall be governed by the Credit Agreement and the Collateral Documents, but, as between the Agent and the Grantors, the Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

• The Agent has been appointed to act as Agent hereunder by the Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement. The provisions of the Credit Agreement relating to the Agent, including without limitation, the provisions relating to resignation or removal of the Agent and the rights, powers, protections (including indemnities) and duties and immunities of the Agent, are incorporated herein by this reference and shall survive any termination of the Credit Agreement or this Agreement.

• Duty of Agent. The Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Agent deals with similar property for its own account. Neither the Agent nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys or other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from their own gross negligence or willful misconduct in breach of a duty owed to such Grantor.

• No Individual Foreclosure, Etc. No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Secured Obligations except to the extent expressly contemplated by this Agreement or the other Credit Documents, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Agent on behalf of the Secured Parties in accordance with the terms thereof. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Secured Obligations provided hereunder and under any other Credit Documents, to have agreed to the foregoing provisions and the other provisions of this Agreement. Without limiting the generality of the foregoing, each Secured Party authorizes the Agent to credit bid all or any part of the Secured Obligations held by it.

• MISCELLANEOUS

• Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Grantor and the Agent, provided that any provision of this Agreement imposing obligations on any Grantor may be waived by the Agent in a written instrument executed by the Agent in accordance with Section 10.5 of the Credit Agreement.

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• Notices. All notices, requests and demands to or upon the Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.1 of the Credit Agreement; provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 1.

• No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

• Enforcement Expenses; Indemnification. • Each Grantor agrees to pay or reimburse each Secured Party for all its costs and expenses incurred in enforcing or preserving any rights under this Agreement and the other Credit Documents to which such Grantor is a party, including, without limitation, the fees and disbursements of counsel, (including the allocated fees and expenses of in-house counsel) to each Secured Party and of counsel to the Agent.

• Each Grantor agrees to pay, and to save the Agent harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

• Each Grantor agrees to pay, and to save the Secured Parties (including all Indemnitees pursuant to Section 10.3 of the Credit Agreement), harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Company would be required to do so pursuant to Section 10.3 of the Credit Agreement (it being understood and agreed that the indemnification obligations set forth in this Section 9.4(c) shall apply to the Secured Parties to the same extent that they apply to the Agent and the Lenders under the Credit Agreement).

• Each Grantor agrees that the provisions of Section 2.19, 10.2 and 10.3 of the Credit Agreement are hereby incorporated herein by reference, mutatis mutandis, and each Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

• The agreements in this Section shall survive repayment of the Secured Obligations and all other amounts payable under the Credit Agreement and the other Credit Documents.

• Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Agent (other than pursuant to a transaction permitted under Section 6.9 of the Credit Agreement) and any such assignment, transfer or delegation without such consent shall be null and void.

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• Set-Off. Each Grantor hereby irrevocably authorizes each Secured Party at any time and from time to time while an Event of Default pursuant to Section 8.1(a) and (f) of the Credit Agreement shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Credit Document or otherwise, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured, provided that such Secured Party complies with Section 10.4 of the Credit Agreement. Each Secured Party exercising any right of set-off shall notify such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Secured Party may have.

• Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or any other Credit Document shall in each case be deemed to include electronic signatures, signatures exchanged by electronic transmission, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that the Agent may request, and upon any such request the Credit Parties shall be obligated to provide, manually executed “wet ink” signatures to any Credit Document.

• Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

• Section Headings. The Section headings and Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

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• Integration/Conflict. This Agreement and the other Credit Documents represent the entire agreement of the Grantors, the Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by the Agent or any other Secured Party relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. In the case of any Collateral “located” outside the United States (including any Equity Interests of an Issuer organized under a jurisdiction other than the United States of any state or other locality thereof), in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any applicable Foreign Security Document which cannot be resolved by both provisions being complied with, the provisions contained in such Foreign Security Document shall govern to the extent of such conflict with respect to such Collateral. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of a Mortgage securing the Secured Obligations and the terms thereof are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall control in the case of fixtures and real property leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall control in the case of all other Collateral.

• GOVERNING LAW. THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

• Submission to Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

• submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents (whether arising in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

• agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

• agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this agreement or any other Credit Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against such Grantor or any of its assets in the courts of any jurisdiction;

• waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (a) of this Section (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

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• consents to service of process in the manner provided in Section 10.15 of the Credit Agreement (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law); and

• waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

• Acknowledgments. Each Grantor hereby acknowledges that:

• it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents to which it is a party;

• no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Credit Documents and the provisions of Section 10.23 of the Credit Agreement are incorporated herein, mutatis mutandis (to apply to this Agreement rather than the Credit Agreement), and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

• no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

• Additional Grantors. Each Subsidiary of the Company that is required to become a party to this Agreement pursuant to Section 5.10 of the Credit Agreement shall become a Grantor as required by the Credit Agreement for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

• Releases. • At such time as there has been a Discharge of the Secured Obligations, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Agent and each Grantor hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Agent shall deliver to such Grantor any Collateral held by the Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

• If any of the Collateral shall be Disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Secured Parties’ Liens on such Collateral shall be automatically released without any further action of the parties and the Agent shall at the Company’s cost and request take such actions as shall be required to document or otherwise effectuate its release its security interest in such Collateral and, if applicable, to release the guarantee obligations provided for in any Credit Document in accordance with Section 9.8(d) of the Credit Agreement.

• Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

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• WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the undersigned has caused this Pledge and Security Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:

KARYOPHARM THERAPEUTICS INC.

By:
Name:
Title:

[Signature Page to Pledge and Security Agreement]

AGENT:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Agent

By:
Name:
Title:

[Signature Page to Pledge and Security Agreement]

EXHIBIT A TO

PLEDGE AND SECURITY AGREEMENT

FORM OF UNCERTIFICATED SECURITIES CONTROL AGREEMENT

This CONTROL AGREEMENT (as amended, supplemented or otherwise modified from time to time, the “Control Agreement”) dated as of _______ ___, ____, is made by and among _______________, a __________ corporation (the “Grantor”), [NAME OF AGENT], as Agent (in such capacity, the “Agent”) for the Secured Parties (as defined in the Pledge and Security Agreement referred to below), and ____________, a ____________ corporation (the “Issuer”).

WHEREAS, the Grantor has granted to the Agent for the benefit of the Secured Parties a security interest in the uncertificated securities of the Issuer owned by the Grantor from time to time (collectively, the “Pledged Securities”), and all additions thereto and substitutions and proceeds thereof (collectively, with the Pledged Securities, the “Collateral”) pursuant to a Pledge and Security Agreement, dated as of May 8, 2024 (as amended, restated, supplemented, or otherwise modified from time to time, the “Pledge and Security Agreement”), among the Grantor and the other persons party thereto as grantors in favor of the Agent.

WHEREAS, the following terms which are defined in Articles 8 and 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof (the “UCC”) are used herein as so defined: Adverse Claim, Control, Instruction, Proceeds and Uncertificated Security.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Notice of Security Interest. The Grantor, the Agent and the Issuer are entering into this Control Agreement to perfect, and to confirm the priority of, the Agent’s security interest in the Collateral. The Issuer acknowledges that this Control Agreement constitutes written notification to the Issuer of the Agent’s security interest in the Collateral. The Issuer agrees to promptly make all necessary entries or notations in its books and records to reflect the Agent’s security interest in the Collateral and, upon request by the Agent, to register the Agent as the registered owner of any or all of the Pledged Securities. The Issuer acknowledges that the Agent has control over the Collateral.

SECTION 2. Collateral. The Issuer hereby represents and warrants to, and agrees with the Grantor and the Agent that (i) the terms of any limited liability company interests or partnership interests included in the Collateral from time to time shall expressly provide that they are securities governed by Article 8 of the Uniform Commercial Code in effect from time to time in the State of [__________], (ii) the Pledged Securities are uncertificated securities, (iii) the issuer’s jurisdiction is, and during the term of this Control Agreement shall remain, the State of [____________], (iv) Schedule 1 contains a true and complete description of the Pledged Securities as of the date hereof and (v) except for the claims and interests of the Agent and the Grantor in the Collateral, the Issuer does not know of any claim to or security interest or other interest in the Collateral.

SECTION 3. Control. The Issuer hereby agrees, upon written direction from the Agent and without further consent from the Grantor, (a) to comply with all instructions and directions of any kind originated by the Agent concerning the Collateral, to liquidate or otherwise dispose of the Collateral as and to the extent directed by the Agent and to pay over to the Agent all proceeds without any set-off or deduction, and (b) except as otherwise directed by the Agent, not to comply with the instructions or directions of any kind originated by the Grantor or any other person.

SECTION 4. Other Agreements. The Issuer shall notify promptly the Agent and the Grantor if any other person asserts any lien, encumbrance, claim (including any adverse claim) or security interest in or against any of the Collateral. In the event of any conflict between the provisions of this Control Agreement and any other agreement governing the Pledged Securities or the Collateral, the provisions of this Control Agreement shall control.

SECTION 5. Protection of Issuer. The Issuer may rely and shall be protected in acting upon any notice, instruction or other communication that it reasonably believes to be genuine and authorized.

SECTION 6. Termination. This Control Agreement shall terminate automatically upon receipt by the Issuer of written notice executed by the Agent that (i) the Discharge of the Secured Obligations has occurred, or (ii) all of the Collateral has been released, whichever is sooner, and the Issuer shall thereafter be relieved of all duties and obligations hereunder.

SECTION 7. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, to the Grantor’s and the Agent’s addresses as set forth in the Pledge and Security Agreement, and to the Issuer’s address as set forth below, or to such other address as any party may give to the others in writing for such purpose:

[Name of Issuer]
[Address of Issuer]
Attention:
Telephone: ( ) -
Telecopy: ( ) -

SECTION 8. Amendments in Writing. None of the terms or provisions of this Control Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the parties hereto.

SECTION 9. Entire Agreement. This Control Agreement and the Pledge and Security Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Solely as between Grantor and Agent, in acting under this Control Agreement, Agent shall have all of the rights, privileges, protections (including indemnities), immunities and benefits granted to Agent by Grantor under the Credit Documents (as defined in the Credit Agreement).

SECTION 10. Execution in Counterparts. This Control Agreement may be executed in any number of counterparts by one or more parties to this Control Agreement and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Control Agreement by facsimile or other electronic transmission (e.g., “pdf”, or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

SECTION 11. Successors and Assigns. This Control Agreement shall be binding upon the successors and assigns of each of the parties hereto and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither the Grantor nor the Issuer may assign, transfer or delegate any of its rights or obligations under this Control Agreement without the prior written consent of the Agent and any such assignment, transfer or delegation without such consent shall be null and void.

SECTION 12. Severability. In the event any one or more of the provisions contained in this Control Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 13. Section Headings. The Section headings used in this Control Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 14. Submission to Jurisdiction; Waivers. Each of the Grantor and the Issuer hereby irrevocably and unconditionally:

• submits for itself and its property in any legal action or proceeding relating to this Control Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

• agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

• agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Control Agreement shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Control Agreement or any other Credit Document against the Grantor or any of its assets in the courts of any jurisdiction;

• consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

• agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Grantor at its address referred to in Section 7 of this Control Agreement or at such other address of which the Agent shall have been notified pursuant thereto;

• agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

• waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

SECTION 15. GOVERNING LAW AND JURISDICTION. THIS CONTROL AGREEMENT HAS BEEN DELIVERED TO AND ACCEPTED BY THE AGENT AND WILL BE DEEMED TO BE MADE IN THE STATE OF NEW YORK. THIS CONTROL AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS CONTROL AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW OF GOVERNING PERFECTION AND EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

SECTION 16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CONTROL AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE, THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CONTROL AGREEMENT BY, AMONG OTHER THINS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

IN WITNESS WHEREOF, each of the undersigned has caused this Control Agreement to be duly executed and delivered as of the date first above written.

KARYOPHARM THERAPEUTICS INC.

By:
Name:
Title:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Agent

By:
Name:
Title:

[NAME OF ISSUER]

By:
Name:
Title:

EXHIBIT B-1

TO PLEDGE AND SECURITY AGREEMENT

FORM OF COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of [__________], 20[__] (this “Agreement”), is made by each of the signatories hereto indicated as a “Grantor” (each a “Grantor” and collectively, the “Grantors”) in favor of Wilmington Savings Fund Society, FSB, as Collateral Agent for the Secured Parties (in such capacity and together with its successors and assigns in such capacity, the “Agent”).

WHEREAS, pursuant to that certain Credit and Guaranty Agreement, dated as of May 8, 2024 (as amended, restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), among Karyopharm Therapeutics Inc., a Delaware corporation (the “Company”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and the Agent, the Lenders have severally agreed to make extensions of credit to the Company upon the terms and conditions set forth therein, to the Company; and

WHEREAS, as a condition precedent to the obligation of the Lenders to make their respective extension of credit to the Company under the Credit Agreement, the Grantors entered into a Pledge and Security Agreement dated as of May 8, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”) between each of the Grantors and the Agent, pursuant to which each of the Grantors assigned, transferred and granted to the Agent, for the benefit of the Secured Parties, a security interest in the Copyright Collateral (as defined below);

WHEREAS, pursuant to the Pledge and Security Agreement, each Grantor agreed to execute and this Agreement, in order to record the security interest granted to the Agent for the benefit of the Secured parties with the United States Copyright Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Agent as follows:

SECTION 1. Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Pledge and Security Agreement, and if not defined therein, shall have the respective meanings given thereto in the Credit Agreement.

SECTION 2. Grant of Security Interest

Each Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Copyright Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Secured Obligations:

EXHIBIT B-1

(a) all works of authorship and all intellectual property rights therein, all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and databases, all designs (including but not limited to all industrial designs, “Protected Designs” within the meaning of 17 U.S.C. 1301 et. Seq. and Community designs), and all “Mask Works” (as defined in 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and with respect to any and all of the foregoing: (i) all registrations and applications for registration thereof including, without limitation, the registrations and applications listed in Schedule A attached hereto, (ii) all extensions, renewals, and restorations thereof, (iii) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world (collectively “Copyrights”); and

(b) all agreements, licenses and covenants pursuant to which such Grantor has been granted exclusive rights in any registered Copyrights or has otherwise been granted or has granted a covenant not to sue for infringement or other violation of any registered Copyrights, including, without limitation, each agreement listed in Schedule A attached hereto.

SECTION 3. Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Agent for the Secured Parties pursuant to the Pledge and Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement, the provisions of the Pledge and Security Agreement shall control. Solely as between Grantor and Agent, in acting under this Agreement, Agent shall have all of the rights, privileges, protections (including indemnities), immunities and benefits granted to Agent by Grantor under the Credit Documents (as defined in the Credit Agreement).

SECTION 4. Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND EFFECT OF PERFECTION OF THE SECURITY INTERESTS).

SECTION 5. Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

EXHIBIT B-1

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR], as Grantor
By:
Name:
Title:

EXHIBIT B-1

Accepted and Agreed:

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Agent

By:
Name:
Title:

EXHIBIT B-1

EXHIBIT B-2

TO PLEDGE AND SECURITY AGREEMENT

FORM OF PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of [__________], 20[__] (this “Agreement”), is made by each of the signatories hereto indicated as a Grantor (each a “Grantor” and collectively, the “Grantors”) in favor of Wilmington Savings Fund Society, FSB, as Collateral Agent for the Secured Parties (in such capacity and together with its successors and assigns in such capacity, the “Agent”).

WHEREAS, pursuant to that certain Credit and Guaranty Agreement, dated as of May 8, 2024 (as amended, restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), among Karyopharm Therapeutics Inc., a Delaware corporation (the “Company”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and the Agent, the Lenders have severally agreed to make extensions of credit to the Company upon the terms and conditions set forth therein, to the Company; and

WHEREAS, as a condition precedent to the obligation of the Lenders to make their respective extension of credit to the Company under the Credit Agreement, the Grantors entered into a Pledge and Security Agreement dated as of May 8, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”) between each of the Grantors and the Agent, pursuant to which each of the Grantors assigned, transferred and granted to the Agent, for the benefit of the Secured Parties, a security interest in the Patent Collateral (as defined below);

WHEREAS, pursuant to the Pledge and Security Agreement, each Grantor agreed to execute and this Agreement, in order to record the security interest granted to the Agent for the benefit of the Secured parties with the United States Patent and Trademark Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Agent as follows::

SECTION 1. Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Pledge and Security Agreement, and if not defined therein, shall have the respective meanings given thereto in the Credit Agreement.

SECTION 2. Grant of Security Interest.

Each Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Patent Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Secured Obligations:

EXHIBIT B-2

all patentable inventions and designs, all United States, foreign, and multinational patents, certificates of invention, and similar industrial property rights, and applications for any of the foregoing, including without limitation: (i) each patent and patent application listed in Schedule A attached hereto (ii) all reissues, substitutes, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all inventions and improvements described and claimed therein, (iv) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto, and (vi) all other rights of any accruing thereunder or pertaining thereto throughout the world.

SECTION 3. Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Agent for the Secured Parties pursuant to the Pledge and Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement, the provisions of the Pledge and Security Agreement shall control. Solely as between Grantor and Agent, in acting under this Agreement, Agent shall have all of the rights, privileges, protections (including indemnities), immunities and benefits granted to Agent by Grantor under the Credit Documents (as defined in the Credit Agreement).

SECTION 4. Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND EFFECT OF PERFECTION OF THE SECURITY INTERESTS).

SECTION 5. Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

EXHIBIT B-2

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR], as Grantor

By:
Name:
Title:

EXHIBIT B-2

Accepted and Agreed:

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Agent

By:
Name:
Title:

EXHIBIT B-2

EXHIBIT B-3

TO PLEDGE AND SECURITY AGREEMENT

FORM OF TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of [__________], 20[__] (this “Agreement”), is made by each of the signatories hereto indicated as a Grantor (each a “Grantor” and collectively, the “Grantors”) in favor of Wilmington Savings Fund Society, FSB, as Collateral Agent for the Secured Parties (in such capacity and together with its successors and assigns in such capacity, the “Agent”).

WHEREAS, pursuant to that certain Credit and Guaranty Agreement, dated as of May 8, 2024 (as amended, restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), among Karyopharm Therapeutics Inc., a Delaware corporation (the “Company”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and the Agent, the Lenders have severally agreed to make extensions of credit to the Company upon the terms and conditions set forth therein, to the Company; and

WHEREAS, as a condition precedent to the obligation of the Lenders to make their respective extension of credit to the Company under the Credit Agreement, the Grantors entered into a Pledge and Security Agreement dated as of May 8, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”) between each of the Grantors and the Agent, pursuant to which each of the Grantors assigned, transferred and granted to the Agent, for the benefit of the Secured Parties, a security interest in the Trademark Collateral (as defined below);

WHEREAS, pursuant to the Pledge and Security Agreement, each Grantor agreed to execute and this Agreement, in order to record the security interest granted to the Agent for the benefit of the Secured parties with the United States Patent and Trademark Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Agent as follows:

SECTION 1. Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Pledge and Security Agreement, and if not defined therein, shall have the respective meanings given thereto in the Credit Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral

SECTION 2.1 Grant of Security. Each Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Trademark Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Secured Obligations:

EXHIBIT B-3

all domestic, foreign and multinational trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, Internet domain names, other indicia of origin or source identification, and general intangibles of a like nature, whether registered or unregistered, and with respect to any and all of the foregoing: (i) all registrations and applications for registration thereof including, without limitation, the registrations and applications listed in Schedule A attached hereto, (ii) all extension and renewals thereof, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) all rights to sue or otherwise recover for any past, present and future infringement, dilution, or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

SECTION 2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include or the security interest granted under Section 2.1 hereof attach to any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.

SECTION 3. Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Agent for the Secured Parties pursuant to the Pledge and Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement, the provisions of the Pledge and Security Agreement shall control. Solely as between Grantor and Agent, in acting under this Agreement, Agent shall have all of the rights, privileges, protections (including indemnities), immunities and benefits granted to Agent by Grantor under the Credit Documents (as defined in the Credit Agreement).

SECTION 4. Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND EFFECT OF PERFECTION OF THE SECURITY INTERESTS).

EXHIBIT B-3

SECTION 5. Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

EXHIBIT B-3

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR], as Grantor

By:
Name:
Title:

EXHIBIT B-3

Accepted and Agreed:

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Agent

By:
Name:
Title:

EXHIBIT B-3

ANNEX 1 TO

PLEDGE AND SECURITY AGREEMENT

ASSUMPTION AGREEMENT, dated as of ____________, ____, made by ______________________, a _______________ corporation (the “Additional Grantor”), in favor of [NAME OF AGENT], as Collateral Agent (in such capacity, the “Agent”) for the Secured Parties. All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, in connection with that certain Credit and Guaranty Agreement, dated as of May 8, 2024 (as amended, restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), among Karyopharm Therapeutics Inc., a Delaware corporation (the “Company”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and the Agent, the Company and certain of its Affiliates (other than the Additional Grantor) have entered into the Pledge and Security Agreement, dated as of May 8, 2024 (as amended, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”) in favor of the Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Pledge and Security Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Pledge and Security Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Pledge and Security Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 9.14 of the Pledge and Security Agreement, hereby becomes a party to the Pledge and Security Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules _____________ to the Pledge and Security Agreement. The Additional Grantor hereby represents and warrants that the representations and warranties set forth in Section 3 of the Pledge and Security Agreement as they relate to such Additional Grantor are true and correct (after giving effect to this Assumption Agreement), in all material respects, except for representations and warranties that are qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct (after giving effect to any such qualification therein) in all respects as of the date hereof.

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

3. Successors and Assigns.

This Assumption Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Additional Grantor may not assign, transfer or delegate any of its rights or obligations under this Assumption Agreement without the prior written consent of the Agent and any such assignment, transfer or delegation without such consent shall be null and void.

Annex 1-1

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex 1-2

Annex 1A

Annex 1A-1